As filed with the Securities and Exchange Commission on December 18, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Drilling S.A.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Grand Duchy of Luxembourg	1381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8-10 Avenue de la Gare

L-1610 Luxembourg

+352 27 85 81 35

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa Manget Buchanan

Senior Vice President, General Counsel and Secretary

11700 Katy Freeway, Suite 175

Houston, Texas 77079

(832) 255-0519

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dionne M. Rousseau, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170

(504) 582-8191

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.01 per share	54,762,877	$15.00	$821,443,155	$99,559.00

(1)

Pursuant to the terms of a Registration Rights Agreement, dated November 19, 2018, between the Registrant and the holders of the Registrant’s common shares named therein, the Registrant is registering for resale a total of 54,762,877 common shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is registering such additional indeterminate number of common shares as may become issuable as a result of share splits, share dividends or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(c) of the Securities Act, based on the last sale reported of a common share on the OTC Pink on December 12, 2018, which was $15.00.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 18, 2018

PROSPECTUS

Pacific Drilling S.A.

54,762,877 Common Shares

This prospectus relates to the resale, from time to time, of up to 54,762,877 common shares of Pacific Drilling S.A., being offered by the selling shareholders identified herein. The selling shareholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may sell their shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See “Plan of Distribution” for more information on the methods of sale that may be used by the selling shareholders.

We are not offering any common shares for sale under this prospectus, and we will not receive any proceeds from the sale of the common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “PACD.”

Investing in our common shares involves risk. See “Risk Factors” beginning on page 9 of this prospectus and other risk factors in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2018.

i

ABOUT THIS PROSPECTUS

General

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. The selling shareholders may offer and sell, from time to time, an aggregate of up to 54,762,877 common shares under this prospectus. In some cases, we and the selling shareholders will also be required to provide a prospectus supplement containing specific information about the selling shareholders and the terms on which they are offering and selling our common shares. We may also provide a prospectus supplement to add to, update or change the information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, and any documents incorporated by reference, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement, including the information incorporated by reference herein.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and comply with any restrictions relating to the offering of the common shares and the distribution of this prospectus outside the United States.

The selling shareholders may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus.

Emergence from Chapter 11 Bankruptcy

The selling shareholders named herein acquired their shares in accordance with the Modified Fourth Amended Joint Plan of Reorganization (the “Plan”) filed by Pacific Drilling S.A. and certain of its subsidiaries (collectively, the “Debtors”) pursuant to Chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in connection with the Debtors’ bankruptcy cases, which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW). On November 2, 2018, the Bankruptcy Court entered an order confirming the Plan, which is more fully described under “The Reorganization.” On November 19, 2018 (the “Plan Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy. The Debtors do not include the Company’s two subsidiaries involved in the arbitration with Samsung Heavy Industries Co. Ltd. (“SHI”) related to the vessel known as the “Pacific Zonda,” namely, Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (collectively, the “Zonda Debtors”). The Zonda Debtors have filed a separate plan of reorganization. Pursuant to the Plan and a Registration Rights Agreement described elsewhere in this prospectus, we are registering for resale the common shares registered pursuant to the registration statement of which this prospectus forms a part, which were acquired by the selling shareholders pursuant to the Plan.

In connection with the Plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are not part of this prospectus and should not be relied upon in connection with any offering of our common shares. The projections were not prepared for the purpose of any offering of our common shares and have not been updated. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including the risks discussed under “Risk Factors” in this prospectus. Our actual results will vary from those contemplated by the projections and the variations may be material. As a result, you should not rely upon the projections in deciding whether to invest in our common shares.

Presentation of Financial and Other Information

Our capital structure was significantly altered through the implementation of the Plan, and as a result of the consummation of the Plan and the transactions contemplated thereby, the Company is subject to fresh start reporting rules required under Accounting Standards Codification 852, Reorganizations, issued by the Financial Accounting Standards Board. Under such fresh start reporting rules, the Company became a new entity for financial reporting purposes on the Plan Effective Date. As a result of the adoption of fresh start accounting, the Company’s consolidated financial statements subsequent to the Plan Effective Date will not be comparable to its consolidated financial statements on and prior to that date. For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Unless otherwise indicated, all historical financial information and accompanying financial statements and corresponding notes to the financial statements contained or incorporated by reference in this prospectus reflect the actual historical consolidated results of operations and financial condition of Pacific Drilling S.A. for the periods presented, and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of fresh start accounting.

Certain Terms Used in This Prospectus

Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the “Company,” “Pacific Drilling,” “we,” “our,” “us,” or similar terms refer to Pacific Drilling S.A. and its subsidiaries on a consolidated basis.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the terms below have the following meanings:

•

“2017 Notes” or “2017 Senior Secured Notes” refers to our 7.250% Senior Secured Notes due 2017 issued by Pacific Drilling V Limited, which were exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings, and are no longer outstanding as of the Plan Effective Date.

•	“2018 Stock Plan” refers to the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan, effective as of November 28, 2018.

•

“2020 Notes” or “2020 Senior Secured Notes” refers to our 5.375% Senior Secured Notes due 2020 issued by Pacific Drilling S.A., which were exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings, and are no longer outstanding as of the Plan Effective Date.

•	“Abrams Parties” collectively refers to Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P., Whitecrest Partners, LP and Great Hollow International, L.P. and permitted transferees.

•	“Ad Hoc Group” collectively refers to members of an ad hoc group of holders of the Term Loan B, 2017 Notes and 2020 Notes.

•

“Articles” or “Articles of Association” refers to our Coordinated Articles of Association, as amended at an Extraordinary General Meeting of Shareholders of the Company on November 19, 2018, and as may be further amended from time to time thereafter.

•	“ASC” refers to Accounting Standards Codifications issued by the FASB.

•	“ASC 852” refers to ASC 852, Reorganizations, issued by the FASB.

•

“Avenue Parties” collectively refers to Avenue Energy Opportunities Fund II, L.P., Avenue PPF Opportunities Fund, L.P., Avenue Energy Opportunities Fund, L.P., Avenue Special Opportunities Fund II, L.P., Avenue Strategic Opportunities Fund, L.P., Avenue-ASRS Europe Opportunities Fund, L.P., Avenue Europe Special Situations Fund III (U.S.), L.P., Avenue Europe Special Situations Fund III (Euro), L.P and Avenue Europe Opportunities Master Fund, L.P. and permitted transferees.

•	“Bankruptcy Code” refers to Title 11 of the United States Code.

•	“Bankruptcy Court” refers to the United States Bankruptcy Court for the Southern District of New York.

•	“Chapter 11” refers to Chapter 11 of the Bankruptcy Code.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

•	“Confirmation Order” refers to the written order of the Bankruptcy Court approving the Plan, dated November 2, 2018.

•	“Debtors” refers to Pacific Drilling S.A. and certain of its subsidiaries, which filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

•

“DIP Agreement” refers that certain senior secured superpriority Debtor-in-Possession Term Loan Agreement, dated September 25, 2018, between the Company, as the borrower, the subsidiary guarantors party thereto, various lenders consisting of Credit Suisse Loan Funding LLC and members of the Ad Hoc Group, and Wilmington Trust, National Association, as administrative agent and collateral agent.

•	“DIP Financing” refers to the senior secured superpriority term loan facility of up to $85 million pursuant to the DIP Agreement as described in “The Reorganization—The Refinancing Transactions.”

•

“Equity Commitment Agreement” refers to that certain Commitment Agreement (Equity), dated September 27, 2018, by and among the Company, certain of its subsidiaries and the other parties named therein, as described under the heading “The Reorganization—The Refinancing Transactions.”

•

“equity rights offering” refers to our $460.0 million equity rights offering pursuant to the Plan providing holders of 2017 Notes, 2020 Notes and Term Loan B with subscription rights to purchase up to 58.9% of the common shares of the reorganized Company, which was completed on the Plan Effective Date.

•	“Euros” or “€” refers to Euro, the lawful currency of the European Union, of which Luxembourg is a Member State.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“FASB” refers to the Financial Accounting Standards Board, which promulgates accounting standards in the U.S.

•

“Fidelity Parties” collectively refers to Master Trust Bank Of Japan Ltd. Re: Fidelity Us High Yield, Fidelity Funds SICAV / Fidelity Funds—US High Yield, Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, Fidelity Mt. Vernon Street: Fidelity New Millennium Fund, Fidelity Puritan Trust: Fidelity Puritan Fund, Fidelity American High Yield Fund, Fidelity U.S. All Cap Fund, Fidelity Canadian Balanced Fund, Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother), Fidelity US Multi-Cap Investment Trust, Fidelity Summer Street Trust: Fidelity Global High Income Fund, Fidelity Contrafund: Fidelity Advisors New Insights Fund, Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund and Fidelity Mid-Cap Stock Commingled Pool and permitted transferees.

•	“First Lien Notes” refers to our $750.0 million in aggregate principal amount of 8.375% First Lien Notes due 2023.

•	“GAAP” means accounting principles generally accepted in the U.S.

•	“Governance Agreement” refers to that certain Governance Agreement, dated as of November 19, 2018, by and between the Company, the Avenue Parties, the SVP Parties and the Other Lenders.

•	“Highbridge Parties” collectively refers to 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. and permitted transferees.

•	“IRS” refers to the U.S. Internal Revenue Service.

•	“Notes” collectively refers to the First Lien Notes and the Second Lien PIK Notes.

•	“NYSE” refers to the New York Stock Exchange.

•	“Other Lenders” collectively refers to the Abrams Parties, the Fidelity Parties, the Highbridge Parties and the Whitebox Parties.

•

“Pacific Drilling First Lien Escrow Issuer Limited” refers to Pacific Drilling First Lien Escrow Issuer Limited, issuer of the First Lien Notes, a private company limited by shares incorporated in the British Virgin Islands and formerly a wholly-owned subsidiary of the Company, which merged into the Company on the Plan Effective Date.

•

“Pacific Drilling Second Lien Escrow Issuer Limited” refers to Pacific Drilling Second Lien Escrow Issuer Limited, issuer of the Second Lien PIK Notes, a private company limited by shares incorporated in the British Virgin Islands and formerly a wholly-owned subsidiary of the Company, which merged into the Company on the Plan Effective Date.

•

“Pacific Drilling Services, Inc.” or “PDSI” refers to Pacific Drilling Services, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, which guaranteed the contract between PDVIII and SHI for the construction of the Pacific Zonda.

•

“Pacific Drilling VIII Limited” or “PDVIII” refers to Pacific Drilling VIII Limited, a private company limited by shares incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of the Company, which entered into a contract with SHI for the construction of the Pacific Zonda.

•	“Petition Date” refers to November 12, 2017, the date the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

•	“Plan” refers to the Modified Fourth Amended Joint Plan of Reorganization of the Debtors confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

•	“Plan Effective Date” refers to November 19, 2018, the date the Debtors emerged from Chapter 11 bankruptcy proceedings in accordance with the Plan.

•

“pro forma” or “Pro Forma Adjustments” refers to and gives effect to the transactions contemplated by the Plan, our emergence from Chapter 11 bankruptcy and fresh start accounting adjustments to the historical condensed consolidated balance sheet and historical condensed consolidated statements of operations for the periods presented, as described under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

•

“QP Private Placement” refers to the $40.0 million private placement pursuant to the Plan and pursuant to which Quantum Pacific (Gibraltar) Limited purchased 5.1% of the common shares of the reorganized Company, which was completed on the Plan Effective Date.

•	“Quantum Pacific (Gibraltar) Limited” refers to Quantum Pacific (Gibraltar) Limited, a Gibraltar company and holder of a majority of our outstanding common shares prior to the Plan Effective Date.

•

“Registration Rights Agreement” refers to that certain Registration Rights Agreement, dated as of November 19, 2018, by and between the Company and the Abrams Parties, the Avenue Parties, the Fidelity Parties, the Highbridge Parties, the SVP Parties, the Whitebox Parties and Quantum Pacific (Gibraltar) Limited.

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•	“Regulation S” refers to Regulation S promulgated by the SEC under the Securities Act, as amended or supplemented from time to time.

•	“Reverse Stock Split” refers to the 1-for-10,000 reverse stock split of our common shares approved by our shareholders, effective as of the Plan Effective Date.

•

“Revolving Credit Facility” or “RCF” refers to our pre-petition senior secured revolving credit facility, which was repaid in full pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings.

•

“Rule 144” refers to Rule 144 promulgated by the SEC under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the SEC.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Second Lien PIK Notes” refers to our $273.6 million in aggregate principal amount of 11.000% / 12.000% Second Lien PIK Notes due 2024.

•	“Section 4(a)(2)” refers to Section 4(a)(2) of the Securities Act.

•	“Section 1145” refers to Section 1145 of the Bankruptcy Code.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Senior Secured Credit Facility” or “SSCF” refers to our pre-petition senior secured credit facility, which was repaid in full pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings.

•	“SHI” refers to Samsung Heavy Industries Co., Ltd.

•

“SVP Parties” collectively refers to Kings Forest S.a.r.l., Yellow Sapphire S.a.r.l., Queens Gate S.a.r.l. and Rathgar S.a.r.l., and permitted transferees, with respect to the Governance Agreement, and collectively refers to Kings Forest S.a.r.l., Queens Gate S.a.r.l., Rathgar S.a.r.l., Ringsend S.a.r.l., Yellow Sapphire S.a.r.l., Strategic Value Master Fund Ltd., Strategic Value Opportunities Fund, LP, Strategic Value Special Situations Master Fund III, LP and Strategic Value Special Situation Master Fund IV, LP, and permitted transferees, with respect to the Registration Rights Agreement.

•

“Term Loan B” or “2018 Senior Secured Term Loan B” refers to debt outstanding pursuant to our senior secured institutional term loan facility, which was exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings and is no longer outstanding as of the Plan Effective Date.

•	“Treaty” refers to the double tax treaty of 3 April 1996 concluded between Luxembourg and the United States.

•	“U.S. dollar” or “$” refer to the lawful currency of the United States.

•

“Whitebox Parties” collectively refers to Whitebox Asymmetric Partners, L.P., Whitebox Caja Blanca Fund, LP, Whitebox Relative Value Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, L.P. and Pandora Select Partners, L.P. and permitted transferees.

•	“Zonda Debtors” collectively refers to PDVIII and PDSI.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this registration statement constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would,” or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, including future financial and operational performance and cash balances; future revenue efficiency levels; market outlook; forecasts of trends; future client contract opportunities; future contract dayrates; our business strategies and plans or objectives of management; estimated duration of client contracts; backlog; expected capital expenditures; projected costs and savings; and the potential impact of our completed Chapter 11 bankruptcy proceedings on our future operations and ability to finance our business.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include:

•	changes in actual and forecasted worldwide oil and gas supply and demand and prices, and the related impact on demand for our services;

•	the offshore drilling market, including changes in capital expenditures by our clients;

•	rig availability and supply of, and demand for, high-specification drillships and other drilling rigs competing with our fleet;

•	our ability to enter into and negotiate favorable terms for new drilling contracts or extensions of existing drilling contracts;

•

our ability to successfully negotiate and consummate definitive contracts and satisfy other customary conditions with respect to letters of intent and letters of award that we receive for our drillships;

•	possible cancellation, renegotiation, termination or suspension of drilling contracts as a result of mechanical difficulties, performance, market changes or other reasons;

•	costs related to stacking of rigs and costs to mobilize a stacked rig;

•	our small fleet and reliance on a limited number of customers;

•	our ability to maintain relationships with suppliers, customers, other third parties and employees following our emergence from Chapter 11 bankruptcy proceedings; and

•	the other risk factors described under the heading “Risk Factors” in this prospectus and other risk factors in the documents incorporated by reference herein.

All forward-looking statements in this registration statement are expressly qualified in their entirety by the cautionary statements in this section and the “Risk Factors” section herein. Additional factors or risks that we currently deem immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause our actual results to differ materially from our expected results. Given these uncertainties, you are cautioned not to unduly rely on our forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances or otherwise. Further, we may make changes to our business strategies and plans at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could materially affect our results.

PROSPECTUS SUMMARY

This summary highlights information that is described in more detail elsewhere in this prospectus, and is qualified in its entirety by the more detailed information and financial statements that are included or incorporated by reference herein. This summary may not contain all of the information that may be important to you to consider before investing in our common shares. Before making an investment decision, you should review carefully the entire prospectus, including the “Risk Factors” and the more detailed information and financial statements included or incorporated by reference in this prospectus.

Our Company

Overview

We are an international offshore drilling contractor providing offshore drilling services to the oil and gas industry through the use of high-specification floating rigs. Our primary business is to contract our fleet of rigs to drill wells for our clients. We believe we own and operate the only deepwater fleet comprised solely of sixth and seventh generation high-specification drillships, and that our current fleet of seven drillships offers premium technical capabilities to our clients. We are focused on the high-specification segment of the floating rig market. The term “high-specification,” as used in the floating rig drilling industry to denote a particular segment of the market, can vary and continues to evolve with technological improvements. We generally consider high-specification requirements to include floating rigs delivered in or after 2005 and capable of drilling in water depths of 10,000 feet or more.

Our Fleet

The following table sets forth certain information regarding our fleet as of December 14, 2018:

Rig Name	Delivered	Water Depth (in feet)	Drilling Depth (in feet)	Hook Load (tons)	# of Blowout Preventers	Dual Load Path(1)
Pacific Bora(2)	2010	10,000	37,500	1,000	2	No
Pacific Scirocco	2011	12,000	40,000	1,000	1	Yes
Pacific Mistral	2011	12,000	37,500	1,000	1	No
Pacific Santa Ana	2011	12,000	40,000	1,000	1	Yes
Pacific Khamsin	2013	12,000	40,000	1,250	2	Yes
Pacific Sharav	2014	12,000	40,000	1,250	2	Yes
Pacific Meltem	2014	12,000	40,000	1,250	2	Yes

(1)

All of our drillships have a dual derrick drilling system, but only five are dual load path capable. The dual load path capable drillships can lower pipe and equipment to the seafloor from both drilling stations under the derrick, reducing well construction time by allowing operations to be conducted concurrently, rather than consecutively in series as the process has, due to equipment limitations, traditionally required. The remaining two drillships contain a dual derrick drilling system, but only use the secondary derrick to prepare pipe and equipment for the primary drilling process.

(2)	Maximum water depth could be extended to up to 12,000 feet with drillship modifications.

The Reorganization

Background—Emergence from Bankruptcy Proceedings

On November 2, 2018, the Bankruptcy Court issued the Confirmation Order approving the Plan and on November 19, 2018, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 bankruptcy proceedings. The Debtors had filed the Plan with the Bankruptcy Court in connection with their voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, initially filed on November 12, 2017, which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW).

The Zonda Debtors are not Debtors under the Plan and have filed a separate plan of reorganization. The Company expects that the Zonda Debtors will emerge from their separate bankruptcy proceedings after the successful resolution of the arbitration related to the vessel known as the Pacific Zonda. If the Company is unsuccessful in the arbitration, the Company expects to liquidate the Zonda Debtors. For additional information, see “—Zonda Arbitration.”

Reorganization Transactions Relating to Capital Structure

Pursuant to the Plan, we raised approximately $1.5 billion in new capital, before expenses, consisting of approximately $1.0 billion raised through issuance of our First Lien Notes and Second Lien PIK Notes and $500.0 million raised through issuance of new common shares pursuant to the equity rights offering and the QP Private Placement. We used the net proceeds to repay all of our pre-petition indebtedness that was not equitized pursuant to the Plan, to repay post-petition indebtedness incurred under our DIP Financing, and to pay certain fees and expenses. We intend to use the remaining balance for general corporate purposes. More specifically, pursuant to the Plan, the following principal transactions and events occurred on the Plan Effective Date relating to the Company’s capital structure:

•

Completion of $500.0 Million Offerings of Common Shares. The Company issued common shares in connection with the completion of the $460.0 million equity rights offering and $40.0 million QP Private Placement.

•

Issuance of Common Shares to Equitize Undersecured Claims and in Payment of Equity Commitment Fee. The Company issued common shares to holders of its Term Loan B, 2017 Notes and 2020 Notes, and such indebtedness was extinguished. The Company also issued common shares to members of the Ad Hoc Group in payment of their fee pursuant to the Equity Commitment Agreement.

•

Assumption of the First Lien Notes and Second Lien PIK Notes; Release of Escrowed Proceeds to the Company. Pacific Drilling First Lien Escrow Issuer Limited and Pacific Drilling Second Lien Escrow Issuer Limited, the issuers of the First Lien Notes and Second Lien PIK Notes, respectively, merged into the Company; the Company assumed all of the obligations of such issuers under the First Lien Notes and Second Lien PIK Notes and executed supplemental indentures in connection therewith; certain subsidiaries of the Company guaranteed the Notes as required pursuant to the indentures for the Notes and executed supplemental indentures in connection therewith; the Company and guarantors executed documents providing collateral as required pursuant to the indentures for the Notes; and the net proceeds of the issuance of the Notes were released to the Company.

•

Repayment of Revolving Credit Facility, Senior Secured Credit Facility and DIP Financing. The Company paid all obligations owed under its pre-petition Revolving Credit Facility and Senior Secured Credit Facility, and under its post-petition DIP financing, and all such indebtedness was extinguished.

•	Completion of Reverse Stock Split. Prior to the issuance of the shares described above, the Company effected the 1-for-10,000 Reverse Stock Split.

As a result of the issuance of common shares described above, the Company had issued and outstanding on the Plan Effective Date approximately 75.0 million common shares, and approximately 7.5 million shares were reserved for issuance pursuant to management incentive plans. Due to the Reverse Stock Split and issuance of the new common shares under the Plan as described above, the Company’s common shares prior to the Plan Effective Date were diluted such that they represented in the aggregate less than 0.003% of the Company’s outstanding common shares on the Plan Effective Date.

The Company believes that the principal holders of its common shares immediately following the issuance of shares on the Plan Effective Date were as follows:

Principal Shareholders	Post-Emergence Ownership (%)
Avenue Parties	24.94%
SVP Parties	24.91%
Abrams Parties	9.89%
Fidelity Parties	8.17%
Whitebox Parties	6.87%
TOR Investment Management	5.39%
Quantum Pacific (Gibraltar) Limited.	5.12%
Highbridge Parties	2.73%

Total	88.02%

Other Reorganization Transactions

Pursuant to the Plan, the following additional principal transactions and events occurred on the Plan Effective Date:

•

Amendment of Articles of Association. The Company’s Articles of Association were amended to, among other things, reflect the new capital structure and establish a classified board of Class A directors and Class B directors.

•

Governance Agreement. The Company entered into a Governance Agreement with certain holders of its shares, which provides for, among other things, director nomination and board observer rights of the parties, as well as an agreement to increase the Company’s share capital at the request of certain parties.

•

Resignation of Directors and Election of New Directors. All of the Company’s directors prior to our emergence from bankruptcy resigned from our board of directors and upon our emergence from bankruptcy, W. Matt Ralls (Chairman), David Weinstein and Bernie G. Wolford Jr. joined the board of directors as Class A directors, and Daniel Han, Donald Platner, and Kiran Ramineni joined the board of directors as Class B directors. Subsequent to our emergence from bankruptcy, John V. Simon joined our board of directors as a Class A director.

•	Appointment of Chief Executive Officer. Bernie G. Wolford Jr. was appointed Chief Executive Officer of the Company.

•

Registration Rights Agreement. The Company entered into a Registration Rights Agreement with certain holders of its shares, which grants such holders certain registration rights with respect to our common shares.

For additional information, see “Description of Share Capital” and “Directors, Senior Management and Employees.”

Zonda Arbitration

In January 2013, our subsidiary PDVIII entered into, and our subsidiary PDSI guaranteed, a contract with SHI for the construction of the Pacific Zonda, with a purchase price of approximately $517.5 million and original delivery date of March 31, 2015 (the “Construction Contract”). On October 29, 2015, we exercised our right to rescind the Construction Contract due to SHI’s failure to timely deliver the drillship in accordance with the contractual specifications. SHI rejected our rescission, and on November 25, 2015, formally commenced an arbitration proceeding against us in London under the Arbitration Act 1996 before a tribunal of three arbitrators (as specified in the Construction Contract) (the “Tribunal”). SHI claims that we wrongfully rejected their tendered delivery of the drillship and seeks the final installment of the purchase price under the Construction Contract. On November 30, 2015, we made demand under the third-party refund guarantee accompanying the Construction Contract for the amount of our advance payments made under the Construction Contract of approximately $181.1 million, plus interest. Any payment under the refund guarantee is suspended until an award under the arbitration is obtained. In addition to seeking repayment of our advance payments made under the Construction Contract, we have made a counterclaim for the return of our purchased equipment, or the value of such equipment, and damages for our wasted expenditures. We own $75.0 million in purchased equipment for the Pacific Zonda recorded in property and equipment, a majority of which remains on board the Pacific Zonda. An evidentiary hearing was held in London before the Tribunal from February 5 through March 2, 2018. Written closing submissions and short replies to such submissions were filed with the Tribunal in May 2018. Oral closing submissions were heard by the Tribunal in August 2018. We expect the Tribunal to render its award within the next several months.

Based on our assessment of the facts and circumstances of the rescission, we believe the recovery of the advance payments and accrued interest in the amount of $202.6 million is probable, and is thus presented as a long-term receivable on our condensed consolidated balance sheets at September 30, 2018 and December 31, 2017, respectively. We also believe the recovery of the purchased equipment on board the Pacific Zonda is probable. We do not believe that the ultimate outcome resulting from this arbitration will have a material adverse effect on our financial position, results of operations or cash flows.

As part of our “first day” relief sought in the Chapter 11 bankruptcy proceedings, the Bankruptcy Court granted us a modification of the automatic stay provisions of the Bankruptcy Code to allow the arbitration to proceed. In our bankruptcy proceedings, SHI asserted claims against PDVIII and PDSI, secured by the Pacific Zonda, for approximately $387.4 million, for the remaining unpaid purchase price, interest and costs. PDVIII and PDSI have no material assets after accounting for post-petition administrative expenses (other than the value of their claims against SHI) for SHI to recover against on account of its claims. Subsequent to the initial plan of reorganization filed by the Debtors and the Zonda Debtors with the Bankruptcy Court, the Company filed an amended plan of reorganization that removed the Zonda Debtors from the Plan. The Zonda Debtors are not Debtors under the Plan and have filed a separate plan of reorganization. The Company expects that the Zonda Debtors will emerge from their separate bankruptcy proceedings after the successful resolution of the arbitration. If the Company is unsuccessful in the arbitration, the Company expects to liquidate the Zonda Debtors.

If the Company is successful in the arbitration and the Zonda Debtors emerge from their separate plan of reorganization, the Zonda Debtors will guarantee the First Lien Notes and Second Lien PIK Notes. In addition, the Company will be required to offer to purchase First Lien Notes at 100.0% of the principal amount thereof, plus accrued and unpaid interest, with any cash proceeds from a settlement or award in connection with the arbitration, with such offer to be for an aggregate principal amount of First Lien Notes equal to the lesser of (x) 50.0% of such cash proceeds and (y) $75.0 million. The Company will also be required to offer to purchase Second Lien PIK Notes at 100.0% of the principal amount thereof, plus accrued and unpaid interest, with the portion of such cash proceeds, if any, that has been declined by the holders of First Lien Notes.

Pacific Drilling S.A.

Pacific Drilling S.A. was formed as a Luxembourg public limited liability company (société anonyme) under the Luxembourg law of 10 August 1915 on commercial companies, as amended. Our principal executive offices are located at 8-10, Avenue de la Gare, L-1610 Luxembourg and our telephone number is +352 27 85 81 35. Our registered agent in Luxembourg is Centralis S.A., which is located at 8-10, Avenue de la Gare, L-1610 Luxembourg. The operational headquarters of our group are located at 11700 Katy Freeway, Suite 175, Houston, Texas 77079. Our telephone number at this address is (832) 255-0519.

Risks Associated with Our Company

Investing in our common shares involves a significant degree of risk. See “Risk Factors” beginning on page 9 of this prospectus, other risk factors in the documents incorporated by reference herein, and other risks described in any applicable prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Organizational Structure

As of the Plan Effective Date, we had 37 subsidiaries organized under the laws of various jurisdictions, including Brazil, Singapore, Nigeria, the Netherlands, the British Virgin Islands, Hungary, Liberia, Luxembourg, Gibraltar and the United States (Delaware and New York). All of our subsidiaries are, indirectly or directly, wholly-owned by Pacific Drilling S.A., except for Pacific International Drilling West Africa Limited (“PIDWAL”), Pacific Drillship Nigeria Limited, Pacific Bora Ltd. and Pacific Scirocco Ltd., as described below.

Pacific Scirocco Ltd. (“PSL”) and Pacific Bora Ltd. (“PBL”), which own the Pacific Scirocco and Pacific Bora, respectively, are owned 49.9% by our wholly-owned subsidiary Pacific Drilling Limited (“PDL”) and 50.1% by Pacific Drillship Nigeria Limited (“PDNL”). PDNL is owned 0.1% by PDL and 99.9% by PIDWAL, which is our Nigerian joint venture with Derotech Offshore Services Limited (“Derotech”). Derotech owns 51% of PIDWAL, and we own 49% of PIDWAL. Derotech will not accrue the economic benefits of its interest in PIDWAL unless and until it satisfies certain outstanding obligations to us and a certain pledge is cancelled by us. Likewise, PIDWAL will not accrue the economic benefits of its interest in PDNL unless and until it satisfies certain outstanding obligations to us and a certain pledge is cancelled by us. PIDWAL and PDNL are variable interest entities for which we are the primary beneficiary. Accordingly, we consolidate all interests of PIDWAL and PDNL in our consolidated financial statements.

THE OFFERING

Common Shares Offered by the Selling Shareholders	Up to 54,762,877 shares.

Common Shares Issued and Outstanding before this Offering	75,000,000 shares.

Common Shares Issued and Outstanding after this Offering	75,000,000 shares.

Use of Proceeds	The selling shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from this offering.

Determination of Offering Price	The selling shareholders may sell all or some of our common shares offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	Our common shares are listed on the NYSE under the symbol “PACD.”

Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus, including the information incorporated by reference herein, for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The selling shareholders may sell all, some or none of the common shares covered by this prospectus. See “Plan of Distribution.”

The information above excludes an aggregate of approximately 7.5 million additional common shares reserved for issuance under our 2018 Stock Plan. On November 28, 2018, our board of directors approved our 2018 Stock Plan, pursuant to which we may issue up to an aggregate of 7.5 million common shares to participants pursuant to various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. On November 28, 2018, we registered the common shares issuable under the 2018 Stock Plan with the SEC on a Form S-8, and effective December 12, 2018, our board of directors approved the issuance of an aggregate of 39,614 common shares to 269 participants as stock bonus awards, of which 8,061 shares were withheld for the payment of taxes resulting in a net of 31,553 common shares to be issued.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

The following table sets forth our summary historical consolidated and pro forma financial data as of and for the periods indicated. We have derived the summary historical consolidated financial data as of and for the years ended December 31, 2015, 2016 and 2017 from our audited consolidated financial statements for such years. We have derived the summary historical consolidated financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and September 30, 2017 from our unaudited historical condensed consolidated financial statements for such periods, which contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair statement of our financial position and results of operations for the periods presented.

The summary unaudited pro forma condensed consolidated financial data are derived from our unaudited pro forma condensed consolidated financial statements included in this prospectus under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial statements give effect to the Plan, including the financing transactions completed thereunder, and present the financial information of the Company assuming the Plan Effective Date had occurred on September 30, 2018 for the unaudited condensed consolidated balance sheet and immediately prior to January 1, 2017 for the unaudited condensed consolidated statements of operations. Asset and liability valuations for fresh start accounting adjustments included in such pro forma financial statements are preliminary. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the preliminary unaudited pro forma condensed consolidated balance sheet could significantly impact the reported values of assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material. Fresh-start balances will also differ due to transactions occurring between September 30, 2018 and the Plan Effective Date.

The unaudited pro forma condensed consolidated financial data presented herein is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. You should read the following summary historical consolidated and pro forma financial data in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements” set forth in this prospectus and with our historical consolidated financial statements and related notes thereto and discussion under the heading “Operating and Financial Review and Prospects” in our Report on Form 6-K filed with the SEC on December 4, 2018, which are incorporated by reference in this prospectus.

	Historical					Pro Forma(1)
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2017	2016	2015	2018	2017	2017	2018
				(Unaudited)		(Unaudited)
	(in thousands)
Statement of operations data:
Revenues
Contract drilling	$319,716	$769,472	$1,085,063	$205,306	$254,692	$319,716	$205,306
Costs and expenses
Operating expenses	(244,089)	(290,038)	(431,261)	(164,556)	(184,361)	(244,089)	(164,556)
General and administrative expenses	(87,134)	(63,379)	(55,511)	(41,032)	(64,686)	(70,816)	(40,905)
Depreciation and amortization expense	(278,949)	(275,901)	(243,457)	(210,115)	(209,055)	(257,859)	(193,394)

	(610,172)	(629,318)	(730,229)	(415,703)	(458,102)	(572,764)	(398,855)
Loss from construction contract rescission	—	—	(40,155)	—	—	—	—

	Historical					Pro Forma(1)
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2017	2016	2015	2018	2017	2017	2018
				(Unaudited)		(Unaudited)
	(in thousands)
Operating income (loss)	(290,456)	140,154	314,679	(210,397)	(203,410)	(253,048)	(193,549)
Other income (expense)
Interest expense	(178,983)	(189,044)	(156,361)	(77,586)	(151,545)	(90,779)	(69,948)
Write-off of deferred financing costs	(30,846)	—	—	—	(30,846)	—	—
Gain on debt extinguishment	—	36,233	—	—	—	—	—
Reorganization items	(6,474)	—	—	(56,108)	—	—	—
Other income (expense)	(5,544)	(2,393)	(3,217)	466	(5,540)	(5,544)	466

Income (loss) before income taxes	(512,303)	(15,050)	155,101	(343,625)	(391,341)	(349,371)	(263,031)
Income tax expense	(12,863)	(22,107)	(28,871)	(953)	(4,093)	(13,696)	(1,658)

Net income (loss)	$(525,166)	$(37,157)	$126,230	$(344,578)	$(395,434)	$(363,067)	$(264,689)

Earnings (loss) per common share, basic	$(24.64)	$(1.76)	$5.97	$(16.13)	$(18.56)	$(4.84)	$(3.53)

Weighted average number of common shares, basic	21,315	21,167	21,145	21,357	21,308	75,000 (3)	75,000 (3)
Earnings (loss) per common share, diluted	(24.64)	(1.76)	5.97	(16.13)	(18.56)	$(4.84)	$(3.53)
Weighted average number of common shares, diluted	21,315	21,167	21,156	21,357	21,308	75,000 (3)	75,000 (3)

	Historical				Pro Forma(1)
	As of December 31,			As of September 30,	As of September 30,
	2017	2016	2015	2018	2018
				(Unaudited)	(Unaudited)
	(in thousands)
Balance sheet data:
Cash, cash equivalents and restricted cash	$317,448	$626,168	$116,033	$1,232,150	$440,287
Property and equipment, net	4,652,001	4,909,873	5,143,556	4,456,043	1,998,451
Total assets	5,362,961	5,998,207	5,792,720	6,058,623	2,857,212
Long-term debt(2)	3,043,967	3,145,449	2,845,670	4,055,058	1,071,844
Shareholders’ equity	2,151,801	2,666,200	2,692,055	1,809,408	1,721,018

(1)

Includes pro forma adjustments that give effect to the Plan, including the financing transactions completed pursuant to the Plan. See the notes accompanying the unaudited pro forma condensed consolidated financial statements included in this prospectus for more information.

(2)

Includes current maturities of long-term debt, net of debt issuance costs. Certain debt balances as of December 31, 2017 and September 30, 2018 are presented within liabilities subject to compromise on our balance sheets.

(3)

Share data in the pro forma statements of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 is based on approximately 75.0 million common shares the Company had issued and outstanding on the Plan Effective Date.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as the other information in this prospectus, before making an investment in our common shares. Any of the risk factors described below could significantly and negatively affect our business, financial position, results of operations or cash flows. In addition, these risks represent important factors that can cause our actual results to differ materially from those anticipated in our forward-looking statements. The trading price of our common shares could decline due to any of these risks, and you could lose part or all of your investment.

Risks Related to Our Business

The demand for our services depends on the level of activity in the offshore oil and gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices. Our business has been and may continue to be materially and adversely affected by the significant decline in the oil and gas industry. Lack of an improvement in the market for our offshore contract drilling services would materially and adversely affect our liquidity and ability to repay or refinance our indebtedness.

The offshore contract drilling industry has been cyclical and volatile, and the substantial drop in oil prices beginning mid-2014 resulted in a significant decline in drilling activity. The demand for our services depends on the level of activity in oil and natural gas exploration, development and production in offshore areas worldwide. Oil and natural gas prices and market expectations of potential changes in these prices also significantly affect the level of offshore activity and demand for drilling units.

Oil and gas prices are extremely volatile and are affected by numerous factors beyond our control, including:

•	the worldwide production and demand for oil and natural gas and any geographical dislocations in supply and demand;

•	the development of new technologies, alternative fuels and alternative sources of hydrocarbon production, such as increases in onshore shale production in the United States;

•	worldwide economic and financial problems and corresponding decline in the demand for oil and gas and consequently for our services; and

•

the worldwide social and political environment, including uncertainty or instability resulting from changes in political leadership, an escalation or additional outbreak of armed hostilities, insurrection or other crises in the Middle East, Africa, South America or other geographic areas or acts of terrorism in the United States, or elsewhere.

Declines in oil and gas prices for an extended period of time, and market expectations of continued lower oil prices, have negatively affected and could continue to negatively affect our business. Sustained periods of low oil prices have resulted in and could continue to result in reduced exploration and drilling. These commodity price declines have an effect on rig demand, and periods of low demand can cause excess rig supply and intensify competition in the industry, which often results in drilling units of all generations and technical specifications being idle for periods of time. As a result of the low commodity prices, exploration and production companies have significantly reduced capital spending over the last few years, leading to a current oversupply of drilling rigs. These developments have exerted negative pricing pressure on our market.

We cannot accurately predict the future level of demand for our services or future conditions in the oil and gas industry and we cannot assure you that the market will improve. If the market for our offshore contract drilling services does not improve as a result of low oil prices, continued low demand for contract drilling services and/or continued low levels of exploration, development or production expenditures by oil and gas companies, our revenues could be further reduced and our business, results of operations, liquidity and ability to repay or refinance our indebtedness would be materially and adversely affected.

Failure to secure new drilling contracts for our drillships could have a material adverse effect on our financial position, results of operations or cash flows.

As of December 14, 2018, we did not have signed drilling contracts for four of our seven drillships, the Pacific Scirocco, the Pacific Meltem, the Pacific Mistral or the Pacific Khamsin. Our ability to obtain drilling contracts for our drillships will depend on market conditions and our clients’ drilling programs. Some of the new contracts we have recently obtained have been for significantly shorter terms and lower dayrates than our prior drilling contracts, and there is uncertainty as to whether new contracts we may enter into in the future will continue to have comparatively shorter durations or require us to work at depressed dayrates. We may not be able to secure contracts for our drillships on favorable terms, or at all. Our failure to secure drilling contracts for our uncontracted drillships or currently operating drillships after the expiration of existing contracts, or to successfully negotiate and execute definitive contracts and satisfy other conditions precedent to finalizing any letters of intent and letters of award, could have a material adverse effect on our financial position, results of operations or cash flows.

An oversupply of rigs competing with our rigs could continue to depress the demand and contract prices for our rigs and could adversely affect our financial position, results of operations or cash flows.

There are numerous high-specification floating rigs currently available for drilling services in the industry worldwide. The current oversupply of high-specification floating rigs has led to a significant reduction in dayrates and lower utilization, and dayrates may continue to decline. Lower utilization and dayrates could require us to enter into lower dayrate contracts or to idle or stack more of our drillships, which could have a material adverse effect on our business prospects, financial condition, liquidity and results of operations.

We have a small fleet and rely on a limited number of clients. The loss of any client or significant downtime on any drillship attributable to maintenance, repairs or other factors could adversely affect our financial position, results of operations or cash flows.

As a result of our relatively small fleet of drillships, we anticipate revenues will depend on contracts with a limited number of clients. As of December 14, 2018, one of our operating drillships, the Pacific Sharav, was working for a subsidiary of Chevron, and another of our drillships, the Pacific Santa Ana, was under contract for the second phase of a plug and abandonment project for PC Mauritania 1 Pty Ltd. (“Petronas”), expected to commence in mid-2019. Additionally, our drillship the Pacific Bora has commenced operations under a contract with Nigerian AGIP Exploration Limited, a subsidiary of Eni S.p.A., to operate in Nigeria for one firm well with two options wells.

The loss of any one of these clients or any potential clients could have a material adverse effect on our financial position, results of operations or cash flows. In addition, our limited number of drillships makes us more susceptible to incremental loss in the event of downtime on any one operating unit. If any one of our drillships becomes inactive for a substantial period of time and is not otherwise earning contractual revenues, it could have a material adverse impact on our financial position, results of operations or cash flows.

Our backlog of contract drilling revenue may not be fully realized.

Our contract backlog includes firm commitments only, which are represented by signed drilling contracts. We calculate our contract backlog by multiplying the contractual dayrate by the number of days committed under the contracts (excluding options to extend), assuming full utilization, and also including mobilization fees, upgrade reimbursements and other revenue sources, such as the standby rate during upgrades, as stipulated in the applicable contracts. For a well-by-well contract, we calculate the contract backlog by estimating the expected number of remaining days to drill the firm wells committed. The actual amounts of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the contract backlog amounts we present, due to various factors, including unplanned downtime and maintenance projects and other factors. We may not be able to realize the full amount of our contract backlog due to events beyond our control, and accordingly the actual amount of revenues earned may be substantially lower than the backlog reported. In addition, some of our clients may experience liquidity issues, which could worsen if commodity prices remain low or decrease further for an extended period of time. Liquidity issues could lead our clients to seek to repudiate, cancel or renegotiate contracts for various reasons, as described below under “—Our drilling contracts may be terminated early in certain circumstances.” Our inability to realize the full amount of our contract backlog could have a material adverse effect on our financial position, results of operations or cash flows.

We may enter into drilling contracts with less favorable terms that expose us to greater risks than we normally assume.

The current market conditions and oversupply of drilling rigs has impacted and could continue to impact our existing drilling contracts. Our clients may seek to renegotiate dayrates and other terms under our existing contracts and, as a result, we may not be able to preserve current dayrates or utilization and we may not be able to extend contracts with our clients on favorable terms, or at all. Additionally, our clients may seek to terminate existing contracts prior to the expiration of their terms, as described below in “—Our drilling contracts may be terminated early in certain circumstances.”

We may enter into drilling contracts or amendments to drilling contracts that expose us to greater risks than we normally assume, such as greater exposure to environmental or other liabilities and more onerous termination provisions giving the client a right to terminate without cause or upon little or no notice. Upon termination, these contracts may not result in a payment to us or, if a termination payment is required, it may not fully compensate us for the loss of a contract. In addition, the early termination of a contract may result in a rig being idle for an extended period of time, which could adversely affect our financial position, results of operations or cash flows. We can provide no assurance that any such increased risk exposure will not have a material negative impact on our future operations and financial results.

We may not continue to realize the cost-savings we have recently achieved on our idle rigs and reactivation of idle rigs may take longer or be more costly than we anticipate.

Our operating expenses and maintenance costs depend on a variety of factors including crew costs, provisions, equipment, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control. During periods in which a rig is idle, we may decide to “smart-stack” the rig, which means the rig is maintained with a reduced level of crew to be ready to ramp up to operational status for redeployment within a three-month time frame. During periods in which multiple rigs are idle, we may decide to maintain the rigs in “modified smart-stack” status, which means the idle rigs are maintained as a group with one rig providing the power source for the other rigs, which have no crew onboard and require a longer time frame for redeployment.

We believe our results for the second and third quarters of 2018 reflect the cost savings we expected to achieve from our smart-stacking and modified smart-stacking approaches. We may not continue to realize those cost-savings, and, if we are required to idle additional rigs, we may not achieve similar cost savings. Should any of our rigs be idle for an extended period, we may seek to “cold-stack” the rig so as to further reduce costs, which means the rig is stored in a harbor or designated offshore area and the crew is reassigned or dismissed. However, we cannot assure you that we will be successful in reducing our costs in such cases.

Reactivation of idle rigs may take longer and be more costly than anticipated and there is limited history of reactivating idle rigs after smart-stacking. As our rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the rig is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

Our drilling contracts may be terminated early in certain circumstances.

Our contracts with clients generally may be terminated at the option of the client upon payment of an early termination fee, which is typically a significant percentage of the dayrate or the standby rate under the drilling contract for a specified period of time. During periods of depressed market conditions, we are subject to an increased risk that our clients may seek to terminate our contracts. Early termination payments may not fully compensate us for the loss of the contract. Accordingly, the actual amount of revenues earned may be substantially lower than the backlog reported. Our contracts also generally provide for termination by the client without the payment of any termination fee under various circumstances, such as sustained unacceptable performance by us, as a result of impaired performance caused by equipment or operational issues, destruction of a drilling rig, or sustained periods of downtime due to force majeure events or otherwise. Many of these events are beyond our control. If our clients terminate some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if payments due under our contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, our financial position, results of operations or cash flows could be materially adversely affected.

The market value of our drillships may decrease, which could cause us to take accounting charges or to incur losses if we decide to sell them following a decline in their values.

If the offshore contract drilling industry continues to suffer adverse developments, the fair market values of our drillships may decline. The fair market values of the drillships we currently own or may acquire in the future may increase or decrease depending on a number of factors, many of which are beyond our control, including the general economic and market conditions affecting the oil and gas industry and the possible corresponding adverse effect on the level of offshore drilling activity.

Any such deterioration in the market values of our drillships could require us to record an impairment charge in our financial statements, which could adversely affect our results of operations. If we sell any of our drillships when prices for such drillships have fallen, the sale may be at less than such drillship’s carrying amount on our financial statements, resulting in a loss.

Our business and the industry in which we operate involve numerous operating hazards which, if they occur, may have a material adverse effect on our business.

Our operations are subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, cratering, fires, explosions, spills of hazardous materials and pollution. The occurrence of any of these events could result in the suspension of our drilling or production operations, claims by the operator, severe damage to or destruction of the property and equipment involved, injury or death to drilling unit personnel and environmental and natural resources damages. Our operations could be suspended as a result of these hazards, whether the fault is ours or that of a third party. In certain circumstances, governmental authorities may suspend drilling operations as a result of these hazards, and our clients may cancel or terminate their contracts. We may also be subject to personal injury and other claims by drilling unit personnel as a result of our drilling operations.

We may experience downtime as a result of repairs or maintenance, human error, defective or failed equipment or delays waiting for replacement parts.

Our operations may be suspended because of machinery breakdowns, human error, abnormal operating conditions, failure of subcontractors to perform or supply goods or services, delays on replacement parts or personnel shortages, which may cause us to experience operational downtime and could have an adverse effect on our results of operations.

In addition, we rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including, but not limited to, suppliers of drilling equipment and catering and machinery suppliers. Mergers in our industry have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. Such consolidation may result in a shortage of supplies and services, potentially inhibiting the ability of suppliers to deliver on time, or at all. These delays may have a material adverse effect on our results of operations and result in downtime, and delays in the repair and maintenance of our drillships.

Our business is subject to numerous governmental laws and regulations, including environmental requirements, that may impose significant costs and liabilities on us.

Our operations are subject to federal, state, local, foreign and international laws and regulations that may, among other things, require us to obtain and maintain specific permits or other governmental approvals to control or limit the discharge of oil and other contaminants into the environment or otherwise relate to environmental protection, and which impose stringent standards on our activities that are protective of the environment. For example, any operations and activities that we conduct in the United States and its territorial waters are subject to numerous environmental laws, including the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act and the International Convention for the Prevention of Pollution from Ships (each, as amended from time to time), and analogous state laws. Failure to comply with these laws, regulations and treaties may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit some or all of our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages caused by others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these laws and regulations, the modification of existing laws or regulations or the adoption of new laws or regulations that curtail exploratory or developmental drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs, including our capital expenditures.

The imposition of stringent restrictions or prohibitions on offshore drilling by a governing body may have a material adverse effect on our business.

Prior catastrophic events that resulted in the release of oil or other contaminants offshore have heightened environmental and regulatory concerns about the oil and gas industry. In the past, the U.S. federal government, acting through the U.S. Department of the Interior and its implementing agencies that have since evolved into the present day Bureau of Ocean Energy Management and Bureau of Safety and Environmental Enforcement, have issued various rules, Notices to Lessees and Operators and temporary drilling moratoria that interrupted operations and resulted in additional stringent environmental and safety regulations or requirements applicable to oil and gas exploration, development and production operators in the U.S. Gulf of Mexico, some of whom are our clients. Any such regulatory initiatives may serve to effectively slow down the pace of drilling and production operations in the U.S. Gulf of Mexico due to adjustments in operating procedures and certification requirements as well as increased lead times to obtain exploration and production plan reviews. Also, our clients may require changes to our operations or procedures in order for our clients to meet their own additional compliance requirements, which may increase our costs.

Our business could be affected adversely by union disputes and strikes or work stoppages by our employees. In addition, our labor costs and the operating restrictions under which we operate could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

Some of our international employees are represented by unions and are working under agreements that are subject to annual salary negotiations. We cannot guarantee the results of any such collective bargaining negotiations or whether any such negotiations will result in a work stoppage. In addition, employees may strike or engage in work stoppages or slowdowns for reasons unrelated to our union arrangements. Any future work stoppage or slowdown could, depending on the affected operations and the length of the work stoppage or slowdown, have a material adverse effect on our financial position, results of operations or cash flows. In addition, we could enter new markets where the workforce is represented by unions, which could result in higher operating costs that we are unable to pass along to our clients.

Our global operations may be adversely affected by political and economic circumstances in the countries in which we operate, including as a result of violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-bribery laws. A significant portion of our business has been, and may in the future be, conducted in West Africa, which exposes us to risks of war, local economic instabilities, corruption, political disruption and civil disturbance in that region.

We operate in oil and natural gas producing areas worldwide. We are subject to a number of risks inherent in any business that operates globally, including: political, social and economic instability; war; piracy and acts of terrorism; corruption; potential seizure, expropriation or nationalization of assets; increased operating costs; wage and price controls; imposition or changes in interpretation and enforcement of local content laws; and other forms of government regulation and economic conditions that are beyond our control.

The United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, the Nigerian Corrupt Practices and Other Related Offenses Act of 2000, Brazil’s Anti-Corruption Law of 2014 and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to government officials for the purpose of obtaining or retaining business. We may operate in countries where strict compliance with anti-bribery laws conflicts with local customs and practices. Violations of, or any non-compliance with, current and future anti-bribery laws (either due to acts or inadvertence by us or our agents) may result in criminal and civil sanctions and could subject us to other liabilities in the U.S. and elsewhere.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and/or establish joint ventures with local operators or strategic partners. Our agents often interact with government officials on our behalf. Even though some of our agents and partners may not themselves be subject to the FCPA or other anti-bribery laws to which we may be subject, if our agents or partners make improper payments to government officials in connection with engagements or partnerships with us, we could be investigated and potentially found liable for violation of such anti-bribery laws and could incur civil and criminal penalties and other sanctions, which could have a material adverse effect on our financial position, results of operations or cash flows.

These risks may be higher in developing countries such as Nigeria and Mauritania. Countries in West Africa have experienced political and economic instability in the past and such instability may continue in the future. Disruptions in our operations may occur in the future, and losses caused by these disruptions may not be covered by insurance.

We may be required to make significant capital expenditures to maintain our competitiveness and to comply with applicable laws, regulations and standards of governmental authorities and organizations.

Changes in offshore drilling technology, client requirements for new or upgraded equipment and competition within our industry may require us to make significant capital expenditures in order to maintain our competitiveness. Our competitors may have greater financial and other resources than we have, which may enable them to make technological improvements to existing equipment or replace equipment that becomes obsolete. In addition, changes in governmental regulations, safety or other equipment standards may require us to make additional unforeseen capital expenditures.

If we are unable to fund these capital expenditures with cash flow from operations, we may either incur additional borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets may be limited by our financial position at the time, changes in laws and regulations and by adverse market conditions. In addition, our ability to raise additional capital is limited by the terms of our debt agreements. Our failure to obtain the funds for necessary future capital expenditures could limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business and on our financial position, results of operations or cash flows.

There may be limits on our ability to mobilize drillships between geographical areas and the time spent on and costs of such mobilizations may materially and adversely affect our business.

The offshore contract drilling market is generally a global market, as drilling units may be mobilized from one area to another. However, the ability to mobilize drilling units can be impacted by several factors including governmental regulation and customs practices, the significant costs to move a drilling unit, weather, political instability, civil unrest, military actions and the technical capability of the drilling units to operate in various environments. Additionally, while a drillship is being mobilized from one geographic market to another, we may not be paid by the client for the time that the drillship is out of service. Also, we may mobilize a drillship to another geographic market without a client contract, which may result in costs that are not reimbursed by future clients.

The loss of key personnel could negatively impact our business.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we may not be able to retain key employees or be successful in attracting, assimilating and retaining personnel in the future. In addition, our ability to attract, recruit and retain key personnel may be negatively impacted by our emergence from bankruptcy and the uncertainties currently facing our Company and the industry in which we operate.

Any significant cyber-attack or interruption in network security could materially and adversely disrupt and affect our operations and business.

We have become increasingly dependent upon digital technologies to conduct and support our offshore operations, and we rely on our operational and financial computer systems to conduct almost all aspects of our business. Threats to our information technology systems associated with cybersecurity risks and incidents or attacks continue to grow. Any failure of our computer systems, or those of our clients, vendors or others with whom we do business, could materially disrupt our operations and could result in the corruption of data or unauthorized release of proprietary or confidential data concerning the Company, its business operations and activities, clients or employees. Computers and other digital technologies could become impaired or unavailable due to a variety of causes, including, among others, theft, cyber-attack, design defects, terrorist attacks, utility outages, human error or complications encountered as existing systems are maintained, repaired, replaced or upgraded. Any cyber-attack or interruption could have a material adverse effect on our financial position, results of operations or cash flows, and our reputation.

Our insurance may not be adequate in the event of a catastrophic loss.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may be subject to property, environmental, natural resource and other damage claims by oil and gas companies, other businesses operating offshore and in coastal areas, environmental conservation groups, governmental entities and other third parties. Insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. In particular, pollution and environmental risks generally are not fully insurable.

Losses caused by the occurrence of a significant event against which we are not fully insured, or caused by a number of lesser events against which we are insured but are subject to substantial deductibles, aggregate limits and/or self-insured amounts, could materially increase our costs and impair our profitability and financial position. Our policy limits for property, casualty, liability and business interruption insurance, including coverage for severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, may not be adequate should a catastrophic event occur related to our property, plant or equipment, or our insurers may not have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires, adequate replacement coverage may not be available, offered at reasonable prices or offered by insurers with sufficient financial resources.

Our clients may be unable or unwilling to indemnify us.

Consistent with standard industry practice, our clients generally assume, and indemnify us against, well control and subsurface risks pursuant to our dayrate contracts. These risks are associated with the loss of control of a well, such as blowout or cratering, the cost to regain control or re-drill the well and associated pollution. However, the indemnification provisions in our contracts may not cover all damages, claims or losses to us or third parties, and our clients may not have sufficient resources to cover their indemnification obligations or may contest their obligation to indemnify us. Also, in the interest of maintaining good relations with our key clients, we may choose not to assert certain indemnification claims. In addition, in certain market conditions, we may be unable to negotiate contracts containing indemnity provisions that obligate our clients to indemnify us for such damages and risks.

We may suffer losses as a result of foreign currency fluctuations.

A significant portion of the contract revenues of our foreign operations will be paid in U.S. dollars; however, some payments are made in foreign currencies. As a result, we are exposed to currency fluctuations and exchange rate risks as a result of our foreign operations. To minimize the financial impact of these risks when we are paid in foreign currency, we attempt to match the currency of operating costs with the currency of contract revenue. If we are unable to substantially match the timing and amounts of these payments, any increase in the value of the U.S. dollar in relation to the value of applicable foreign currencies could adversely affect our operating results.

Public health threats could have a material adverse effect on our financial position, results of operations or cash flows.

Public health threats, such as Ebola, the H1N1 flu virus, the Zika virus, Severe Acute Respiratory Syndrome, and other highly communicable diseases, outbreaks of which have occurred in various parts of the world in which we operate, could adversely impact our operations, the operations of our clients and the global economy, including the worldwide demand for oil and natural gas and the level of demand for our services. Any quarantine of personnel or inability to access our offices or rigs could adversely affect our operations. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by public health threats in the future, may adversely affect our financial position, results of operations or cash flows.

We may be adversely affected by national, state and foreign or international laws or regulatory initiatives focusing on greenhouse gas (“GHG”) reduction.

Due to concern over the risk of climate change, there has been a broad range of proposed or promulgated initiatives regarding GHG reduction. Regulatory frameworks adopted, or being considered for adoption, to reduce GHG emissions include cap and trade regimes, carbon taxes, restrictive permitting, increased efficiency standards, and incentives or mandates for renewable energy. Although it is not possible at this time to predict how new legislation or regulations that may be adopted to address GHG emissions in the United States would impact our business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of GHGs from oil and gas exploration and production operators, some of whom are our clients, could require such operators to incur increased costs, lengthen project implementation times, and adversely affect demand for the oil and natural gas that they produce, which could decrease demand for our services. We are currently unable to predict the manner or extent of any such effect.

We may be involved in litigation, arbitration or other legal proceedings from time to time, the outcomes of which may be unpredictable and may have an adverse impact on our business and financial condition, which may be material.

Our business involves numerous operating hazards and risks, and we operate in many different international jurisdictions. In the normal course of our business we may become involved in disputes and legal or arbitration proceedings, which may have unpredictable outcomes and which may be material. We are involved in arbitration proceedings relating to the vessel known as the Pacific Zonda, as described elsewhere herein, and we have recorded a long-term receivable of $203 million relating to the return of our installment payments plus interest and $75 million in book value of equipment we purchased that is currently located on the drillship. While we expect to prevail in the arbitration, we cannot assure you that we will do so.

Risks Related to Our Emergence from Bankruptcy

We experienced a change of control in connection with our emergence from bankruptcy and our new board of directors may change our business strategy and has changed and may continue to change key personnel.

As a result of the issuances of common shares, change in the composition of our board of directors, amendments to our Articles of Association and execution and delivery of the Governance Agreement discussed elsewhere in this prospectus, a change in control of the Company occurred on the Plan Effective Date in connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings. Pursuant to the Governance Agreement, until the “Nomination Termination Time” (as defined therein), certain of our shareholders have the right to appoint our Class B directors, constituting three of our seven directors. As of the Plan Effective Date, only a few of our shareholders, if they were to act in concert, could control the election of our remaining four Class A directors.

Pursuant to our Articles and the Governance Agreement, prior to the Nomination Termination Time, any two Class B directors acting in their capacities as such (a “Class B Majority”) have broad authority to act on the Company’s behalf in connection with any Acquisition Proposal or Acquisition (as such terms are defined in the Articles), including but not limited to the authority to solicit prospective Acquisition Proposals, to retain, at the Company’s expense such consultants, legal counsel and other advisors as a Class B Majority may from time to time deem appropriate to assist the Class B directors in the performance of their duties with respect to Acquisition Proposals, and subject to specified conditions, to execute and deliver on behalf of the Company definitive documentation providing for the consummation of an Acquisition. For additional information, see “Description of Share Capital.”

Our post-emergence board of directors may change our business strategy, including but not limited to changing our operating strategy or soliciting Acquisition Proposals. On the Plan Effective Date, our new board of directors appointed a new chief executive officer and has made and may make other changes in key personnel. These or potential future changes may not be successful and may be disruptive to our business and relationships with clients, vendors, suppliers, service providers, other third parties and employees.

We remain subject to risks and uncertainties associated with our emergence from bankruptcy.

Notwithstanding our emergence from bankruptcy on November 19, 2018, our operations and liquidity remain subject to a number of risks and uncertainties related to the fact that we operated under Bankruptcy Court protection for approximately one year. These risks and uncertainties include the following:

•	our ability to maintain our relationships and contracts with our clients, vendors, suppliers, service providers and other third parties;

•

our ability to execute our business plan or make effective changes to our business plan in response to changes in market conditions or changes in strategy implemented by our post-emergence board of directors or other factors;

•	our ability to attract, motivate and retain key employees; and

•

our ability to generate sufficient cash flow to operate our business and service our debt, and to comply with terms and conditions of the indentures governing our First Lien Notes and Second Lien PIK Notes.

Our operating results may be adversely affected by the possible reluctance of third parties to do business with a company that recently emerged from Chapter 11 bankruptcy proceedings. For example, third parties could require that we provide additional financial assurances, which could be costly. In addition, failure to retain or attract and maintain key personnel or erosion of employee morale could have a material adverse effect on our ability to meet client expectations, obtain new contracts and effectively operate our business, thereby adversely affecting our results of operations and financial condition. We cannot accurately predict or quantify the ultimate impact that our emergence from bankruptcy may have on our business, results of operations and financial condition.

The Plan was based in large part upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our results of operations, liquidity and financial condition may be materially and adversely affected.

As a part of the Plan process, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon emergence from bankruptcy. The Plan, and these projections, were reflective of assumptions and analyses based on our experience and perception of historical trends, prevailing conditions and expected future developments, as well as other factors that we considered at the time to be appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations and assumptions reflected in the Plan depends on a number of factors, including but not limited to: (i) our ability to maintain our clients’ confidence in our viability as a continuing entity and to attract and retain sufficient business from them, (ii) our ability to retain or attract and retain key employees, (iii) the overall strength and stability of general economic conditions of the financial and oil and gas industries, both in the U.S. and in global markets and (iv) our ability to make required interest payments on and ultimately pay or refinance our debt. Any of these factors could materially adversely affect the success of our reorganized business.

In addition, the Plan was developed in reliance upon financial projections, and these projections are not part of the registration statement of which this prospectus is a part nor of this prospectus, have not been and are not expected to be updated and should not be relied upon in connection with the purchase of our common shares. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.

In connection with our emergence from bankruptcy, our historical financial information may not be indicative of our future financial performance.

We are in the process of adopting fresh start accounting in accordance with provisions of ASC 852, Reorganizations, which resulted in the Company becoming a new entity for financial reporting purposes on November 19, 2018, the effective date of emergence. Fresh start accounting results in the Company’s assets and liabilities being recorded at their fair values as of the Plan Effective Date. As a result of the adoption of fresh start accounting, the Company’s consolidated financial statements subsequent to November 19, 2018 will not be comparable to its consolidated financial statements on and prior to that date. The lack of comparable historical information may discourage investors from purchasing our common shares.

Our final fresh start accounting adjustments may vary significantly from the preliminary fresh start accounting adjustments used to calculate the pro forma financial data that is included in this prospectus.

We have prepared the unaudited pro forma condensed consolidated financial data set forth in this prospectus under the headings “Summary Historical and Unaudited Pro Forma Financial Data” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” based upon the assumptions described in those sections. Asset and liability valuations for fresh start accounting adjustments included in such pro forma financial statements are preliminary. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the preliminary unaudited pro forma condensed consolidated balance sheet could significantly impact the reported values of assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material. As such, the pro forma financial data contained in this prospectus may not accurately represent the post-emergence financial condition of the Company and any differences may be material.

Our pre-emergence net operating losses may be significantly reduced and/or limited under Luxembourg income tax law.

From a Luxembourg Generally Accepted Accounting Principles (the “Lux GAAP”) standpoint, debt forgiveness resulting from the Chapter 11 bankruptcy proceedings would lead to an increase of the net asset value of the Luxembourg debtor benefitting from the forgiveness. Such an increase would correspond to the amount of the debt that is forgiven for no consideration. The increase of the net asset value would also be reflected in the Lux GAAP profit and loss through recognition of cancellation of debt income (“COD Income”) corresponding to the amount of the debt forgiven for no consideration. Based on the principle of “accrochement du bilan fiscal au bilan commercial” (translated as “tax follows book”) provided in article 40 of the Luxembourg Income Tax Law (the “Luxembourg ITL”) (which is considered as the general rule), any COD Income realized upon the cancellation of a debt from a Lux GAAP standpoint should also increase the net asset value of the debtor for Luxembourg tax purposes.

Article 52 of the Luxembourg ITL relates specifically to gains derived by a Luxembourg corporate debtor upon total or partial debt forgiveness occurring in the context of a financial reorganization aimed at the financial recovery of the debtor (i.e., “gain d’assainissement” or “reorganization profit”). This article provides that the increase in the net asset value of a Luxembourg corporate debtor resulting from a gain d’assainissement / reorganization profit is eliminated from the positive taxable result of the Luxembourg debtor only to the extent of that result. In other words, the tax exemption applies only to the portion of net gain d’assainissement / reorganization profit exceeding existing tax losses available during the year of the debt forgiveness.

Considering the above, we may benefit from an exemption of COD Income pursuant to article 52 of the Luxembourg ITL upon cancellation of our debts. Based on article 52 of the Luxembourg ITL and article 114(2)1 of the Luxembourg ITL, COD Income derived by us upon cancellation of our debts should first be offset with existing tax losses carry forwards and exempt based on article 52 of the Luxembourg ITL for the remainder.

Luxembourg tax law allows tax losses to offset taxable profits unless it is determined that a change of shareholders results in tax abuse. Luxembourg jurisprudence uses a “facts and circumstances” analysis that indicates an abuse of law could be found where the loss-generating activity is discontinued following a change in ownership and a new profitable business is begun. However, a finding of valid commercial reasons reflecting the economic reality should be sufficient to avoid the perception of abuse of law. Also, after a corporate restructuring, utilizing accumulated tax losses within the same group should not be suspect if there are economic reasons beyond using the losses. Finally, the mere conversion of our legal form may, in certain situations, not prevent our use of the losses to offset future profits. Similarly, a mere change in shareholders should not result in loss of the deductibility of the tax losses. However, a change in shareholders together with a change of activity (such as disposition of the loss generating assets and the beginning of a completely new activity by the loss company) would significantly increase the risk of characterization of the transaction as tax abusive and jeopardize the deductibility of the tax losses.

Cancellation of debt income resulting from the termination of certain intercompany debt may result in a Luxembourg income tax liability.

In connection with the Plan and our emergence from bankruptcy, certain intercompany loans were settled through the issuance of equity of the intercompany debtor. We believe that any COD Income resulting from such intercompany debt waiver should qualify for article 52 of the Luxembourg ITL. However, there is no guarantee that the Luxembourg tax authorities will agree with this position.

There is uncertainty regarding whether courts outside the United States will recognize the Confirmation Order.

Our parent company, Pacific Drilling S.A., is incorporated pursuant to, and the rights attaching to its shares are governed by, the laws of Luxembourg. Additionally, many of our subsidiaries which were Debtors under the Plan are incorporated under, and their interests are governed by, the laws of foreign jurisdictions other than the United States. Although we intend to make commercially reasonable efforts to ensure that the Confirmation Order and the steps we took to implement the restructuring thereunder are effective in all applicable jurisdictions, it is possible that if a creditor or stakeholder were to challenge the restructuring, a foreign court may refuse to recognize the effect of the Confirmation Order.

Risks Related to Our Indebtedness

We have substantial indebtedness.

As of the Plan Effective Date, we have total long-term debt of $1.024 billion. Our substantial debt could have important consequences to our debt and equity holders, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, business development or other general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements;

•	increasing the cost of borrowing under any future credit facilities;

•	making it more difficult to obtain surety bonds, letters of credit, bank guarantees or other financing, particularly during periods in which capital markets are weak;

•	limiting our flexibility in planning for, or reacting to, changes in our business and in the oil and gas industry; and

•	placing us at a competitive disadvantage compared to less leveraged competitors.

Our ability to service our debt obligations and fund any working capital needs and capital expenditures will depend, among other things, on our future operating results, which could be affected by market, economic, financial, competitive and other factors beyond our control. We may not be able to generate sufficient cash flows or obtain other capital resources to service our debt obligations. If our cash flows and capital resources are insufficient to fund our debt service obligations and other cash requirements, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our debt service obligations and fund other cash requirements.

The indentures governing our First Lien Notes and Second Lien PIK Notes contain restrictive covenants that may limit our ability to pursue business opportunities, change our capital structure or respond to changes in market conditions.

The indentures governing our First Lien Notes and Second Lien PIK Notes contain restrictive covenants that may limit our ability to pursue business opportunities, change our capital structure or respond to changes in market conditions. For example, the indentures contain covenants that limit our ability, and the ability of our “restricted subsidiaries” (as defined therein), to:

•	incur or guarantee additional indebtedness and issue preferred stock;

•	pay dividends on or redeem or repurchase capital stock, make certain investments or make certain payments on or with respect to subordinated and junior debt;

•	create or incur certain liens;

•	impose restrictions on the ability of restricted subsidiaries to pay dividends;

•	merge or consolidate with other entities;

•	enter into certain transactions with affiliates;

•	impair our ability to grant security interests in the collateral securing our debt; and

•	engage in certain lines of business.

These limitations may adversely affect our ability to take actions that we would choose to take in the absence of such restrictions, such as pursue certain business opportunities, obtain certain financing, pay dividends, redeem shares, sell assets or fund capital expenditures, and may adversely affect our ability to react to changes in market or competitive conditions or withstand a downturn in our business.

We and our subsidiaries may incur significant amounts of additional debt.

We and our subsidiaries may incur significant amounts of additional debt in the future, including additional first lien secured debt (up to $50 million of which may be superpriority first lien debt), subject to the limitations in the indentures governing our First Lien Notes and Second Lien PIK Notes. If we incur additional debt, the risks related to our capital structure and outstanding indebtedness could be exacerbated, and we may not be able to meet all of our debt obligations.

We cannot assure you that we will ever pay cash interest on the Second Lien PIK Notes, and the payment of PIK interest will increase our indebtedness and the risks associated therewith.

The indenture governing the Second Lien PIK Notes provides that we are permitted to pay all or a portion of the interest on such notes in cash in lieu of payment in-kind (“PIK”) interest. However, our ability to pay cash interest on the Second Lien PIK Notes will depend on available restricted payment capacity under the indenture governing the First Lien Notes. We cannot assure you that we will have available capacity or, if we do have available capacity, that we will use that capacity to pay cash interest on the Second Lien PIK Notes. As a result, holders of the Second Lien PIK Notes could potentially receive no cash interest on such notes. In addition, the payment of PIK interest will increase our indebtedness, related interest obligations, and the risks associated therewith. For additional information regarding our Second Lien PIK Notes, see Note 5 to our unaudited consolidated financial statements included in our Form 6-K reporting our third quarter 2018 results filed with SEC on December 4, 2018.

Default under the terms of the indentures governing our First Lien Notes and Second Lien PIK Notes could result in an acceleration of our indebtedness.

If we are unable to make required payments of principal and interest on our debt or to comply with the other covenants and restrictions in the indentures governing our First Lien Notes and Second Lien PIK Notes, or other debt agreements we may enter into in the future, there could be a default under the terms of these debt instruments. Our ability to make such payments and to comply with other covenants and restrictions may be affected by events beyond our control. As a result, we cannot assure you that we will be able to make such payments and to comply with the other covenants and restrictions.

If an event of default under the indentures governing our Notes occurs, the holders of the Notes may accelerate the Notes and declare all amounts outstanding due and payable. Borrowings under other future debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occurs, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us.

We are a holding company and will depend on cash flow from our operating subsidiaries to meet required payments on our debt.

We conduct our operations through, and most of our assets are owned by, our subsidiaries. Our operating income and cash flow are generated by our subsidiaries. As a result, the principal source of funds necessary to meet our obligations in respect of our indebtedness will be cash we obtain from our subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition, operating requirements and debt requirements, may limit our ability to obtain cash from our subsidiaries to meet our debt service obligations. Our inability to obtain cash from our subsidiaries may mean that, even though we may have sufficient resources on a consolidated basis to meet our obligations, we may not be able to pay our debts or meet our other obligations. In addition, applicable tax laws may subject such subsidiaries’ distributions to us to further taxation.

We may not be able to satisfy our obligations to holders of our First Lien Notes and Second Lien PIK Notes upon a change of control.

The indentures governing the Notes contain provisions relating to certain events constituting a “change of control” (as defined therein). Upon a change of control, holders of the Notes will have the right to require us to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. Our ability to repurchase Notes upon a change of control would be limited by our access to funds at the time of the repurchase and the terms of our then-outstanding debt agreements, which could restrict or prohibit such a repurchase. A change of control may also result in a default under other future debt instruments, giving the holders of such obligations the right to accelerate payment thereunder. We cannot assure you that we will have sufficient funds available upon a change of control to make any required repurchases of Notes or to make any other required repayments of debt.

Risks Related to Our Common Shares

Our common shares were relisted and began trading on the NYSE on December 18, 2018; however, an active, liquid and orderly market for our common shares may not develop or be sustained. Investors may be unable to sell common shares at or above the price they bought them for.

Our common shares were relisted and began trading on the NYSE on December 18, 2018. We can give no assurances that an active, liquid and orderly trading market for our common shares will be developed or will be sustained. We believe that as of the Plan Effective Date, approximately 88% of our outstanding common shares were controlled by approximately eight principal shareholders. There can be no assurance that any of our existing shareholders will sell any or all of their common shares. There may be a lack of supply of, or demand for, our common shares on the NYSE, and in such case, the trading prices of our common shares may be particularly volatile and a holder of common shares may not be able to sell the number of shares such holder wants to sell at the desired price. From September 13, 2017 to December 17, 2018, our common shares were traded on the over-the-counter market and from November 11, 2011 to September 12, 2017 our common shares were traded on the NYSE; however, our capital structure, business and market conditions have changed substantially during that time and as a result investors should not rely on our historical trading prices.

Sales of our common shares by existing shareholders, or the perception that these sales may occur, may depress the trading price of our common shares or cause the trading price of our common shares to decline.

Up to 54,762,877 of our common shares may be sold pursuant to this prospectus by the selling shareholders, which represents approximately 73% of our issued and outstanding common shares as of the Plan Effective Date. We cannot predict the timing or amount of future sales of our common shares by selling shareholders, but such sales, or the perception that such sales could occur, may adversely affect prevailing trading prices for our common shares. See “Shares Eligible for Future Sale.”

We may pay little or no dividends on our common shares.

We do not expect to pay dividends on our common shares for the foreseeable future. The payment of any future dividends to our shareholders will depend on decisions that will be made by our board of directors and will depend on then-existing conditions, including our operating results, financial condition, business prospects, Luxembourg corporate law restrictions, and restrictions under the indentures governing our Notes and under any future debt agreements or contracts.

Certain shareholders have the right to appoint directors to our board of directors, and have the ability to influence other corporate matters, and their interests may not coincide with yours.

Our Articles establish a board of directors of seven directors, with three Class B directors and four Class A directors. Pursuant to the Governance Agreement, until the “Nomination Termination Time” (as defined therein), the Avenue Parties have the right to nominate one Class B director, the SVP Parties have the right to nominate one Class B director and the Other Lenders have the right to nominate one Class B director. From and after the Nomination Termination Time, the board of directors will cease to be classified.

Pursuant to our Articles and the Governance Agreement, prior to the Nomination Termination Time, any two Class B directors acting in their capacities as such (a “Class B Majority”) have broad authority to act on the Company’s behalf in connection with any Acquisition Proposal or Acquisition (as such terms are defined in the Articles), including but not limited to the authority to solicit prospective Acquisition Proposals, to retain, at the Company’s expense such consultants, legal counsel and other advisors as a Class B Majority may from time to time deem appropriate to assist the Class B directors in the performance of their duties with respect to Acquisition Proposals, and subject to specified conditions, to execute and deliver on behalf of the Company definitive documentation providing for the consummation of an Acquisition. For additional information, see “Description of Share Capital.”

In addition, as of the Plan Effective Date, only a few of our shareholders, if they were to act in concert, could control the election of our four Class A directors. As a result of the nomination rights in the Governance Agreement and the concentration of ownership of our common shares, a relatively few number of shareholders are able to influence the composition of our board of directors and thereby our management and business strategy. Further, as of the Plan Effective Date, only a few of our shareholders, if they were to act in concert, could determine the outcome of a shareholder vote on significant corporate matters. The interests of these shareholders may not coincide with your interests.

As a “foreign private issuer,” we are exempt from most of the NYSE corporate governance standards applicable to U.S. public companies, except for the requirement to have an independent audit committee.

We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the NYSE rules, a “foreign private issuer” is subject to less stringent corporate governance requirements than a domestic issuer. Subject to certain exceptions, the rules of the NYSE permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of the NYSE. Based on the foregoing we may elect not to comply with certain NYSE corporate governance requirements, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that all independent directors meet in executive session at least once a year, (iii) the requirement that the nominating/corporate governance committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities, (iv) the requirement that the compensation committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities and (v) the requirement to adopt corporate governance guidelines. We are required to have, and do have, an audit committee composed entirely of independent directors. Accordingly, investors may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

As a “foreign private issuer,” we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies. This may limit the information available to holders of our common shares.

As a “foreign private issuer,” we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our Company than there is for U.S. public companies.

The rights of our shareholders and responsibilities of our directors and officers are governed by Luxembourg law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including jurisdictions in the United States.

Our corporate affairs are governed by our Articles, and by the laws governing companies incorporated in Luxembourg, including the Luxembourg Company Law (loi du 10 août 1915 concernant les sociétés commerciales). The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law differ in some respects from those of a company incorporated under other jurisdictions, including jurisdictions in the United States. Corporate laws governing Luxembourg companies may not be as extensive as those in effect in U.S. jurisdictions and the Luxembourg Company Law (as defined above) in respect of corporate governance matters might not be as protective of shareholders as the corporate law and court decisions interpreting the corporate law in Delaware, where the majority of U.S. public companies are incorporated. In addition, we anticipate that all of our shareholder meetings will take place in Luxembourg. Our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

Because we are incorporated under the laws of Luxembourg, shareholders may face difficulty protecting their interests, and their ability to obtain and enforce judgments through other international courts, including courts in the United States, may be limited.

We are a public limited liability company incorporated under the laws of Luxembourg, and as a result, it may be difficult for investors to effect service of process within the United States upon us or to enforce judgments against us obtained in U.S. courts based on the civil liability provisions of the federal securities laws of the United States. In addition, a substantial portion of our assets may be located outside the United States. There is uncertainty as to whether the courts of Luxembourg would enforce final judgments of United States courts obtained against us predicated upon the civil liability provisions of the federal securities laws of the United States.

Tax Risks

Changes in tax laws, treaties or regulations or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, treaties and regulations, both in the United States and internationally. Tax laws, treaties and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate or are resident. Our income tax expense is based upon the interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our structure, or if we otherwise lose a material tax dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

We may not be able to make distributions without subjecting our shareholders to Luxembourg withholding tax.

If we are not successful in our efforts to make distributions, if any, through a withholding tax free reduction of share capital or share premium (the absence of withholding on such distributions is subject to certain requirements), then any dividends paid by us generally will be subject to a Luxembourg withholding tax at a rate of 15% (17.65% if the dividend tax is not withheld from the shareholder) (subject to the reductions/exceptions discussed under “Certain Taxation Considerations—Luxembourg Tax Considerations”). The withholding tax must be withheld by the Company from the gross distribution and paid to the Luxembourg tax authorities. Under current Luxembourg tax law, a reduction of share capital or share premium is not subject to Luxembourg withholding tax provided that certain conditions are met, including, for example, the condition that we do not have distributable reserves or profits. However, there can be no assurance that our shareholders will approve such a reduction in share capital or share premium, that we will be able to meet the other legal requirements for a reduction in share capital or share premium, or that Luxembourg tax withholding rules will not be changed in the future. In addition, over the long term, the amount of share capital and share premium available for us to use for capital reductions will be limited. If we are unable to make a distribution through a withholding tax free reduction in share capital or share premium, we may not be able to make distributions without subjecting our shareholders to Luxembourg withholding taxes.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares.

A foreign corporation will be treated as a “passive foreign investment company,” or “PFIC”, for U.S. federal income tax purposes if, after the application of certain look-through rules, either: (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the corporation’s assets for any taxable year produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than certain rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business, but does not include income derived from the performance of services. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our operations as of the date of this prospectus, we believe that we will not be a PFIC in the current taxable year and that we will not become a PFIC in any future taxable year. However, this involves a facts and circumstances analysis and it is possible that the IRS would not agree with this conclusion. Further, the determination of whether a corporation is a PFIC is made annually and thus may be subject to change. Therefore, we can give investors no assurance as to our PFIC status. Investors are encouraged to consult their own independent tax advisors about the PFIC rules, including the availability of certain elections and reporting requirements. For additional information see “Certain Taxation Considerations—U.S. Federal Income Tax Considerations.”

We may become a controlled foreign corporation in the future

While we do not believe that we are currently a controlled foreign corporation (“CFC”), we will become a CFC if U.S. persons, who own (or are considered to own, as a result of the attribution rules) 10% or more of the voting power of our stock (each a “10% U.S. shareholder”), collectively own more than 50% of either the total combined voting power of all classes of our voting stock or the total value of our stock.

If we become a CFC, each U.S. Holder that is a 10% U.S. shareholder may be required to include in income its allocable share of our “Subpart F” income reported. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits (as determined for U.S. federal income tax purposes). These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, if we become a CFC, a 10% U.S. shareholder may be required to report as ordinary income its allocable share of our Subpart F income without corresponding receipts of cash.

Further, if we become a CFC, the tax basis of a 10% U.S. shareholder shares will be increased to reflect any required Subpart F income inclusions. Such income may be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by us from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to “qualified dividend income” for individual U.S. persons.

Regardless of whether we have any Subpart F income, if we become a CFC, any gain recognized by a 10% U.S. shareholder from the disposition of our stock will be treated as ordinary income to the extent of such holder’s allocable share of the our current and/or accumulated earnings and profits. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules.

If we are classified as both a CFC and a PFIC, a 10% U.S. shareholder will be required to include amounts in income as described this subheading, and the consequences described under the subheading “—Passive Foreign Investment Company” above will not apply. The interaction of these rules is complex. U.S. Holders should consult their own advisers as to the consequences of the CFC and PFIC rules in their individual circumstances.

Changes in our U.S. federal income tax classification, or that of our subsidiaries, could result in adverse tax consequences to our 10% or greater U.S. shareholders.

The Tax Cuts and Jobs Act (the “2017 Act”) signed on December 22, 2017 may have changed the consequences to U.S. shareholders that own, or are considered to own, as a result of the attribution rules, 10% or more of the voting power or value of the stock of a non-U.S. corporation (a “10% U.S. shareholder”) under the U.S. federal income tax laws applicable to owners of U.S. controlled foreign corporations (“CFCs”).

The 2017 Act repealed Section 958(b)(4) of the Code, which, unless clarified in future regulations or other guidance, may result in classification of certain of the Company’s foreign subsidiaries as CFCs with respect to any single 10% U.S. shareholder. This may be the result without regard to whether 10% U.S. shareholders together own, directly or indirectly, more than 50% of the voting power or value of the Company as was the case under prior rules. The repeal is effective as of the last taxable year of CFCs beginning before January 1, 2018 and for the taxable year of 10% U.S. shareholders in which the CFCs’ taxable year ends.

Additional tax consequences to 10% U.S. shareholders of a CFC may result from other provisions of the 2017 Act. For example, the 2017 Act added Section 951A of the Code which requires a 10% U.S. shareholder of a CFC to include in income its pro-rata share of the global intangible low-taxed income (GILTI) of the CFC. The 2017 Act also eliminated the requirement in Section 951(a) of the Code necessitating that a foreign corporation be considered a CFC for an uninterrupted period of at least 30 days in order for a 10% U.S. shareholder to have a current income inclusion.

From time to time, the Company may elect to employ measures such as a stock buyback program that could inadvertently create additional 10% U.S. shareholders or result in the Company itself becoming a CFC, and thus trigger adverse tax consequences for those shareholders as described above. We urge shareholders to consult their individual tax advisers for advice regarding the 2017 Act revisions to the U.S. Federal income tax laws applicable to owners of CFCs given the current uncertainty regarding their scope of applicability.

If a U.S. Person is treated as owning at least 10% of our common shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our common shares, such person may be treated as a “U.S. shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations, regardless of whether or not we are treated as a controlled foreign corporation. A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. Failure to comply with these reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. An individual who is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is treated as a U.S. shareholder with respect to any such controlled foreign corporation or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. investor should consult its advisors regarding the potential application of these rules to an investment in our common shares.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares offered hereby.

DISTRIBUTION POLICY

We do not expect to pay dividends on our common shares for the foreseeable future. The payment of any future dividends to our shareholders will depend on decisions that will be made by our board of directors and will depend on then-existing conditions, including our operating results, financial condition, business prospects, Luxembourg corporate law restrictions, and restrictions under the indentures governing our Notes and under any future debt agreements or contracts. For additional information, see “Description of Share Capital.”

DILUTION

The sale of our common shares by the selling shareholders pursuant to this prospectus will not result in any dilution to our shareholders, because the selling shareholders are selling issued and outstanding common shares that they have already acquired in connection with the Plan.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2018: (1) on an actual basis and (2) on a pro forma basis to give effect to the following adjustments as if they occurred on September 30, 2018: (i) all reorganization adjustments pursuant to the Plan, including the release of escrowed funds from the First Lien Notes and the Second Lien PIK Note issuances and the equity rights offering and QP Private Placement, and (ii) adjustments related to the adoption of fresh start accounting in accordance with ASC 852, Reorganizations.

The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimated and preliminary information. We believe such assumptions are reasonable under the circumstances. The actual adjustments that will appear in our 2018 audited consolidated financial statements will depend on a number of factors and additional information that is available. Accordingly, the actual adjustments that will appear in our 2018 audited consolidated financial statements will differ from these pro forma adjustments, and those differences may be material. The table should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and related notes thereto included or incorporated by reference in this prospectus.

	As of September 30, 2018
	Actual	Pro Forma
	(Unaudited)	(Unaudited)
	(in thousands)
Cash and cash equivalents	$199,459	$431,787
Restricted cash	1,032,691	8,500

	$1,232,150	$440,287

Debtor-in-possession financing	$50,000	$—
Long term debt(1)	1,024,070	1,071,844
Liabilities subject to compromise(2)	3,084,836	—

Total debt	4,158,906	1,071,844
Old shareholders’ equity	1,809,408	—
New shareholders’ equity	—	1,721,018

Total capitalization	$5,968,314	$2,792,862

(1)

Actual balance represents the outstanding principal amount of First Lien Notes and Second Lien PIK Notes. Pro forma balance reflects elimination of unamortized deferred financing costs and preliminary fair value adjustment of the First Lien Notes and Second Lien PIK Notes.

(2)

Liabilities subject to compromise reflects prepetition liabilities that include approximately $3,043.9 million of debt, $39.2 million of accrued interest and $1.7 million of accounts payable and other estimated allowed claims.

THE REORGANIZATION

This section provides a summary description of the Debtors’ restructuring and emergence from the Chapter 11 bankruptcy proceedings reflecting the confirmation of the Plan by the Bankruptcy Court on November 2, 2018 and the Debtors’ emergence from the Chapter 11 bankruptcy proceedings on November 19, 2018. The description in this section is qualified in its entirety by reference to the Plan, which is an Exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

Background

On November 12, 2017, the Debtors and the Zonda Debtors (collectively the “Initial Debtors”) filed voluntary petitions in the Bankruptcy Court, jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW). During the course of the Chapter 11 bankruptcy proceedings, the Initial Debtors continued to operate their businesses as debtors-in-possession.

The Initial Debtors’ exclusive right to file a plan of reorganization was extended by the Bankruptcy Court on multiple occasions while the Company, our secured creditor groups and our former majority shareholder, Quantum Pacific (Gibraltar) Limited, participated in mediation sessions. On July 31, 2018, the Initial Debtors filed with the Bankruptcy Court the Initial Debtors’ Joint Chapter 11 Plan of Reorganization and the related Disclosure Statement, based on a proposal presented to the Company’s board of directors by an ad hoc group of the Company’s creditors holding a substantial majority of the Company’s 2017 Notes, 2020 Notes and Term Loan B, consisting primarily of Abrams Capital Management, L.P., Avenue Capital Group, LLC, Fidelity Management & Research Company, Highbridge Capital Management LLC, Strategic Value Partners, LLC and Whitebox Advisors LLC.

As a result of additional mediation, on August 15, 2018 the Company’s former majority shareholder and the Ad Hoc Group reached an agreement (the “Global Settlement Agreement”). Pursuant to the Global Settlement Agreement, Quantum Pacific (Gibraltar) Limited agreed to place orders to purchase certain of our First Lien Notes and Second Lien PIK Notes, to purchase new equity in our reorganized Company and to cooperate with the Company regarding changes in the Company’s equity capital contemplated by the Plan that would require a vote of shareholders under Luxembourg law. The Company agreed to pay Quantum Pacific (Gibraltar) Limited’s, and certain related parties’, reasonable fees and out-of-pocket expenses incurred in connection with the bankruptcy proceedings, subject to an overall cap of $13 million in the aggregate. On August 31, 2018, the Initial Debtors filed with the Bankruptcy Court the First Amended Joint Chapter 11 Plan of Reorganization and First Amended Disclosure Statement to reflect the Global Settlement Agreement.

The Plan of Reorganization

The Plan, as subsequently amended and confirmed by the Bankruptcy Court, provided for the comprehensive restructuring and recapitalization of the Debtors through the following principal transactions:

•	the issuance of $750.0 million in aggregate principal amount of 8.375% First Lien Notes due 2023, secured by first-priority liens in substantially all assets of the Debtors (the “First Lien Notes”);

•

the issuance of $273.6 million in aggregate principal amount of 11.000% / 12.000% Second Lien PIK Notes due 2024, secured by second-priority liens in substantially all assets of the Debtors (the “Second Lien PIK Notes”);

•

a $460.0 million equity rights offering providing holders of 2017 Notes, 2020 Notes and Term Loan B (collectively, the “Undersecured Claims”) with subscription rights to purchase up to 58.9% of the common shares of the reorganized Company (the “equity rights offering”);

•

a $40.0 million private placement to Quantum Pacific (Gibraltar) Limited pursuant to which Quantum Pacific (Gibraltar) Limited purchased 5.1% of the common shares of the reorganized Company (the “QP Private Placement”);

•	the issuance of 32.6% of the common shares of the reorganized Company to holders of 2017 Notes, 2020 Notes and Term Loan B in exchange for their Undersecured Claims; and

•	the issuance of up to 3.4% of the common shares of the reorganized Company to members of the Ad Hoc Group in payment of their commitment fee for backstopping the equity rights offering.

Pursuant to the Plan, the Company’s pre-petition Revolving Credit Facility and Senior Secured Credit Facility and post-petition DIP Financing were paid in full. Holders of the Company’s Term Loan B, 2017 Notes and 2020 Notes were fully equitized in exchange for their Undersecured Claims and, together with their receipt and exercise of subscription rights to purchase common shares in the equity rights offering, received most of the common shares issued under the Plan. Under the Plan, existing holders of the Company’s common shares received no recovery. Due to the Reverse Stock Split and the issuance of new common shares under the Plan, existing holders of the Company’s common shares were diluted such that they held in the aggregate less than 0.003% of the Company’s common shares outstanding as of the Plan Effective Date. Additionally, pursuant to the Plan, the undisputed claims of unsecured creditors such as customers, employees and vendors will be paid in full in the ordinary course of business.

During September 2018, the Debtors made additional changes to the Plan, including to remove the Zonda Debtors as Debtors under the Plan. The Zonda Debtors are no longer Debtors under the Plan and have filed a separate plan of reorganization. For additional information, see “Prospectus Summary—Zonda Arbitration.”

The Refinancing Transactions

In furtherance of the refinancing transactions contemplated by the Plan, on August 23, 2018, the Bankruptcy Court approved motions facilitating issuance of the First Lien Notes and Second Lien PIK Notes by wholly-owned special purpose subsidiaries of the Company. In addition, as authorized by the Bankruptcy Court, the Company entered into a commitment letter with Credit Suisse Securities (USA) LLC (the “Initial Purchaser”) on August 24, 2018, pursuant to which the Initial Purchaser agreed to (i) execute and deliver a purchase agreement pursuant to which the Initial Purchaser agreed to purchase the First Lien Notes from the Company and (ii) market the Second Lien PIK Notes on an uncommitted basis, and the Company agreed to pay certain fees and expenses and provided certain indemnities.

In connection with the offering of the Second Lien PIK Notes, the Company entered into a commitment agreement (as amended, the “Second Lien Commitment Agreement”) with certain members of the Ad Hoc Group (the “Second Lien Commitment Parties”), pursuant to which the Second Lien Commitment Parties agreed, severally and not jointly, to purchase their pro rata share of the Second Lien PIK Notes not purchased in the offering of such notes. In exchange for such commitment, approximately $23.6 million aggregate principal amount of Second Lien PIK Notes was issued as a commitment fee to the Second Lien Commitment Parties.

On September 25, 2018, the Debtors entered into a superpriority, secured Debtor-in-Possession Term Loan Agreement (the “DIP Agreement”) between the Company, as the borrower, the subsidiary guarantors party thereto, lenders consisting of Credit Suisse Loan Funding LLC and members of the Ad Hoc Group, and Wilmington Trust, National Association as administrative agent and collateral agent. Pursuant to the DIP Agreement, the lenders thereunder made available to the Debtors a senior secured superpriority term loan facility of up to $85.0 million (the “DIP Financing”) to allow the Debtors to (i) continue to operate their businesses and manage their properties as debtors and debtors-in-possession and (ii) pay certain fees, costs, expenses and escrowed interest with respect to the First Lien Notes and Second Lien PIK Notes. Borrowings pursuant to the DIP Agreement were paid in full upon the Company’s emergence from bankruptcy.

On September 26, 2018, the Bankruptcy Court entered orders approving the Company’s amended Disclosure Statement, authorizing the Debtors to commence the equity rights offering and QP Private Placement, and approving key dates in the Plan confirmation schedule, including the commencement of the solicitation of votes under the Plan on September 27, 2018 and a Plan confirmation hearing date of October 31, 2018.

On September 26, 2018, the Company closed the issuance of the First Lien Notes and Second Lien PIK Notes by special purpose wholly-owned subsidiaries of the Company. The net proceeds of the offerings were funded into separate escrow accounts pending the Debtors’ emergence from bankruptcy.

On September 27, 2018, the Debtors, certain members of the Ad Hoc Group (the “Commitment Parties”), Quantum Pacific (Gibraltar) Limited and certain holders of Undersecured Claims that were not members of the Ad Hoc Group (the “Reserve Parties”) entered into a Commitment Agreement (Equity) (the “Equity Commitment Agreement”). Pursuant to the Equity Commitment Agreement (i) the Commitment Parties and the Reserve Parties agreed, severally and not jointly, to fully exercise all subscription rights owned by them in the equity rights offering, (ii) Quantum Pacific (Gibraltar) Limited agreed to purchase $40.0 million in new common shares pursuant to the QP Private Placement, and (iii) the Commitment Parties agreed, severally and not jointly, to purchase their pro rata share of any unsubscribed new common shares not purchased in the equity rights offering and/or the QP Private Placement. In exchange for such commitment, each Commitment Party was entitled to receive its pro rata share of a commitment fee, payable in new common shares. The aggregate number of new common shares issued to pay the commitment fee was approximately 3.4% of the number of common shares of the reorganized Company outstanding upon emergence from bankruptcy.

On September 27, 2018, the Debtors filed a Modified Third Amended Joint Plan of Reorganization and related Modified Third Amended Disclosure Statement, commenced the solicitation of votes to approve the Plan and commenced the equity rights offering.

As contemplated by the Plan, on October 17, 2018 and October 22, 2018 the Debtors filed with the Bankruptcy Court a Plan supplement and amended Plan supplement, respectively, to include certain documents and drafts of certain documents related to the Plan, including the final indentures for the First Lien Notes and Second Lien PIK Notes, a draft of the intercreditor agreement governing the Notes, a draft of proposed amendments to the Company’s Articles, information regarding the board of directors of the reorganized Company, a draft registration rights agreement, and a description of the mechanics of the contemplated Reverse Stock Split.

On November 2, 2018, the Bankruptcy Court issued the Confirmation Order approving the Debtors’ Fourth Amended Joint Plan of Reorganization with certain technical modifications. Copies of the Modified Fourth Amended Joint Plan of Reorganization and the Confirmation Order are Exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference.

On October 25, 2018, November 5, 2018 and November 19, 2018, the Company held extraordinary general meetings of shareholders to facilitate and effectuate certain transactions contemplated by the Plan. At the extraordinary general meetings, the shareholders approved amendments to the Company’s Articles and changes to the Company’s share capital, including a 1-for-10,000 Reverse Stock Split, pursuant to which the Company’s pre-emergence shareholders received one new common share for every 10,000 common shares they owned. In addition, the shareholders approved the merger into the Company of the Company’s wholly-owned special purpose subsidiaries that issued the First Lien Notes and Second Lien PIK Notes. The shareholders also elected W. Matt Ralls as a Class A director and Daniel Han, Donald Platner and Kiran Ramineni as Class B directors of the Company, effective upon the resignation of all of the Company’s prior directors in connection with the Company’s emergence from bankruptcy.

Completion of the Refinancing Transactions; Plan Effective Date

On the Plan Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy. Pursuant to the Plan, the following principal transactions and events occurred on the Plan Effective Date:

•

Completion of $500.0 Million Offerings of Common Shares. The Company issued common shares in connection with the completion of its $460.0 million equity rights offering and $40.0 million QP Private Placement.

•

Issuance of Common Shares to Equitize Undersecured Claims and in Payment of Equity Commitment Fee. The Company issued common shares to holders of its 2017 Notes, 2020 Notes and Term Loan B, and such indebtedness was extinguished. The Company also issued common shares to members of the Ad Hoc Group in payment of the commitment fee owed pursuant to the Equity Commitment Agreement.

•

Assumption of the First Lien Notes and Second Lien PIK Notes; Release of Escrowed Proceeds to the Company. The Company’s two wholly-owned special purpose subsidiaries that issued the First Lien Notes and Second Lien PIK Notes merged into the Company; the Company assumed all of the obligations of such issuers under such Notes and executed supplemental indentures in connection therewith; certain subsidiaries of the Company guaranteed the Notes as required pursuant to the indentures for the Notes and executed supplemental indentures in connection therewith; the Company and guarantors executed documents providing collateral as required pursuant to the indentures for the Notes; and the net proceeds of the issuance of the Notes were released to the Company.

•

Repayment of Revolving Credit Facility, Senior Secured Credit Facility and DIP Financing. The Company paid all obligations owed under its pre-petition Revolving Credit Facility and Senior Secured Credit Facility, and under its post-petition DIP Financing, and all such indebtedness was extinguished.

•	Completion of Reverse Stock Split. Prior to the issuance of the shares described above, the Company effected the 1-for-10,000 Reverse Stock Split.

•

Amendment of Articles of Association. The Company’s Articles were amended to, among other things, reflect the new capital structure and to establish a classified board of Class A directors and Class B directors.

•

Governance Agreement. The Company entered into a Governance Agreement with certain holders of its shares, which provides for, among other things, director nomination and board observer rights of the parties, as well as an agreement to increase the Company’s share capital at the request of certain parties.

•

Resignation of Directors and Election of New Directors. All of the Company’s directors prior to our emergence from bankruptcy resigned from the board of directors and upon our emergence from bankruptcy, W. Matt Ralls (Chairman), David Weinstein and Bernie G. Wolford Jr. joined the board of directors as Class A directors and Daniel Han, Donald Platner, and Kiran Ramineni joined the board of directors as Class B directors. Subsequent to our emergence from bankruptcy, John V. Simon joined our board of directors as a Class A director.

•	Appointment of Chief Executive Officer. Bernie G. Wolford Jr. was appointed Chief Executive Officer of the Company.

•

Registration Rights Agreement. The Company entered into a Registration Rights Agreement with certain holders of its shares, which grants such holders certain registration rights with respect our common shares.

As a result of the issuance of common shares described above, the Company had issued and outstanding on the Plan Effective Date approximately 75.0 million common shares, and approximately 7.5 million shares were reserved for issuance pursuant to management incentive plans. Due to the Reverse Stock Split and issuance of the new common shares under the Plan as described above, the Company’s common shares prior to the Company’s emergence from bankruptcy were diluted such that they represented in the aggregate less than 0.003% of the Company’s outstanding common shares as of the Plan Effective Date.

The Company believes that the principal holders of its common shares immediately following the issuance of shares on the Plan Effective Date were as follows:

Principal Shareholders	Post-Emergence Ownership (%)
Avenue Parties	24.94%
SVP Parties	24.91%
Abrams Parties	9.89%
Fidelity Parties	8.17%
Whitebox Parties	6.87%
TOR Investment Management	5.39%
Quantum Pacific (Gibraltar) Limited.	5.12%
Highbridge Parties	2.73%

Total	88.02%

The Zonda Debtors are not Debtors under the Plan and have filed a separate plan of reorganization.

As a result of the above-described share issuances, change in the composition of the board of directors, amendments to the Articles and the execution and delivery of the Governance Agreement, a change in control of the Company occurred on the Plan Effective Date in connection with the Company’s emergence from bankruptcy.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial data of the Company give effect to the Plan, including the financing transactions contemplated thereunder. The unaudited pro forma condensed consolidated financial data present the financial information of the Company assuming the Plan Effective Date had occurred on September 30, 2018 for the unaudited condensed consolidated balance sheet and immediately prior to January 1, 2017 for the unaudited condensed consolidated statements of operations.

Asset and liability valuations for fresh start accounting adjustments are preliminary. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the preliminary unaudited pro forma condensed consolidated balance sheet could significantly impact the reported values of assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material. Fresh-start balances will also differ due to transactions occurring between September 30, 2018 and the Plan Effective Date.

The unaudited pro forma condensed consolidated financial data presented herein is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods.

With the assistance of financial advisors, we preliminarily determined the enterprise and corresponding equity value of the successor using various valuation methods, including: (i) a calculation of the present value of future cash flows based on our financial projections, and (ii) a peer group trading analysis with peer values evaluated on a dollar value per drillship basis. The enterprise value and corresponding equity value are dependent upon achieving the future financial results set forth in our valuations, as well as the realization of certain other assumptions. All estimates, assumptions, valuations and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, we cannot assure you that the estimates, assumptions, valuations or financial projections will be realized, and actual results could vary materially.

For purposes of the accompanying unaudited pro forma condensed consolidated financial data, our reorganization value is an estimated enterprise value of $2.075 billion plus assets associated with the arbitration with SHI related to the Pacific Zonda of $278.0 million, and cash on hand of $440.3 million. We applied this enterprise value to the unaudited pro forma condensed consolidated statements of operations and balance sheet immediately prior to January 1, 2017 and September 30, 2018, respectively. A valuation with assumptions and economic data as of January 1, 2017 and as of September 30, 2018 would likely result in an enterprise value that is materially different from the valuation calculated for the purposes of the unaudited pro forma condensed consolidated financial data.

Pacific Drilling S.A. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

(in thousands) (unaudited)

	Predecessor	Pro Forma Adjustments				Successor
	September 30, 2018	Reorganization Adjustments		Fresh Start Accounting Adjustments		Pro Forma September 30, 2018
Assets:
Cash and cash equivalents	$199,459	$232,328	(1)	$—		$431,787
Restricted cash	1,032,691	(1,024,191	)(1)	—		8,500
Accounts receivable, net	34,977	—		—		34,977
Materials and supplies	84,299	—		(45,495	)(9)	38,804
Deferred costs, current	11,623	—		(11,623	)(10)	—
Prepaid expenses and other current assets	10,214	(956	)(2)	(693	)(11)	8,565

Total current assets	1,373,263	(792,819)		(57,811)		522,633
Property and equipment, net	4,456,043	—		(2,457,592	)(12)	1,998,451
Long-term receivable	202,575	—		—	(13)	202,575
Intangible asset	—	—		120,000	(14)	120,000
Other assets	26,742	(1,457	)(3)	(11,732	)(10)	13,553

Total assets	6,058,623	(794,276)		(2,407,135)		2,857,212

Liabilities and shareholders’ equity:
Accounts payable	14,937	—		—		14,937
Accrued expenses	56,187	(34,494	)(4)	(452	)(15)	21,241
Debtor-in-possession financing	50,000	(50,000	)(1)	—		—
Accrued interest	32,534	(31,662	)(5)	—		872
Deferred revenue, current	19,136	—		(19,136	)(16)	—

Total current liabilities	172,794	(116,156)		(19,588)		37,050
Long-term debt, net of current maturities	961,091	—		110,753	(17)	1,071,844
Other long-term liabilities	30,494	—		(3,604	)(18)	26,890

Total liabilities not subject to compromise	1,164,379	(116,156)		87,561		1,135,784
Liabilities subject to compromise	3,084,836	(3,084,426	)(6)	—		410
Commitments and contingencies
Shareholders’ equity:
Common shares and additional paid-in capital	2,368,284	1,721,927	(7)	(2,369,193	)(19)	1,721,018
Accumulated other comprehensive loss	(13,915)	—		13,915	(19)	—
Accumulated deficit	(544,961)	684,379	(8)	(139,418	)(19)	—

Total shareholders’ equity	1,809,408	2,406,306		(2,494,696)		1,721,018

Total liabilities and shareholders’ equity	$6,058,623	$(794,276)		$(2,407,135)		$2,857,212

Pacific Drilling S.A. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(in thousands) (unaudited)

	Predecessor			Successor
	Nine months ended	Pro Forma		Pro Forma Nine months ended
	September 30, 2018	Adjustments		September 30, 2018
Revenues
Contract drilling	$205,306	$—		$205,306
Costs and expenses
Operating expenses	(164,556)	—		(164,556)
General and administrative expenses	(41,032)	127	(20)	(40,905)
Depreciation and amortization expense	(210,115)	16,721	(21)	(193,394)

	(415,703)	16,848		(398,855)

Operating loss	(210,397)	16,848		(193,549)
Other income (expense)
Interest expense	(77,586)	7,638	(22)	(69,948)
Reorganization items	(56,108)	56,108	(23)	—
Other income (expense)	466	—		466

Loss before income taxes	(343,625)	80,594		(263,031)
Income tax expense	(953)	(705	)(25)	(1,658)

Net loss	$(344,578)	$79,889		$(264,689)

Loss per common share, basic	$(16.13)			$(3.53)
Weighted-average number of common shares, basic	21,357			75,000
Loss per common share, diluted	$(16.13)			$(3.53)
Weighted-average number of common shares, diluted	21,357			75,000

Pacific Drilling S.A. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(in thousands) (unaudited)

	Predecessor			Successor
	Year ended December 31, 2017	Pro Forma Adjustments		Pro Forma Year ended December 31, 2017
Revenues
Contract drilling	$319,716	$—		$319,716
Costs and expenses
Operating expenses	(244,089)	—		(244,089)
General and administrative expenses	(87,134)	16,318	(20)	(70,816)
Depreciation and amortization expense	(278,949)	21,090	(21)	(257,859)

	(610,172)	37,408		(572,764)

Operating loss	(290,456)	37,408		(253,048)
Other income (expense)
Interest expense	(178,983)	88,204	(22)	(90,779)
Write-off of deferred financing costs	(30,846)	30,846	(24)	—
Reorganization items	(6,474)	6,474	(23)	—
Other income (expense)	(5,544)	—		(5,544)

Loss before income taxes	(512,303)	162,932		(349,371)
Income tax expense	(12,863)	(833	)(25)	(13,696)

Net loss	$(525,166)	$162,099		$(363,067)

Loss per common share, basic	$(24.64)			$(4.84)
Weighted-average number of common shares, basic	21,315			75,000
Loss per common share, diluted	$(24.64)			$(4.84)
Weighted-average number of common shares, diluted	21,315			75,000

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments included in the unaudited pro forma condensed consolidated balance sheet above reflect the effects of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”) as well as fair value and other required adjustments resulting from the adoption of fresh start accounting (reflected in the column “Fresh Start Accounting Adjustments”).

Reorganization Adjustments

1)	Pro forma changes in cash and cash equivalents include the following (in thousands):

Transfer of restricted cash—escrow funds from the issuance of the First Lien Notes	$766,352
Transfer of restricted cash—escrow funds from the issuance of the Second Lien PIK Notes	257,839
Proceeds from the equity rights offering	500,000
Payment of Revolving Credit Facility	(475,000)
Payment of Senior Secured Credit Facility	(661,478)
Payment of DIP Financing (including $83 of accrued interest)	(50,083)
Payment of deferred financing costs on the First Lien Notes	(7,333)
Payment of deferred financing costs on the Second Lien PIK Notes	(4,610)
Payment of accrued interest on RCF and SSCF debt	(31,579)
Payment of professional fees	(53,331)
Payment of equity issuance costs	(7,162)
Payment of general unsecured claims	(1,287)

Net pro forma change in cash and cash equivalents	$232,328

2)	Reflects the elimination of prepaid directors and officers insurance policies related to the Predecessor.

3)	Reflects the elimination of deferred tax asset related to the implementation of the Plan.

4)	The decrease in accrued expenses reflects (in thousands):

Payment of deferred financing costs on the First Lien Notes	$(7,333)
Payment of deferred financing costs on the Second Lien PIK Notes	(4,610)
Payment of professional fees	(22,551)

Net pro forma change in accrued expenses	$(34,494)

5)	Reflects the payment of accrued interest (in thousands):

Payment of accrued interest on RCF and SSCF debt	(31,579)
Payment of accrued interest on DIP loan	(83)

Total	$(31,662)

6)	Liabilities subject to compromise to be settled in accordance with the Plan and the resulting gain were determined as follows (in thousands):

Liabilities subject to compromise	$3,084,836
Less liabilities subject to compromise related to entities remaining in bankruptcy	(410)
Payment of Revolving Credit Facility	(475,000)
Payment of Senior Secured Credit Facility	(661,478)
Payment of general unsecured claims	(1,287)
Issuance of successor common shares to the holders of the 2017 Senior Secured Notes, 2018 Senior Secured Term Loan B and the 2020 Senior Secured Notes	(1,228,180)

Gain on settlement of liabilities subject to compromise	$718,481

7)	The increase in common shares and additional paid-in capital reflects (in thousands):

Issuance of successor common shares to the holders of the 2017 Senior Secured Notes, 2018 Senior Secured Term Loan B and the 2020 Senior Secured Notes	$1,228,180
Equity rights offering	500,000
Payment of equity issuance costs	(7,162)
Cancellation of predecessor share-based compensation awards	909

Total	$1,721,927

8)	The decrease in accumulated deficit resulted from the following (in thousands):

Gain on settlement of liabilities subject to compromise	$718,481
Payment of professional fees	(30,780)
Reflects the write-off of prepaid insurance policies related to predecessor directors and officers of the Company	(956)
Reflects the elimination of deferred tax balances related to the implementation of the Plan	(1,457)
Cancellation of predecessor share-based compensation awards	(909)

Total	$684,379

Fresh Start Accounting Adjustments

9)	Reflects the preliminary fair value adjustment of $45.0 million to the Company’s materials and supplies due to the adoption of fresh start accounting.

10)	Reflects the elimination of capitalized deferred costs and adjustments to deferred tax balances due to the adoption of fresh start accounting.

11)	Reflects the preliminary fair value adjustment to the Company’s prepaid fuel due to the adoption of fresh start accounting.

12)	Reflects the preliminary fair value adjustment of $2,458.0 million to the Company’s property and equipment, net due to the adoption of fresh start accounting.

13)

On October 29, 2015, the Company exercised its right to rescind a contract with SHI for the construction of a drillship, the Pacific Zonda. The carrying value of the newbuild at the date of rescission was $315.7 million, consisting of (i) advance payments in the aggregate of $181.1 million paid by the Company to SHI, (ii) purchased equipment, (iii) internally capitalized construction costs and (iv) capitalized interest. Formal arbitration proceedings before the Tribunal of three arbitrators commenced on November 25, 2015 and evidentiary hearings were held from February 5 through March 2, 2018. Written closing submissions and short replies to such submissions were filed with the Tribunal in May 2018. Oral closing submissions were heard by the Tribunal in early August 2018.

The Company’s balance sheet includes $75.0 million in purchased equipment for the Pacific Zonda owned by the Company and recorded in property and equipment, net. Also related to the Pacific Zonda, the Company’s balance sheet includes a long-term receivable of $202.6 million, representing the Company’s estimated recovery from the arbitration with SHI related to the Pacific Zonda.

For the purpose of the unaudited pro forma condensed consolidated financial statements, the Company has consolidated the Zonda Debtors and has not made any adjustments to the above carrying values due to the ongoing arbitration proceedings.

14)	Reflects the preliminary fair value adjustment of a favorable client contract due to the adoption of fresh start accounting.

15)	Reflects the elimination of deferred rent liability due to the adoption of fresh start accounting.

16)	Reflects the elimination of deferred revenue due to the adoption of fresh start accounting.

17)

Reflects the elimination of unamortized deferred financing costs and preliminary fair value adjustment to the Company’s debt due to the adoption of fresh start accounting. The Company estimated fair values of the debt using quoted market prices to the extent available and significant other observable inputs, which represent Level 2 fair value measurements.

18)	Represents the adjustments to deferred tax balances and leasehold credit as a result of adopting fresh start accounting.

19)	Reflects the cumulative impact of fresh start accounting adjustments discussed above and the elimination of predecessor accumulated other comprehensive loss and accumulated deficit.

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

The adjustments included in the unaudited pro forma condensed consolidated statements of operations above reflect the effects of the transactions contemplated by the Plan as well as fair value and other required adjustments resulting from the adoption of fresh start accounting (reflected in the column “Pro Forma Adjustments”).

Pro Forma Adjustments

20)

Reflects the elimination of legal and professional fees related to debt restructuring and bankruptcy advisors that were incurred prior to the Petition Date and the reduction of rent expense for the renegotiated lease agreements to reduce leased office space during the Chapter 11 reorganization (in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Professional fees incurred prior to the Petition Date	$—	$15,932
Reversal of prior rent expense, net of leasehold credit amortization	1,199	1,816
Pro forma rent expense	(1,072)	(1,430)

Pro forma adjustment to decrease general and administrative expenses	$127	$16,318

21)

Reflects the pro forma decrease in depreciation expense based on new preliminary asset values and preliminary useful lives offset by an increase in amortization of a favorable client contract as a result of adopting fresh start accounting. The amortization of the favorable contract was calculated assuming $10.9 million amortization expense per month (in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Reversal of Predecessor depreciation expense	$210,115	$278,949
Pro forma depreciation expense	(95,212)	(126,950)
Pro forma amortization expense	(98,182)	(130,909)

Pro forma adjustment to decrease depreciation and amortization expense	$16,721	$21,090

22)

The Plan provides for the repayment and cancellation of predecessor company debt and the issuance of the First Lien Notes and Second Lien PIK Notes, at their respective coupon rates of 8.375% and 12.0%, which assumes the interest on the Second Lien PIK Notes will be paid in-kind. Also, premium resulting from fresh start accounting will be amortized over the respective term of each debt issuance using the effective interest rate method. The Company calculated the pro forma adjustment to interest expense as follows (in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Reversal of predecessor interest expense	$77,586	$178,983
Predecessor interest expense required for operations of successor	(31)	(382)
Pro forma interest paid on the First Lien Notes and Second Lien PIK Notes	(75,379)	(96,688)
Amortization of debt premium from fresh start accounting	5,462	6,291

Pro forma adjustment to decrease interest expense	$7,638	$88,204

23)	Reflects the elimination of nonrecurring reorganization items that were directly attributable to the Chapter 11 reorganization, which consist of the following (in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Professional fees	$56,389	$6,447
Revision of estimated claims	—	27
Interest Income	(281)	—

Pro forma adjustment to eliminate reorganization items	$56,108	$6,474

24)	Reflects the reversal of losses related to the write-off of deferred financing costs.

25)

Reflects the pro forma adjustment to the tax expense as a result of adopting fresh start accounting. The income tax impact was calculated by applying the weighted average tax rate to the pre-tax pro forma adjustments. The weighted average tax rate was calculated by applying the appropriate statutory tax rate of the respective tax jurisdictions to which the pro forma adjustments relate and which are reasonably expected to occur.

BUSINESS

We are an international offshore drilling contractor providing offshore drilling services to the oil and gas industry through the use of high-specification floating rigs. Our primary business is to contract our fleet of rigs to drill wells for our clients. We believe we own and operate the only deepwater fleet comprised solely of sixth and seventh generation high-specification drillships, and that our current fleet of seven drillships offers premium technical capabilities to our clients. We are focused on the high-specification segment of the floating rig market. The term “high-specification,” as used in the floating rig drilling industry to denote a particular segment of the market, can vary and continues to evolve with technological improvements. We generally consider high-specification requirements to include floating rigs delivered in or after 2005 and capable of drilling in water depths of 10,000 feet or more.

Our Fleet

The following table sets forth certain information regarding our fleet as of December 14, 2018:

Rig Name	Delivered	Water Depth (in feet)	Drilling Depth (in feet)	Hook Load (tons)	# of Blowout Preventers	Dual Load Path(1)
Pacific Bora(2)	2010	10,000	37,500	1,000	2	No
Pacific Scirocco	2011	12,000	40,000	1,000	1	Yes
Pacific Mistral	2011	12,000	37,500	1,000	1	No
Pacific Santa Ana	2011	12,000	40,000	1,000	1	Yes
Pacific Khamsin	2013	12,000	40,000	1,250	2	Yes
Pacific Sharav	2014	12,000	40,000	1,250	2	Yes
Pacific Meltem	2014	12,000	40,000	1,250	2	Yes

(1)

All of our drillships have a dual derrick drilling system, but only five are dual load path capable. The dual load path capable drillships can lower pipe and equipment to the seafloor from both drilling stations under the derrick, reducing well construction time by allowing operations to be conducted concurrently, rather than consecutively in series as the process has, due to equipment limitations, traditionally required. The remaining two drillships contain a dual derrick drilling system, but only use the secondary derrick to prepare pipe and equipment for the primary drilling process.

(2)	Maximum water depth could be extended to up to 12,000 feet with drillship modifications.

Revenues by Geographic Area

During the years ended December 31, 2017, 2016 and 2015, the percentage of revenues earned by geographic area, based on drilling location, was as follows:

	Years Ended December 31,
	2017	2016	2015
Gulf of Mexico	81.6%	56.9%	38.1%
Nigeria	11.2%	43.1%	60.3%
Other	7.2%	—%	1.6%

Clients

A significant number of the most active participants in the high-specification floating rig segment of the offshore exploration and production industry are either national oil companies, major oil and gas companies or well-capitalized large independent oil and gas companies.

During the years ended December 31, 2017, 2016 and 2015, the percentage of revenues earned from our clients was as follows:

	Years Ended December 31,
	2017	2016	2015
Chevron	81.6%	77.1%	81.2%
Total	—%	22.9%	17.2%
Other	18.4%	—%	1.6%

Properties

We lease our principal executive office and our registered office in Luxembourg and our operational headquarters in Houston, Texas. We also provide technical, operational and administrative support from leased offices in Brazil and Nigeria.

Drilling Contracts

We typically provide drilling services on a “dayrate” contract basis. Under dayrate contracts, the drilling contractor provides a drilling rig and rig crews and charges the client a fixed amount per day regardless of the number of days needed to drill the well. The client bears substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, dayrate contracts sometimes provide for a lump sum amount for mobilizing the rig to the well location and a reduced dayrate when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other conditions beyond the contractor’s control. A dayrate drilling contract generally covers either the drilling of a single well or group of wells or has a stated term. These contracts may generally be terminated by the client in the event the drilling unit is damaged, destroyed or lost or if drilling operations are suspended for an extended period of time as a result of a breakdown of equipment, “force majeure” events beyond the control of either party or upon the occurrence of other specified conditions. In addition, drilling contracts with certain clients may be cancelable, without cause, with little or no prior notice. Some longer term contracts are subject to early termination payments. In some instances, the dayrate contract term may be extended by the client exercising options for the drilling of additional wells or for an additional length of time at fixed or mutually agreed terms, including dayrates.

Competition

The contract drilling industry is highly competitive. Demand for contract drilling and related services is influenced by a number of factors, including the current and expected prices of oil and natural gas and the capital expenditure plans of oil and natural gas companies for exploration and development of oil and natural gas. In addition, demand for drilling services remains dependent on a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, the ability of the Organization of the Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing, the level of production of non-OPEC countries, local infrastructure and human resources constraints, and the policies of the various governments regarding exploration and development of their oil and natural gas reserves.

We are primarily focused on the ultra-deepwater market, but may also compete to provide services at shallower depths than ultra-deepwater. Our competition ranges from large international companies offering a wide range of drilling and other oilfield services to smaller, locally owned companies.

Drilling contracts are generally awarded on a competitive bid or negotiated basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job; however, rig availability, capabilities, age and each contractor’s safety performance record and reputation for quality also can be key factors in the determination. Operators also may consider crew experience, technical and engineering support, rig location and efficiency, as well as long-term relationships with major international oil companies and national oil companies.

We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. We believe that our fleet of high-specification drillships provides us with a competitive advantage over competitors with older fleets, as high-specification drilling units are generally better suited to meet the requirements of clients for drilling in deepwater, complex geological formations with challenging well profiles. However, certain competitors may have greater financial resources than we do, which may enable them to better withstand periods of low utilization and compete more effectively on the basis of price.

Seasonality

In general, seasonal factors do not have a significant direct effect on our business.

Insurance

The contract drilling industry is subject to hazards inherent in the drilling of oil and natural gas wells, including blowouts and well fires, which could cause personal injury, suspend drilling operations, or seriously damage or destroy the equipment involved. Offshore drilling operations are also subject to hazards particular to marine operations including capsizing, grounding, collision and loss or damage from severe weather. While we maintain insurance to protect our drillships in the areas in which we operate, certain political risks and other environmental risks are not fully insurable. We maintain insurance coverage that includes coverage for hull and machinery, marine liabilities, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.

Our insurance is subject to exclusions and limitations, and our insurance coverage may not adequately protect us against liability from all potential consequences and damages. We believe that our insurance coverage is customary for the industry and adequate for our business. However, there are risks that such insurance will not adequately protect us against or may not be available to cover all of the liability from all of the consequences and hazards we may encounter in our operations.

Governmental Regulation/Environmental Issues

Our operations are subject to stringent and comprehensive federal, state, local and foreign or international laws and regulations, including those governing the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection.

In the United States, we must comply with the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Water Pollution Control Act (commonly referred to as the Clean Water Act) and the International Convention for the Prevention of Pollution from Ships, as each has been amended from time to time. Numerous governmental agencies, which in the United States include, among others, the U.S. Department of the Interior, Bureau of Ocean Energy Management, Bureau of Safety and Environmental Enforcement, U.S. Coast Guard and U.S. Environmental Protection Agency, issue regulations to implement and enforce environmental laws, which often require difficult and costly compliance measures. We could be subject to substantial administrative, civil and criminal penalties, cleanup obligations, legal damages for pollution or personal injury or injunctive relief for violations of or liabilities under these laws. Moreover, it is possible that changes in these environmental laws and regulations or any enforcement policies that impose additional or more restrictive requirements or claims for damages to persons, property, natural resources or the environment could result in substantial costs and liabilities to us. We believe that we are in substantial compliance with currently applicable environmental laws and regulations.

As an independent drilling contractor operating in Nigeria, we are subject to Petroleum (Drilling and Production) Amendment Regulations 1988 (the “Regulations”) which require us to be accredited with the Department of Petroleum Resources (the “DPR”). The Guidelines and Application Form for Oil & Gas Industry Service Permit issued by the DPR (the “DPR Guidelines”) require that we are accredited and issued with a permit by the DPR (the “DPR Permit”) in order to carry out the services in the industry. We have received and must annually renew the DPR Permit in accordance with the DPR Guidelines. In addition to the DPR Permit, under the Local Content Act (as defined below), we are required to be registered with the Joint Qualification System (“JQS”). The Nigerian Petroleum Exchange (“NIPEX”) administers the JQS. NIPEX is required to pre-qualify companies and categorize them into its database as a prerequisite for any company intending to offer services in the industry and forms the basis for an invitation to tender for contracts. Under the Regulations we are also required to obtain a valid license prior to operating a drilling rig (a “Drilling Rig Permit”). A Drilling Rig Permit is granted by the Minister of Petroleum Resources (“Minister”) or any other public officer in the Ministry authorized by the Minister in writing in that regard.

Our operations are also subject to the provisions of the Environmental Guidelines and Standards for the Petroleum Industry of Nigeria which establish a uniform monitoring and control program in relation to discharges arising from oil exploration and development in Nigeria.

The Nigerian Oil and Gas Industry Content Development Act, 2010 (the “Local Content Act”) was enacted to provide for the development, implementation and monitoring of Nigerian content in the oil and gas industry and places emphasis on the promotion of Nigerian content among companies bidding for contracts in the oil and gas industry. It also provides for majority Nigerian equity distribution of the relevant companies. The Local Content Act requires contractors within the oil and gas industry to comply with the minimum Nigerian Content (as defined in the Local Content Act) specified for each particular project item, service or product specification as set out in Schedule A of the Local Content Act (the “Schedule”). The Schedule provides the parameters and minimum level/percentages to be utilized in determining and measuring Nigerian Content in the composite human, material resources and services applied by operators and contractors in any project in the industry. The most relevant categories under the Schedule for us fall under the headings of “Well and Drilling Services/Petroleum Technology” and “Exploration, Subsurface, Petroleum Engineering and Seismic.” The activities listed therein include: “Producing Drilling Services” and “Drilling Rigs Semi-submersibles/Jack ups/others” which both apply to us. For offshore drilling services within the above referenced categories, the minimum required Nigerian Content for the provision of such services provided in the Schedule is stated in terms of “Manhours” (i.e., human resources) and is 85% and 55%, respectively. In the event there is insufficient Nigerian capacity to satisfy the minimum percentages prescribed in the Schedule, the Minister may authorize the continued importation of the relevant item or personnel for a maximum period of three years from the commencement of the Local Content Act. This implies that the Minister may grant a waiver for up to a maximum of three years from the commencement of the Local Content Act (i.e., by 2013). Subject to any amendments to the Local Content Act, and/or guidelines issued by the Nigerian Content Monitoring Board clarifying certain provisions of the Local Content Act, all entities must comply with the provisions of the Local Content Act.

We are required to submit a proposed Nigerian Content Execution Plan and will provide a Monthly Nigerian Content Report, a document that details the amount of Nigerian Content utilized in the performance of the contract.

In addition to the above Nigerian Content requirements, Nigerian subsidiaries of international companies are required to demonstrate that a minimum of 50% of the equipment deployed for execution of works is owned by the Nigerian subsidiary.

The Local Content Act also requires that our Nigerian subsidiary place 100% of its insurance policies with local Nigerian insurers and that local capacity must have been exhausted before any insurance risk is placed with foreign insurers and any offshore placement of insurance must be with prior approval of the National Insurance Commission.

Research and Development, Patents and Licenses, Etc.

We do not undertake any significant expenditure on research and development. Additionally, we have no significant interests in patents or licenses.

Material Contracts

As of December 14, 2018, we had no material contracts other than those entered into in the ordinary course of business, the Governance Agreement, the Registration Rights Agreement and the indentures, supplemental indentures and intercreditor agreement governing our First Lien Notes and Second Lien PIK Notes. For a description of the Governance Agreement and Registration Rights Agreement, see “Description of Share Capital—Governance Agreement” and “Description of Share Capital—Registration Rights Agreement.” For a description of the terms of our First Lien Notes and Second Lien PIK Notes, see Note 5 to our unaudited consolidated financial statements included in our Form 6-K reporting results for our third quarter ended September 30, 2018, filed December 4, 2018.

Exchange Controls

There are no legislative or other legal provisions currently in force in Luxembourg or arising under our Articles that restrict the payment of dividends or distributions to holders of our common shares not resident in Luxembourg, except for regulations restricting the remittance of dividends, distributions and other payments in compliance with United Nations and European Union sanctions.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Directors

Pursuant to the Plan, as of the Plan Effective Date, W. Matt Ralls (Chairman), Bernie G. Wolford Jr. and David Weinstein joined our board of directors as Class A directors, and Daniel Han, Donald Platner, and Kiran Ramineni joined our board of directors as Class B directors. John V. Simon was appointed as a Class A director as of December 14, 2018. Pursuant to the Governance Agreement, Mr. Ramineni was nominated for election as a Class B director by the Avenue Parties, Mr. Han was nominated for election as a Class B director by the SVP Parties, and Mr. Platner was nominated for election as a Class B director by certain of the Other Lenders. Messrs. Ralls, Ramineni, Han and Platner were elected as directors at an extraordinary general meeting of shareholders on November 19, 2018. Messrs. Wolford and Weinstein were appointed by our board of directors on November 19, 2018 to fill vacancies. Mr. Simon was appointed by our board of directors effective as of December 14, 2018 to fill the remaining vacancy on our board of directors. The business address of the directors is 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg.

Pacific Drilling’s board of directors consists of the following seven members:

Name	Age
Daniel Han	40
Donald Platner	34
W. Matt Ralls	69
Kiran Ramineni	38
John V. Simon	64
David Weinstein	59
Bernie G. Wolford Jr.	59

Certain biographical information regarding the new directors is summarized below.

Daniel Han. Mr. Han has served as a Managing Director and Co-Head of the North American investment team of Strategic Value Partners LLC, which he joined in 2014. From 2002 to 2014, Mr. Han was with Wellspring Capital Management, most recently as a Principal and a member of Wellspring’s Investment Committee. From 2000 to 2002, Mr. Han was an Investment Banking Analyst in the Mergers and Acquisitions Group at J.P. Morgan. Mr. Han currently serves on the board of Genco Shipping & Trading Limited and has served on the board of directors of several portfolio companies of Strategic Value Partners.

Donald Platner. Mr. Platner is an Investment Analyst at Abrams Capital, which he joined in 2013. Prior to joining Abrams Capital, he was at Goldman, Sachs & Co. from 2006 to 2013, where he was a vice president in the Americas Special Situations Group. At Goldman Sachs, he was responsible for investments in both the public and private markets, primarily in the energy and industrials sectors. He previously served as a director of Louis Berger Group (where he served as Chairman of the Compensation Committee and as a member of the Audit Committee). He also previously served as a director of Opal Resources LLC.

W. Matt Ralls. Mr. Ralls served as President of the Rowan Companies from January 2009 to March 2013, as Chief Executive Officer from January 2009 to April 2014, as a director from 2009 and as Executive Chairman of the Board from April 2014 until his retirement from the company in April 2016. He served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from June 2005 until November 2007 and as Senior Vice President and Chief Financial Officer of that company from 2001 to 2005. Mr. Ralls has held various other management and financial roles with other oil drilling and production companies. Mr. Ralls also serves as a director of Superior Energy Services (where he serves as Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee), Cabot Oil and Gas Corporation (where he serves as Chairman of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee) and NCS Multistage Holdings, Inc. (where he serves on the Audit Committee and the Compensation, Nominating and Governance Committee).

Kiran Ramineni. Mr. Ramineni has been a Vice President at Avenue Capital Group since 2014 and is responsible for identifying, analyzing and modeling investment opportunities for Avenue U.S. Strategy, with a focus on energy and utility investments. Prior to joining Avenue Capital Group, Mr. Ramineni was a Senior Vice President of strategy and finance at U.S. Power Generating Company from 2007 to 2014. Previously, Mr. Ramineni worked for Hold Brothers Capital as an Equity Trader. Prior to that, he was an Equity Trader at AJ Capital.

John V. Simon. Mr. Simon has over 40 years of experience in the oil and gas industry, specializing in engineering, project management and leadership roles in the U.S. and internationally. From 2013 to 2016 he served as Chief Executive Officer of Bennu Oil and Gas, a company formed to acquire ATP Oil & Gas Corp.’s Gulf of Mexico assets out of bankruptcy. Prior to Bennu, Mr. Simon served in a series of increasingly senior roles at Hess Corporation, most recently as SVP, Global E&P Services (2010-2013) and SVP, Production, Americas and Africa (2007-2010). Mr. Simon began his career as an engineer with Tenneco Oil Co., where he spent 12 years in a variety of engineering roles. Mr. Simon also serves on the board of directors of Nine Point Energy, a private exploration and production company focused on best-in-class development, operation and acquisition of oil and gas assets within the Williston Basin, where he serves as Risk Committee Chair and on the Audit Committee. Mr. Simon was a director of Ocean Rig UDW Inc. from November 2017 until its acquisition on December 5, 2018 by Transocean Ltd.

David Weinstein. Mr. Weinstein currently serves on the board of directors of TRU Taj Finance Inc., an operating subsidiary of Toys “R” Us Inc., and as Deputy Chairman of the Board of TORM plc. He has also served as Chairman of the Board of The Oneida Group Inc. from June 2015 through September 2018. From January 2017 through July 2018, Mr. Weinstein served in various executive leadership roles at Seadrill Limited, including as a director and as Chair of Seadrill’s Refinancing Committee. He also served as a director and as Chair of the Compensation Committee of Stone Energy Corporation from March 2017 through May 2018. Mr. Weinstein previously served in various executive leadership roles with Horizon Lines, Inc., from November 2011 until June 2015, including as a director and as Chairman of its board of directors. He has also served on a number of other boards and in executive leadership roles in various private and public companies within, among others, the oil and gas and chemical industries, including most recently as a director of DeepOcean Group Holdings AS from June 2011 until January 2017. From September 2009 through August 2016, Mr. Weinstein served as Chairman of the Finance Committee and as a member of the Compensation Committee of Axiall Corporation. Prior to that, Mr. Weinstein served from March 2007 through August 2008 as Managing Director and Group Head, Debt Capital Markets—High Yield and Leverage Finance at Calyon Securities Inc., and from March 2000 through February 2002 as Managing Director and Head of High Yield Origination and Capital Markets at BNP Paribas. Previously, Mr. Weinstein was a Managing Director and Head of High Yield Capital Markets for BankBoston Securities and Chase Securities, Inc., and head of the Capital Markets Group in the High Yield Department at Lehman Brothers.

Bernie G. Wolford Jr. Mr. Wolford joined our board of directors and was appointed as our Chief Executive Officer upon our emergence from the bankruptcy proceedings. Prior to joining our Company, from February 3, 2012, Mr. Wolford served as Senior Vice President—Operations at Noble Corporation (“Noble”). He served as Vice President—Operational Excellence of Noble from March 2010 to February 2012. From January 2003 until March 2010, Mr. Wolford was self-employed. During that time, he provided consulting services to Noble as a contractor on the construction of the Noble Dave Beard from March 2009 to December 2009. Mr. Wolford is also a significant shareholder of Mass Technology Corporation, an independent service provider to the downstream refining and storage sector, and he supported the operations of that company from February 2007 to February 2009. Mr. Wolford began his career in the offshore drilling industry with Transworld Drilling in 1981, which was acquired by Noble in 1991. From 1981 through December 2002, he served in various roles in engineering, project management and operations with Transworld and Noble.

Senior Management

Our senior management team is responsible for the day-to-day management of our operations. Members of our senior management are appointed from time to time by the board of directors and hold office until a successor is elected and qualified. The business address of our senior management is 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg. The current members of our senior management are:

Name	Age	Position
Bernie G. Wolford Jr.	59	Chief Executive Officer
Michael D. Acuff	48	Senior Vice President, Commercial
Johannes P. Boots	56	Senior Vice President, Chief Financial Officer
Lisa Manget Buchanan	58	Senior Vice President, General Counsel and Secretary
Richard E. Tatum	41	Senior Vice President, Chief Accounting Officer

Bernie G. Wolford Jr. Biographical information about Mr. Wolford appears above under the heading “Directors.”

Michael D. Acuff. Mr. Acuff joined Pacific Drilling in June 2014 as our Senior Vice President of Sales and Business Development and was appointed Senior Vice President Commercial in November 2016. Mr. Acuff is responsible for management and administration of our sales and contract acquisition, strategic planning activities and procurement and supply chain. Mr. Acuff has more than 15 years of industry experience, and prior to joining Pacific Drilling, was Senior Vice President of Contracts and Marketing at Diamond Offshore Drilling, Inc., where he worked from 2010 to 2013. From 1999 to 2010 Mr. Acuff held various management positions of increasing responsibility in Marketing, Corporate Planning, Operations and Human Resources with Transocean Ltd. Prior to joining Transocean Ltd., Mr. Acuff served in the U.S. Army from 1993 to 1997 as Battery Executive Officer, Battalion Personnel Officer and Platoon Leader.

Johannes P. Boots. Mr. Boots joined the company in December 2009 as our Vice President and Treasurer, and was appointed Senior Vice President and Chief Financial Officer in August 2017. Mr. Boots is responsible for the Company’s global treasury, financing, risk, audit, tax and investor relations activities. From June 2016 to August 2017, Mr. Boots served as our Senior Vice President of Finance and Treasurer. Mr. Boots has over 25 years of experience in public and private U.S. and European companies in the international oil service sector. Before joining Pacific Drilling, Mr. Boots served as corporate treasurer at Global Industries for four years, and spent 14 years at Noble Corp. and its predecessor Neddrill in various financial management roles, including treasury, corporate planning, accounting and internal audit. Prior to Noble Corp., he worked in the shipping and transportation industry for several years in various operational management roles.

Lisa Manget Buchanan. Ms. Buchanan joined Pacific Drilling in August 2015 as our Senior Vice President, General Counsel and Secretary. Ms. Buchanan has over 30 years of legal experience, most recently serving as Executive Vice President, General Counsel and Secretary and Chief Administrative Officer at Cal Dive International, Inc. from June 2006 to July 2015. Prior to Cal Dive, Ms. Buchanan was a partner at the law firm of Jones Walker LLP, which she joined as an associate in 1987 and became a partner in January 1994.

Richard E. Tatum. Mr. Tatum joined Pacific Drilling in October 2010 as our Director of Financial Reporting and was appointed Senior Vice President and Chief Accounting Officer in August 2017. Prior to that, Mr. Tatum served as our Vice President Controller from March 2014 until August 2017. Mr. Tatum has over 15 years of experience in offshore drilling and public accounting. Prior to joining Pacific Drilling in October 2010, Mr. Tatum served at Frontier Drilling from 2009 until its merger with Noble Corp. in 2010. Mr. Tatum began his career as an auditor with Grant Thornton LLP where he held a variety of roles with increasing responsibilities, his most recent position being a Manager in Grant Thornton’s National Professional Standards Group.

Employees

As of December 11, 2018, we and our subsidiaries had a total of 695 employees and one subcontractor. Information regarding our employees and subcontractors as of December 31, 2017, 2016 and 2015, is set forth in the Company’s Annual Report on Form 20-F for the year ended December 31, 2017 and is incorporated in this prospectus by reference.

We believe that our management’s relations with employees and their labor unions are good. Some of our employees in Nigeria are currently represented by unions and covered by collective bargaining agreements.

Auditors

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2015, 2016 and 2017. The address of KPMG LLP is 811 Main Street, Houston, TX 77002.

Compensation

Senior Management Compensation

Members of our senior management receive compensation for the services they provide. During the year ended December 31, 2017, the aggregate cash compensation paid to all six then-current members of our senior management as a group was approximately $6.8 million. Currently, the cash compensation for senior management is comprised of base salary, an annual performance bonus, potential payouts under long term incentive cash awards granted in 2016 and 2017 and potential payments under the 2018 key employee incentive plan (the “KEIP”), which was approved by the Bankruptcy Court on August 30, 2018.

The compensation that we pay to our senior management is evaluated on an annual basis considering the following primary factors: individual performance during the prior year, market rates and movements and the individual’s anticipated contribution to us and our growth. Members of our senior management team are also eligible to participate in our retirement savings plans. In addition, members of our senior management are eligible to participate in welfare benefit programs made available to our U.S. workforce generally, including medical, dental, life insurance and disability benefits. We believe that the compensation awarded to our senior management is consistent with that of our peers and similarly situated companies in the industry in which we operate.

Director Compensation

During the year ended December 31, 2017, we paid an aggregate of approximately $2.3 million in directors’ fees to the independent members of the board of directors, excluding those members of the board of directors affiliated with the Quantum Pacific Group, an investment holdings group that controls Quantum Pacific (Gibraltar) Limited (the “Quantum Pacific Group”). We also paid an aggregate of approximately $0.8 million in directors’ fees to the non-independent members of our board of directors affiliated with the Quantum Pacific Group, which we paid directly to the Quantum Pacific Group. We did not make any awards under our Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (as amended and restated on March 4, 2014, the “2011 Stock Plan”) to the members of our board of directors in 2017. Members of our board of directors who are also our employees or employees of our subsidiaries do not receive any additional compensation for their service on our board of directors. During 2017, there were no members of our board of directors who were our employees or employees of our subsidiaries. In connection with the reconstitution of our board of directors following our emergence from bankruptcy, our chief executive officer also became a member of our board of directors. We believe that our director fee structure during the year ended December 31, 2017 was customary and reasonable for companies of our kind and consistent with that of our peers and similarly situated companies in the industry in which we operate. As of December 14, 2018, our board of directors had not yet approved a director compensation program for the new directors.

Equity and Long-Term Incentive Compensation Plans

Prior to the adoption of the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan (the “2018 Stock Plan”), the 2011 Stock Plan provided for the grant of equity-based or equity-related awards to directors, officers, employees and consultants. The Compensation Committee of the board of directors determined the terms and conditions of equity awards made to participants under the 2011 Stock Plan, and also set the terms and conditions of long term incentive cash awards (“LTIC awards”) that were granted outside of the 2011 Stock Plan.

On January 1, 2017, the Compensation Committee granted a total of $7.3 million LTIC awards, $2.6 million of which were granted to members of senior management, and 0.6 million cash-settled restricted share units under the 2011 Stock Plan, 0.3 million units of which were granted to members of senior management. In connection with our emergence from bankruptcy on November 19, 2018, all equity and equity-based awards granted under the 2011 Stock Plan were cancelled and are no longer outstanding. The remaining unvested portions of the LTIC awards granted during 2016 and 2017, however, remain outstanding and will vest in accordance with their vesting schedules and, if applicable, the meeting of certain performance targets.

In August 2018, the Bankruptcy Court approved the KEIP, pursuant to which members of senior management were granted cash-settled awards that vested in part upon our emergence from bankruptcy, with the remainder of the awards vesting if certain revenue performance targets for 2018 and 2019 are achieved.

On November 28, 2018, the board of directors approved the 2018 Stock Plan, pursuant to which the Company may issue up to 7.5 million common shares to 2018 Stock Plan participants pursuant to various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. On November 28, 2018, the Company registered the common shares issuable under the 2018 Stock Plan with the SEC on a Form S-8, and effective December 12, 2018, our board of directors approved the issuance of an aggregate of 39,614 common shares to 269 participants as stock bonus awards, of which 8,061 shares were withheld for the payment of taxes resulting in a net of 31,553 common shares to be issued.

Benefit Plans and Programs

The Company sponsors a defined contribution retirement plan covering substantially all U.S. employees (the “U.S. Savings Plan”) and an international savings plan covering certain of its international employees (the “International Savings Plan”). Under the U.S. Savings Plan, the Company matches 100% of employee contributions up to 3% and 50% of the next 2% of eligible compensation per participant. Under the International Savings Plan, the Company matches up to 3% of base compensation (limited to a contribution of $15,000 per participant). During the years ended December 31, 2017, 2016 and 2015, the Company’s total employer contributions to both plans amounted to $2.8 million, $4.1 million and $7.0 million, respectively.

During 2017, the Company maintained an annual bonus plan for key employees whose decisions, activities and performance have a significant impact on business results. Target bonus levels were determined on an individual basis, taking into account individual performance, competitive pay practices and external market conditions. Achievement of bonus payment is based largely on the achievement of the Company’s targets for the annual period. As of December 14, 2018, our board of directors and Compensation Committee were evaluating the structure of our annual bonus plan for key employees.

Director Indemnity Agreements

We have indemnity agreements with each of the Company’s directors and senior management. The indemnity agreements supplement the indemnification rights for the directors and officers under our Articles, and provide, among other things, for mandatory indemnification against liabilities as well as mandatory advancement and reimbursement of all reasonable expenses that may be incurred by the indemnitees in various legal proceedings arising out of their service as directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and as permitted by Luxembourg law, including any amendments thereto. The indemnity agreements also set out the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for enforcement of indemnification rights, the limitations on indemnification and requirements relating to the notice and defense of claims for which indemnification is sought.

Severance Agreements

We have severance and change of control agreements with Messrs. Acuff, Boots and Tatum and Ms. Buchanan (the “Severance Agreements”). In connection with our Chapter 11 bankruptcy proceedings, each such member of senior management waived his or her right to claim that our emergence from bankruptcy triggered a change of control of the Company (as defined in the Severance Agreements). Other than as subject to the waivers, under the terms of the Severance Agreements, if at any time prior to a change of control of the Company, the Company terminates the officer’s employment other than for cause (as defined in the Severance Agreements) or the officer terminates his or her employment for good reason (as defined in the Severance Agreements), the officer will be entitled to the following:

•

a lump sum payment equal to the sum of: (i) an amount equal to one year of the officer’s annual base salary in effect for the year of the date of termination, (ii) an amount equal to a pro-rated portion of the target bonus established for the officer for the year in which the termination occurs calculated through the date of termination, and (iii) an amount equal to the Company contributions that would be made for 12 months of benefits; and

•	retention of the LTIC awards and awards under the KEIP, which awards will pay out a pro rated portion if and when the applicable performance conditions are satisfied.

If a change of control of the Company occurs and the Company terminates the officer’s employment other than for cause, or the officer terminates his or her employment for good reason, during the eighteen-month period following the date of the change of control, the officer will be entitled to the following:

•

a lump sum payment of (i) an amount equal to two times the sum of:  (A) the officer’s base salary in effect for the year of the date of termination, and (B) the target bonus established for the officer for the year in which the termination occurs, and (ii) an amount equal to the contributions that would be made for 24 months of benefits; and

•	automatic acceleration of the vesting of all unvested stock options, restricted stock, restricted share units, LTIC awards or target awards under the KEIP that were granted to the officer.

The Severance Agreements also include standard non-competition and non-solicitation language for a period of six months following termination of employment, as well as customary confidentiality and non-disparagement covenants. The current term of the Severance Agreements will end on December 31, 2019 subject to automatic two-year renewal terms unless either party gives notice to terminate the agreement ninety days prior to the end of the applicable term.

Employment Agreement of Chief Executive Officer

On November 19, 2018, the Company entered into an employment agreement with Mr. Wolford. Pursuant to the agreement, Mr. Wolford will remain employed until he resigns or his employment is terminated by the Company in accordance with the terms of the agreement. Under the employment agreement, Mr. Wolford will receive an annual base salary, an annual target bonus opportunity of a minimum of 100% of annual base salary, and will receive certain sign-on equity awards. The employment agreement includes a 12-month post-employment noncompetition covenant and a 24-month post-employment nonsolicitation covenant with respect to employees, contractors, customers and suppliers. Mr. Wolford’s employment agreement provides for severance payments and benefits if the Company terminates his employment other than for cause or he terminates his employment for good reason, as defined in the agreement, subject to Mr. Wolford’s execution and nonrevocation of a release of claims in favor of the Company, its subsidiaries and affiliates.

Board Practices

The board of directors is currently divided into two classes, designated Class A and Class B. Our Class A directors are serving for a term ending at the date of the annual general meeting of the shareholders of the Company at which the annual accounts for the 2018 financial year will be approved, and our Class B directors are serving for a term ending at the annual general meeting of the shareholders of the Company at which the annual accounts for the 2019 financial year will be approved. Thereafter, each of the Class A directors and Class B directors will be elected to serve one year terms. Members of our board of directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. From and after the Nomination Termination Time (as defined in the Governance Agreement), the board of directors will cease to be classified and each director then in office previously designated as a Class A director or Class B director will remain in office as a director until his or her term expires or until his or her earlier death, resignation or removal by the shareholders. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. If the office of a director becomes vacant, our Articles provide that the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed at the next general meeting of shareholders. The Governance Agreement provides certain of our shareholders with the right to nominate and replace Class B directors. For additional information, see “Description of Share Capital—Governance Agreement.”

There are no service contracts between us and any of our current directors providing for benefits upon termination of their service except pursuant to Mr. Wolford’s employment agreement.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may create such other committees as the board of directors may determine from time to time. Each of the standing committees of our board of directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Weinstein (as Chairman), Ralls and Simon. Our board of directors has determined that each of the members of our Audit Committee is “independent” under the standards of the NYSE and SEC rules.

The Audit Committee’s primary responsibilities are to assist the board of directors’ oversight of: our accounting practices; the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, selection, independence and performance of our independent registered public accounting firm; and the internal audit function.

Compensation Committee

The members of our Compensation Committee are Messrs. Simon (as Chairman), Ralls, and Weinstein. The primary purpose of this committee is to oversee the discharge of the responsibilities of our board of directors relating to compensation of our executive officers and directors.

Nominating and Corporate Governance Committee

Our board of directors has established a Nominating and Corporate Governance Committee, the members of which are Messrs. Ralls (as Chairman), Simon and Weinstein.

The primary purpose of the Nominating and Corporate Governance Committee is to assist the board of directors in identifying individuals qualified to become members of the board of directors and to provide advice to the board of directors regarding its composition and committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below contains information about the beneficial ownership of the Company’s common shares as of December 14, 2018 for: (a) each person known by us to own beneficially 5% or more of the Company’s common shares, (b) each director, and (c) each member of senior management. Each common share entitles the holder thereof to one vote at a general meeting of shareholders; common shares do not differ in voting rights.

	Beneficial Interest in Common Shares
5% Shareholders, Directors and Senior Management	Number of shares	Percentage(1)
Beneficial Owners of 5% or More of our Common Shares
Strategic Value Partners, LLC(2)	19,323,905	25.77%
Avenue Capital Group, LLC(3)	18,702,188	24.94
Abrams Capital Management, L.P.(4)	7,414,537	9.89
FMR LLC(5)	6,123,869	8.17
Whitebox Advisors LLC(6)	5,152,952	6.87
TOR Investment Management(7)	4,043,301	5.39
Quantum Pacific (Gibraltar) Limited(8)	3,842,729	5.12

Directors
Daniel Han	*	*
Donald Platner	*	*
W. Matt Ralls	*	*
Kiran Ramineni	*	*
John V. Simon	*	*
David Weinstein	*	*
Bernie G. Wolford Jr.	*	*

Senior Management(9)
Michael D. Acuff	*	*
Johannes P. Boots	*	*
Lisa Manget Buchanan	*	*
Richard E. Tatum	*	*

*	Less than 1%.
(1)	Based on issued and outstanding shares of 75,000,000 as of December 14, 2018.
(2)

Consists of 1,155,350 shares held by Kings Forest S.a.r.l., 2,424,268 shares held by Queens Gate S.a.r.l., 4,618,733 shares held by Rathgar S.a.r.l., 1,181,629 shares held by Ringsend S.a.r.l., 1,273,310 shares held by Yellow Sapphire S.a.r.l., 3,064,164 shares held by Strategic Value Master Fund Ltd., 1,496,225 shares held by Strategic Value Opportunities Fund, LP, 3,186,969 shares held by Strategic Value Special Situations Master Fund III, LP and 923,257 shares held by Strategic Value Special Situation Master Fund IV, LP (for purposes of this registration statement, each an “SVP Fund” and collectively, the “SVP Funds”).

The following entities may be deemed to be the beneficial owners of shares held by the funds set forth opposite their names due to their capacities as investment manager, trading advisor and/or general partner:

Beneficial Owner	SVP Fund
SVP Special Situations III-A, LLC Strategic Value Opportunities Fund, LP	Kings Forest S.a.r.l.

Strategic Value Partners, LLC Strategic Value Master Fund Ltd.	Queens Gate S.a.r.l.

SVP Special Situations IV, LLC Strategic Value Special Situation Master Fund IV, LP	Rathgar S.a.r.l.

SVP Special Situations III, LLC Strategic Value Special Situations Master Fund III, LP	Ringsend S.a.r.l. Yellow Sapphire S.a.r.l.

Strategic Value Partners, LLC	Strategic Value Master Fund Ltd.

SVP Special Situations III-A, LLC	Strategic Value Opportunities Fund, LP

SVP Special Situations III, LLC	Strategic Value Special Situation Master Fund III, LP

SVP Special Situations IV, LLC	Strategic Value Special Situation Master Fund IV, LP

As investment manager, managing member to the investment manager of, or trading advisor, as the case may be, of each SVP Fund, Strategic Value Partners, LLC may be deemed to be the beneficial owner of the shares held by such funds. The address for each of the foregoing entities is 100 West Putnam Avenue, Greenwich, CT 06830.

(3)

Consists of 2,606,841 shares held by Avenue Energy Opportunities Fund II, L.P., 1,098,745 shares held by Avenue PPF Opportunities Fund, L.P., 7,287,199 shares held by Avenue Energy Opportunities Fund, L.P., 2,435,705 shares held by Avenue Special Opportunities Fund II, L.P. and 221,193 shares held by Avenue Strategic Opportunities Fund, L.P. (collectively, the “Avenue Capital Funds”). Avenue Capital Management II, L.P. may be deemed the beneficial owner of the shares held by the Avenue Capital Funds in its capacity as investment manager, trading advisor, and/or general partner. Also consists of 640,693 shares held by Avenue-ASRS Europe Opportunities Fund, L.P., 2,780,962 shares held by Avenue Europe Special Situations Fund III (U.S.), L.P., 819,447 shares held by Avenue Europe Special Situations Fund III (Euro), L.P. and 811,403 shares held by Avenue Europe Opportunities Master Fund, L.P. (collectively, the “Avenue Europe Funds”). Avenue Europe International Management, L.P. may be deemed the beneficial owner of the shares held by the Avenue Europe Funds in its capacity as investment manager, trading advisor, and/or general partner. As investment manager, trading advisor and/or general partner, as the case may be, of the Avenue Capital Funds and Avenue Europe Funds, Avenue Capital Group, LLC may be deemed the beneficial owner of the shares held by such funds. The address of each of the foregoing entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(4)

Consists of 5,974,140 shares beneficially owned by Abrams Capital Partners II, L.P. (“ACPII”), 390,527 shares beneficially owned by Abrams Capital Partners I, L.P. (“ACPI”), 395,101 shares beneficially owned by Great Hollow International, L.P., and 654,769 shares beneficially owned by Whitecrest Partners, LP (“WCP”) (collectively, the “Abrams Funds”). 7,019,436 shares are beneficially owned by Abrams Capital, LLC (“Abrams Capital”) and 7,414,537 shares are beneficially owned by David Abrams, Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”). Shares reported herein for Abrams Capital represent shares beneficially owned by ACP II, ACPI and WCP, for which Abrams Capital serves as general partner. Shares reported herein for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by the Abrams Funds, for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported herein for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM, LLC. The address for each of the foregoing entities is 222 Berkeley Street, 21st Floor, Boston, MA 02116.
(5)

Consists of 48,414 shares beneficially owned and held by Fidelity Mid-Cap Stock Commingled Pool, 1,232,364 shares beneficially owned and held by Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield, 1,407,993 shares beneficially owned and held by Fidelity Contrafund: Fidelity Advisors New Insights Fund, 81,321 shares beneficially owned and held by Fidelity U.S. All Cap Fund, 41,233 shares beneficially owned and held by Fidelity US Multi-Cap Investment Trust, 276,281 shares beneficially owned and held by Fidelity American High Yield Fund, 80,300 shares held by Fidelity Canadian Balanced Fund, 20,140 shares beneficially owned and held by Fidelity Summer Street Trust: Fidelity Global High Income Fund, 459,603 shares beneficially owned and held by Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, 423,783 shares beneficially owned and held by Fidelity Mt. Vernon Street: Fidelity New Millennium Fund, 939,142 shares beneficially owned and held by Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund, 331,688 shares beneficially owned and held by Fidelity Puritan Trust: Fidelity Puritan Fund, 717,683 shares beneficially owned and held by Fidelity Funds SICAV / Fidelity Funds—US High Yield, 48,334 shares beneficially owned and held by Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother), and 15,590 shares beneficially owned and held by Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund (each a “Fidelity Fund and collectively, the “Fidelity Funds”). These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)

Consists of 1,878,056 shares held by Whitebox Asymmetric Partners, L.P., 263,585 shares held by Whitebox Caja Blanca Fund, LP, 177,389 shares held by Whitebox Relative Value Partners, L.P., 134,130 shares held by Whitebox Credit Partners, L.P., 84,831 shares held by Whitebox GT Fund, LP, 2,221,245 shares held by Whitebox Multi-Strategy Partners, L.P. and 393,716 shares held by Pandora Select Partners, L.P. (each a “Whitebox Fund” and collectively, the “Whitebox Funds”). Whitebox Advisors LLC may be deemed the beneficial owner of the shares held by the Whitebox Funds in its capacity as the investment manager, trading advisor, and/or general partner, as the case may be, of each Whitebox Fund. The address of each of the foregoing entities is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(7)

Consists of 4,043,301 shares held by TOR Asia Credit Master Fund LP. TOR Investment Management may be deemed the beneficial owner of the shares held by such fund in its capacity as the investment manager, trading advisor, and/or general partner. The address of each of the foregoing entities is 190 Elgin Avenue, George Town, Grand Cayman Islands KY1-9005.

(8)

Quantum Pacific (Gibraltar) Limited is a Gibraltar company and wholly-owned indirect subsidiary of Quantum Pacific International Limited, the indirect ultimate owner of which is a discretionary trust in which Mr. Idan Ofer is the beneficiary. The address for Quantum Pacific (Gibraltar) Limited is 57/63 Line Wall Road, Gibraltar GX11 1AA.

(9)	Information for Mr. Wolford appears above under “Directors.”

As of December 14, 2018, the Company had 50 record holders in the United States, representing substantially all of the total outstanding common shares of the Company.

To our knowledge, as of December 14, 2018 there were no arrangements the operation of which may at a subsequent date result in a change in the control of the Company. Pursuant to our Articles, any two Class B directors may enter into Acquisition Contracts (as defined in the Articles) on behalf of the Company, subject to certain conditions. For more information, see “Description of Share Capital—Authority of Class B Directors Regarding Acquisition Proposals Prior to Nomination Termination Time.”

Prior to the Company’s emergence from its Chapter 11 bankruptcy proceedings, Quantum Pacific (Gibraltar) Limited, the indirect ultimate owner of which is a discretionary trust in which Mr. Idan Ofer is the beneficiary, owned approximately 70.3% of the Company’s outstanding common shares. In accordance with the Plan and the issuances of common shares in connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, the beneficial ownership of the Company’s common shares is reflected in the table above. Except for the foregoing, to the Company’s knowledge, there has been no other significant change in the percentage ownership of our common shares held by any of our major shareholders during the past three years.

SELLING SHAREHOLDERS

Information with respect to beneficial ownership of our common shares has been furnished by each selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

Unless otherwise set forth in this section, the common shares registered hereby were acquired by the selling shareholders in connection with transactions completed pursuant to the Plan. Unless set forth in this section, or as set forth under, or incorporated by reference in, “Certain Relationships and Related Party Transactions,” to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.

The number of shares and percentage of ownership indicated in the following table is based on 75,000,000 common shares of Pacific Drilling that were issued and outstanding as of December 14, 2018.

The following table sets forth information with respect to the selling shareholders and common shares beneficially owned by the selling shareholders that may be offered from time to time pursuant to this prospectus. The selling shareholders may offer all, some or none of their common shares. See “Plan of Distribution.”

Name and Address of Selling Shareholder	Total Number of Common Shares Beneficially Owned Before Offering	Maximum Number of Common Shares That May Be Offered By This Prospectus	Percentage of Common Shares Beneficially Owned
			Before Offering		If Maximum Number of Shares Offered are Sold
Abrams Capital Partners I, L.P.(1)	390,527	390,527	*	%	—%
Abrams Capital Partners II, L.P.(1)	5,974,140	5,974,140	7.97		—
Great Hollow International, L.P.(1)	395,101	395,101	*		—
Whitecrest Partners, LP(1)	654,769	654,769	*		—
Avenue Capital Management II, L.P.(2)	13,649,683	13,649,683	18.20		—
Avenue Europe International Management, L.P.(2)	5,052,505	5,052,505	6.74		—
Fidelity Mid-Cap Stock Commingled Pool(3)	48,414	2,652	*		*
Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield(3)	1,232,364	62,424	1.64		1.56
Fidelity Contrafund: Fidelity Advisors New Insights Fund(3)	1,407,993	77,112	1.88		1.77
Fidelity U.S. All Cap Fund(3)	81,321	4,454	*		*
Fidelity US Multi-Cap Investment Trust(3)	41,233	2,258	*		*
Fidelity American High Yield Fund(3)	276,281	13,745	*		*
Fidelity Canadian Balanced Fund(3)	80,300	4,044	*		*
Fidelity Summer Street Trust: Fidelity Global High Income Fund(3)	20,140	1,047	*		*
Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund(3)	459,603	24,505	*		*
Fidelity Mt. Vernon Street: Fidelity New Millennium Fund(3)	423,783	23,209	*		*
Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund(3)	939,142	51,434	1.25		1.18
Fidelity Puritan Trust: Fidelity Puritan Fund(3)	331,688	17,729	*		*
Fidelity Funds SICAV / Fidelity Funds—US High Yield(3)	717,683	39,306	*		*
Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother)(3)	48,334	2,647	*		*

Name and Address of Selling Shareholder	Total Number of Common Shares Beneficially Owned Before Offering	Maximum Number of Common Shares That May Be Offered By This Prospectus	Percentage of Common Shares Beneficially Owned
			Before Offering	If Maximum Number of Shares Offered are Sold
Quantum Pacific (Gibraltar) Limited(4)	3,842,729	3,842,729	5.12	—
SVP Special Situations III, LLC(5)	5,641,908	5,641,908	7.52	—
SVP Special Situations III-A, LLC(5)	2,651,575	2,651,575	3.54	—
SVP Special Situations IV, LLC(5)	5,541,990	5,541,990	7.39	—
Strategic Value Partners, LLC(5)	5,488,432	5,488,432	7.32	—
Whitebox Asymmetric Partners, LP(6)	1,878,056	1,878,056	2.50	—
Whitebox Caja Blanca Fund, LP(6)	263,585	263,585	*	—
Whitebox Relative Value Partners, LP(6)	177,389	177,389	*	—
Whitebox Credit Partners, LP(6)	134,130	134,130	*	—
Whitebox GT Fund, LP(6)	84,831	84,831	*	—
Whitebox Multi-Strategy Partners, LP(6)	2,221,245	2,221,245	2.96	—
Pandora Select Partners, LP(6)	393,716	393,716	*	—

*	Represents less than 1%
(1)

The Abrams Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Abrams Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement. The Abrams Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Mr. Platner for election as a Class B director. The address for each of the foregoing entities is 222 Berkeley Street, 21st Floor, Boston, MA 02116. For more information with respect to the beneficial ownership of shares held by the Abrams Funds, see footnote (4) to the beneficial ownership table in the section titled “Security Ownership of Certain Beneficial Ownership and Management.”

(2)

The Avenue Capital Funds and Avenue Europe Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Avenue Capital Funds and Avenue Europe Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement, pursuant to which they nominated Mr. Ramineni for election as a Class B director. The address of each of the foregoing entities is 399 Park Avenue, 6th Floor, New York, NY 10022. For more information with respect to the beneficial ownership of shares held by the Avenue Capital Funds and the Avenue Europe Funds, see footnote (3) to the beneficial ownership table in the section titled “Security Ownership of Certain Beneficial Ownership and Management.”

(3)

The Fidelity Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Fidelity Funds are parties to the Registration Rights Agreement and the Governance Agreement. The Fidelity Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Mr. Platner for election as a Class B director. The address for each of Fidelity Funds is 245 Summer Street, Boston, MA 02210. For more information with respect to the beneficial ownership of shares held by the Fidelity Funds, see footnote (5) to the beneficial ownership table in the section titled “Security Ownership of Certain Beneficial Ownership and Management.”

(4)

Quantum Pacific (Gibraltar) Limited is a Gibraltar company and wholly-owned indirect subsidiary of Quantum Pacific International Limited, the indirect ultimate owner of which is a discretionary trust in which Mr. Idan Ofer is the beneficiary. Quantum Pacific (Gibraltar) Limited acquired 3,841,229 of its shares pursuant to the QP

Private Placement. Quantum Pacific (Gibraltar) Limited is a party to the Registration Rights Agreement. The address for Quantum Pacific (Gibraltar) Limited is 57/63 Line Wall Road, Gibraltar GX11 1AA.
(5)

The SVP Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. Subsequent to the Plan Effective Date, the SVP Funds acquired additional common shares on the open market. The SVP Funds are parties to the Registration Rights Agreement. Kings Forest S.a.r.l. and Queens Gate S.a.r.l. are parties to the DIP Agreement. Kings Forest S.a.r.l., Yellow Sapphire S.a.r.l., Queens Gate S.a.r.l. and Rathgar S.a.r.l. are parties to the Governance Agreement, pursuant to which they, along with other SVP Parties, nominated Mr. Han for election as a Class B director. The address for each of the foregoing entities is 100 West Putnam Avenue, Greenwich, CT 06830. For more information with respect to the beneficial ownership of shares held by the SVP Funds, see footnote (2) to the beneficial ownership table in the section titled “Security Ownership of Certain Beneficial Ownership and Management.”

(6)

The Whitebox Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Whitebox Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement. The Whitebox Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Mr. Platner for election as a Class B director. The address of each of the foregoing entities is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. For more information with respect to the beneficial ownership of shares held by the Whitebox Funds, see footnote (6) to the beneficial ownership table in the section titled “Security Ownership of Certain Beneficial Ownership and Management.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For information regarding related party transactions, see Note 20 to our audited consolidated financial statements included in our Form 20-F for the year ended December 31, 2017 and Note 3 to our unaudited consolidated financial statements included in our Form 6-K reporting the results of our third quarter ended September 30, 2018, filed December 4, 2018, which are incorporated by reference in this prospectus. In addition, see the discussion of our Governance Agreement and Registration Rights Agreement under the headings “Description of Share Capital—Governance Agreement” and “Description of Share Capital—Registration Rights Agreement.”

The Avenue Parties and the SVP Parties are parties to the Equity Commitment Agreement. For additional information, see the discussion of the Equity Commitment Agreement under the heading “The Reorganization—The Refinancing Transactions.”

DESCRIPTION OF SHARE CAPITAL

The following is a summary of our share capital and the rights of the holders of our common shares. The following summary may not be complete and is subject to, and qualified in its entirety by, the applicable provisions of Luxembourg law and the terms and provisions of our Articles of Association (the “Articles”). A copy of our Articles is an Exhibit to this registration statement of which this prospectus forms a part and incorporated herein by reference. The rights of the holders of our common shares may differ from those typically provided to shareholders of companies domiciled in the United States under applicable state and federal law. You should refer to, and read this summary together with, our Articles to review all provisions applicable to our common shares that may be important to you.

General

Pacific Drilling S.A. is registered with the Luxembourg Registry of Trade and Companies under the Number B159658. Our Company is formed for an unlimited period, and is not to be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

Our corporate purpose, as stated in Article 3 (Corporate object) of our Articles, is as follows:

•

Our object is buying and selling, the chartering in and the chartering out, and the management of seagoing ships, as well as the financial and commercial operations that relate directly or indirectly to such activities.

•

We may also charter, hold, lease, operate and provide vessels and equipment used in contract drilling services in oil and gas drilling operations; acquire, hold, manage, sell or dispose of any such related equipment, and enter into, assist or participate in financial, commercial and other transactions relating to contract drilling services.

•

In addition, we may acquire participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. We may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. We may participate in the creation, development, management and control of any company or enterprise. Further, we may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

•

We may borrow in any form. We may issue notes, bonds and any kind of debt and equity securities. We may lend funds, including, without limitation, the proceeds of any borrowings, to our subsidiaries, affiliated companies and any other companies. We may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of our assets to guarantee our own obligations and those of any other company, and, generally, for our own benefit and that of any other company or person. We may not carry out any regulated financial sector activities without having obtained the requisite authorization.

•

We may use any techniques, legal means and instruments to manage our investments efficiently and protect ourselves against credit risks, currency exchange exposure, interest rate risks and other risks.

•

We may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favors or relates to our corporate object.

Share Capital

We are authorized to issue up to 82.5 million common shares (including those shares which have already been issued), par value of $0.01 per share, and our share capital is $825,000. As of December 14, 2018, an aggregate of 82.5 million common shares were issued, of which 75.0 million shares were outstanding, and 7.5 million shares are reserved for issuance under the 2018 Stock Plan and held by one of our wholly-owned subsidiaries.

Our Articles provide that we may not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase our shares). Our Articles also provide that no fractional shares may be issued. Holders of our common shares have no conversion or redemption rights, and there are no sinking fund provisions applicable to our common shares. We cannot subscribe for our own shares. We may redeem our own shares using a method approved by our board of directors which is in accordance with Luxembourg law and the rules of any stock exchange(s) on which our shares are listed from time to time.

All issued shares are fully paid. A shareholder in a Luxembourg société anonyme holding fully paid shares is not liable, solely because of his, her or its shareholder status, for additional payments to us or our creditors.

To our knowledge, as of December 14, 2018 there were no shareholders’ arrangements or agreements, the implementation or performance of which could, at a later date, result in a change in the control of us in favor of a third person. For information regarding the rights of certain shareholders to nominate directors, see “Governance Agreement,” below.

Our common shares are governed by Luxembourg law and our Articles. More information concerning shareholders’ rights can be found in the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time, and our Articles.

Form and Transfer of Shares

Our common shares are issued in registered form only and are freely transferable, subject to any restrictions in our Articles and pursuant to applicable securities laws. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our shares.

Issuance of Shares; Capital Increase/Reduction

Our Articles provide that the share capital may be increased or reduced, subject to the approval by the shareholders at a general meeting acting in accordance with the conditions prescribed for the amendment of our Articles.

Pursuant to Luxembourg law, our shareholders may approve an authorized share capital and authorize our board of directors to issue shares up to the maximum amount of such approved share capital for a maximum period of five years from the date of publication in the Luxembourg official gazette of the amendments of the Articles or the minutes of the relevant general meeting. The shareholders may amend, renew or extend such authorized share capital and authorization to the board of directors to issue shares.

Under Luxembourg law, existing shareholders benefit from a preferential subscription right on the issuance of common shares. When authorizing the board of directors to issue common shares out of the authorized capital, the shareholders may also authorize the board of directors to withdraw or limit the preferential subscription right, subject to compliance with certain notice and information requirements under Luxembourg law.

Our Articles provide that the board of directors was authorized, for a period of five years from November 19, 2018, without prejudice to any renewals, to: (a) increase the share capital once or more up to $825,000 (such amount including the current share capital of the Company) by the issue of new shares having the same rights as the existing shares, or without any such issue; (b) determine the conditions of any such capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue/share premiums or retained earnings, with or without issue of new shares to current shareholders or third parties

(non-shareholders) or following the issue of any instrument convertible into common shares or any other instrument carrying an entitlement to, or the right to subscribe for, common shares; (c) limit or withdraw the shareholders’ preferential subscription rights to the new common shares, if any, and determine the persons who are authorized to subscribe to the new common shares; and (d) record each share capital increase by way of a notarial deed and amend the share register accordingly. The board of directors was expressly authorized to increase the Company’s share capital by incorporation of reserves, issue/share premiums or retained earnings and to issue the additional common shares resulting from such capital increase to a beneficiary under any stock incentive plan as agreed by the Company (such beneficiary being a shareholder of the Company or not, or, to an entity appointed by the Company as an administrator in connection with such plan) or under any equity rights offering, private placements or backstop fees. The Company reserved the right to place transfer and other restrictions on such common shares as determined by the Company pursuant to such stock incentive plan from time to time.

As of December 14, 2018, given that the available authorized capital has been completely used pursuant to Article 5.3 of our Articles, our board of directors is not authorized to increase our share capital without further authorization of our shareholders. See “Governance Agreement” below for a discussion of certain circumstances under which our authorized share capital may be increased.

General Meeting of Shareholders

In accordance with Luxembourg law and our Articles, any regularly constituted general meeting of shareholders represents the entire body of shareholders of the Company. At a general meeting, the shareholders have full power to adopt and ratify all acts and operations that are consistent with our corporate object.

Under our Articles, the annual general meeting of our shareholders is held in Luxembourg, on the fourth Tuesday of May of each year, at 10:00 a.m. (Luxembourg time). If that day is a public holiday or the day following a public holiday in the United States, the meeting will be held on Tuesday of the following week. Other general meetings of shareholders may be convened at any time.

Each of our common shares entitles the holder of record thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders, and to exercise voting rights, subject to the provisions of our Articles. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders.

Luxembourg law provides that our board of directors is obligated to convene a general meeting of shareholders if shareholders representing in the aggregate 10% of the issued share capital so request in writing with an indication of the agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month of the request, shareholders representing in the aggregate 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing in the aggregate 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. Such a request must be made by registered mail sent to our registered office at least five days prior to the holding of the general meeting of shareholders.

Voting Rights

Each common share entitles the holder thereof to one vote at a general meeting of shareholders. Neither Luxembourg law nor our Articles contain any restrictions as to the voting of our common shares by non-Luxembourg residents.

Luxembourg law distinguishes between “ordinary” general meetings of shareholders and “extraordinary” general meetings of shareholders.

Ordinary General Meetings of Shareholders. Ordinary general meetings of our shareholders may be convened, and a vote may be held, without a quorum requirement. Resolutions brought before such ordinary general meetings of our shareholders require the approval of a simple majority of the votes validly cast, irrespective of the number of shares present or represented. Abstentions will not be counted as “votes” at ordinary general meetings of our shareholders.

Extraordinary General Meetings of Shareholders. Extraordinary general meetings of our shareholders may be convened to amend our Articles and to address certain other limited matters. An extraordinary general meeting of shareholders convened for the purpose of (a) an increase or decrease of the issued share capital, (b) a limitation or exclusion of preemptive rights, (c) approving a statutory merger or de-merger of the Company, (d) dissolution of the Company or (e) an amendment of our Articles, must have a quorum of at least one half of our issued share capital, and such actions require approval of at least two-thirds of the votes validly cast at such extraordinary general meeting of shareholders. If such a quorum is not reached, the extraordinary general meeting of shareholders may be reconvened at a later date, pursuant to appropriate notification procedures, which reconvened meeting shall not require a quorum. Abstentions will not be counted as “votes” at extraordinary general meetings of our shareholders.

Appointment and Removal of Directors; Vacancies. Members of our board of directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. If the office of a director becomes vacant, our Articles provide that the remaining directors, acting by simple majority, may fill such vacancy on a provisional basis until a new director is elected at the next general meeting of shareholders. See “Governance Agreement” below for a discussion of certain provisions pursuant to which our Class B directors are nominated prior to the Nomination Termination Time (as defined therein).

Minority Action Right. Luxembourg law provides that the shareholders holding in the aggregate 10% of the issued share capital who have a right to vote at the general meeting may act on our behalf to discharge the members of the board of directors for misconduct against our interests, a violation of the law, or a violation of our Articles.

Board of Directors

All powers not expressly reserved to the shareholder(s) by law or the Articles fall within the competence of the board of directors, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

The board of directors is authorized to delegate the day-to-day management and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly, provided that, prior to the Nomination Termination Time (as defined in the Governance Agreement) any appointment, delegation or power-of-attorney granted in respect of any Acquisition Proposal Matters (as defined below), or any revocation of the foregoing, shall only be effective if a Class B Majority (as defined below) votes in favor of such appointment, delegation or power-of-attorney, or revocation of the foregoing, as the case may be.

Except as otherwise provided by an amendment to our Articles, the total number of directors constituting the board of directors shall be seven directors, who need not be shareholders.

From and after the Plan Effective Date until the occurrence of the Nomination Termination Time (as defined in the Governance Agreement described below), the board of directors shall be divided into two classes, designated Class A (composed of four directors) and Class B (composed of three directors), with all Class A directors and Class B directors elected to terms of one year in length; provided, that the initial term of office of the Class A directors following the Plan Effective Date shall expire at the general meeting of the shareholders of the Company at which the annual accounts for the 2018 financial year will be approved and the initial term of office of the Class B directors following the Plan Effective Date shall expire at the general meeting of the shareholders of the Company at which the annual accounts for the 2019 financial year will be approved. All directors, whether assigned to Class A or Class B, shall be elected by the shareholders at the general meeting in accordance with law and shall have one vote each at all meetings of the board of directors. From and after the Nomination Termination Time (as defined in the Governance Agreement), the board of directors shall cease to be classified and each director then in office previously designated as a Class A director or Class B director shall remain in office as a director until his or her term expires or until his or her earlier death, resignation or removal by the shareholders.

The board of directors meets at the request of the chairperson or the majority of the board of directors. A director may grant another director a power of attorney in order to be represented at any meeting of the board of directors. A quorum of the board of directors is a majority of its members present or represented and resolutions are adopted by a majority of the members of the board of directors voting in their favor, except as otherwise provided in the Articles. In the event of a tie vote, the chairman has the right to cast the deciding vote. The board of directors may also act by means of resolutions in writing signed by all directors. There is no mandatory retirement age for directors under Luxembourg law.

A director who has a financial interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the board of directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next general meeting, before any vote on the matter.

Authority of Class B Directors Regarding Acquisition Proposals Prior to Nomination Termination Time

Until the Nomination Termination Time (as defined in the Governance Agreement described below), the following provisions of our Articles apply, and after the Nomination Termination Time, these provisions shall have no further force or effect:

(1) Representative Authority of the Class B Directors Regarding Acquisition Proposals. Any two Class B directors acting in their capacities as such (a “Class B Majority”) shall have the authority to act on the Company’s behalf (including to bind the Company with respect to clauses (e) through (g)) with respect to the following matters: (a) to review and evaluate the terms and conditions of any Acquisition Proposal, (b) to negotiate with any party the Class B Majority deems appropriate with respect to any Acquisition Proposal; (c) to solicit prospective Acquisition Proposals and/or explore the ability to obtain on behalf of the Company prospective Acquisition Proposals, (d) to determine whether any Acquisition Proposal is beneficial to the Company and its shareholders, (e) to make recommendations to the board of directors and shareholders as to what actions, if any, should be taken with respect to any Acquisition, Acquisition Contract or Acquisition Proposal, including to recommend that the board of directors or the shareholders, as applicable, approve any Acquisition, Acquisition Contract or Acquisition Proposal, (f) to retain, at the Company’s expense, such consultants, legal counsel and other advisors as a Class B Majority may from time to time deem appropriate to assist the Class B directors in the performance of their duties with respect to Acquisition Proposals, (g) subject to paragraph (2) below, to execute and deliver on behalf of the Company definitive documentation providing for the consummation of an Acquisition (an “Acquisition Contract”) and (h) to take, or to cause the Company to take, any and all actions ancillary or related to any actual or prospective Acquisition Proposal or the other matters referred to in the preceding clauses (a)-(g), including without limitation to authorize and enter into contracts of any nature (other than an Acquisition Contract except in accordance with paragraph (2) below) (the foregoing clauses (a)-(h), “Acquisition Proposal Matters”). As used in our Articles: (x) “Acquisition Proposal” means a proposal received by the Company, any of its subsidiaries, or any of its or their respective directors, officers or outside consultants, counsel or other advisors providing for an Acquisition; and (y) “Acquisition” means a transaction or series of related transactions resulting in the acquisition (whether by merger, consolidation, sale or transfer of the Company’s shares, other equity interests or assets or otherwise) by any natural or legal person or group of such persons, directly or indirectly, (i) of a majority of (A) the outstanding shares of the Company or (B) the assets of the Company and its subsidiaries determined on a consolidated basis and (ii) upon the consummation of which, the shareholders of the Company immediately prior to such acquisition collectively do not own (beneficially or of record) a majority of the voting power of such person or the ultimate parent entity of such person (or, in the case of a group of such persons, a majority of the voting power of the largest member of such group, determined by reference to the respective equity financing contributions of such members, or ultimate parent entity of such largest member).

(2)        Approval of Acquisition Contracts. No Class B director, acting singularly or with any one or more other Class B directors, shall have the power to cause the Company to enter into any Acquisition Contract or otherwise consummate an Acquisition unless such Acquisition Contract (a) provides by its terms that consummation of the Acquisition that is the subject thereof is conditioned upon either (I) the shareholder vote, under the conditions of quorum and vote, required by law or other provision of the Articles for such Acquisition or (II) shareholder approval by the vote of a majority of the outstanding share capital, whichever voting standard in the foregoing clauses (I) or (II) is higher (such condition, as applicable, a “Shareholder Approval Condition”) and (b) does not impose any obligations or penalties on the Company if the Shareholder Approval Condition is not obtained by the conclusion of the general meeting or extraordinary general meeting, as applicable, convened to vote on such Acquisition Contract or Acquisition other than reimbursement of the reasonable expenses incurred by the counterparty thereto (provided, that, for avoidance of doubt, this clause (b) shall not preclude the imposition of any obligation or penalty on the Company due to any cause or event other than the failure in and of itself to satisfy the Shareholder Approval Condition at such general meeting or extraordinary general meeting). If a proposed Acquisition Contract satisfies clauses (a) and (b) of the immediately preceding sentence, then a Class B Majority shall be authorized to represent the Company by executing and delivering, or causing any person authorized by the Class B Majority to execute and deliver, on the Company’s behalf, such Acquisition Contract, to convene a general meeting or an extraordinary general meeting, as applicable, to seek shareholder approval of the Acquisition in accordance with the Shareholder Approval Condition, and, if such shareholder approval is obtained, to carry out all other powers vested under paragraph (1) above with respect to such Acquisition Contract (including to cause the Company to consummate the Acquisition and the other transactions contemplated thereby or, subject to the terms of the Acquisition Contract, terminate such Acquisition Contract and abandon such Acquisition).

(3)        Limitation on Representative Authority of the Class A Directors Regarding Acquisition Proposals. No Class A director, acting singularly or with any one or more other directors, in his or her capacity as such, shall have any representative authority to bind the Company or otherwise act on the Company’s behalf, nor shall the board of directors take any action, in either case with respect to any Acquisition, Acquisition Contract or Acquisition Proposal Matters, except with the prior approval of a Class B Majority. Notwithstanding the immediately prior sentence, this paragraph (3) shall not be interpreted to limit the rights of the Class A directors to attend meetings of the Class B directors, receive information received by the Class B directors or to provide ongoing input to the Class B directors, in each case, regarding Acquisitions, Acquisition Contracts, Acquisition Proposals or other Acquisition Proposal Matters, and the Class B directors shall so extend such rights to the Class A directors.

(4)        Amendments. The board of directors shall not propose to the shareholders or recommend that the shareholders approve any amendment to provisions to the Articles described in this section “Authority of Class B Directors Regarding Acquisition Proposals Prior to Nomination Termination Time” and/or any other provisions of the Articles directly or indirectly amending or limiting the application of the provisions described in this section, without the favorable vote of a Class B Majority.

Committees of the Board of Directors

Under our Articles, our board of directors may establish committees for certain specific purposes, which may include, but are not limited to, an audit committee and a compensation committee. As of the date of this registration statement, our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Amendments to Our Articles

Under Luxembourg law, we are required to convene an extraordinary general meeting of shareholders to amend our Articles. The proposed amendments to our Articles must be included in the agenda of the extraordinary general meeting of shareholders. Any resolutions to amend our Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and De-Merger

Our shareholders must approve any merger by absorption involving the Company at an extraordinary general meeting of shareholders, which must be held before a notary. Similarly, the de-merger of the Company is generally subject to the approval of our shareholders at an extraordinary general meeting of shareholders.

Liquidation

In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decision to voluntarily liquidate, dissolve or wind-up requires the approval of our shareholders at an extraordinary general meeting of shareholders to be held before a notary.

No Appraisal Rights

Neither Luxembourg law nor our Articles provide for any appraisal rights of dissenting shareholders.

Distributions

Subject to Luxembourg law, each share is entitled to participate equally in distributions if, and when, declared by shareholders out of funds legally available for such purposes. Pursuant to our Articles, at a general meeting, our shareholders may approve distributions, and our board of directors may declare interim distributions, to the extent permitted by Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders will not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution is declared.

Limitation of Liability; Indemnification

Pursuant to our Articles, the members of our board of directors cannot be held personally liable by reason of their mandate for any commitment validly made in the Company’s name, provided such commitments comply with the Articles and Luxembourg law.

Pursuant to our Articles, we must, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against any damages and/or compensation to be paid and any costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (a) he acted honestly and in good faith, and (b) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offense.

Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification under our Articles, provided that (a) the board of directors shall have determined in good faith that the defendant’s actions did not constitute willful and deliberate violations of the law and shall have obtained the relevant legal advice to that effect; and (b) notice of the intention of settlement of such action, suit or proceeding is given to us at least 10 business days prior to such settlement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Annual Accounts; Auditors

Our Articles provide that our financial year begins on January 1 and ends on December 31 each year. Each year our board of directors must prepare annual accounts of the Company, including an inventory of our assets and liabilities, and a balance sheet and a profit and loss account. Our board of directors must also prepare a consolidated management report each year on the consolidated financial statements of the Company. The annual accounts, the consolidated financial statements of the Company, the consolidated management report and the auditor’s reports must be available for inspection by shareholders at our registered office at least 15 calendar days prior to the date of the annual general meeting of shareholders.

Luxembourg law requires that the operation of the Company be supervised by one or more statutory auditors. The general meeting of shareholders must appoint the statutory auditor(s) and determine the term of their office, which may not exceed six years, without prejudice to any renewals. However, because the Company has exceeded certain thresholds, it is required to have its accounts audited by an independent auditor, which is responsible for advising whether the management report is in line with the financial statements for the year and has been prepared in accordance with legal requirements. The appointment of the independent auditor follows the same rules as the appointment of the statutory auditor, and a statutory auditor is no longer required if an independent auditor has been appointed. KPMG LLP is the independent auditor duly appointed by the annual general meeting of shareholders as of May 22, 2018 for a one year mandate.

After approval by the shareholders at an annual general meeting, the annual accounts must be filed within one month after their approval or seven months of the close of the financial year with the Luxembourg Registry of Trade and Companies.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records eight calendar days prior to the date of the annual general meeting of shareholders, including the annual accounts, the consolidated financial statements of the Company, a list of directors and independent auditors, a list of shareholders whose shares are not fully paid-up, the management consolidated report and the auditor’s reports.

The annual accounts, the consolidated financial statements of the Company, the consolidated management report and the auditor’s reports are sent to registered shareholders at the same time as the convening notice for the annual general meeting of shareholders. In addition, any registered shareholder is entitled to receive a copy of these documents free of charge eight calendar days prior to the date of the annual general meeting of shareholders upon request.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Governance Agreement

The Company has entered into a Governance Agreement dated as of November 19, 2018 with certain holders of its shares, defined therein as the Avenue Parties, the SVP Parties, and the Other Lenders (which consists of the Abrams Parties, the Fidelity Parties, the Highbridge Parties and the Whitebox Parties).

Nomination Provisions. Pursuant to the Governance Agreement, until the Nomination Termination Time, defined below, the Avenue Parties have the right to nominate one Class B Director, the SVP Parties have the right to nominate one Class B Director and the Other Lenders have the right to nominate one Class B Director. Each of such parties also has the right to fill a vacancy with respect to its Class B Director nominee.

The “Nomination Termination Time” means the first such time that it becomes known to the Company that any of (i) the Avenue Parties (collectively and in the aggregate with each other), (ii) the SVP Parties (collectively and in the aggregate with each other) or (iii) the Other Lenders (collectively and in the aggregate with each other), hold, beneficially or of record, and have the power to vote or direct the voting of, 10% or less (the “Ownership Threshold”) of the then issued and outstanding shares of the Company. Whichever of the Avenue Parties, SVP Parties or Other Lenders, as applicable, whose holdings of shares of the Company first becomes known to the Company to cease to exceed the Ownership Threshold is referred to as the “Triggering Party.”

During the period beginning at the Nomination Termination Time and ending at the convening of the first general meeting after the Nomination Termination Time, if the board of directors requests in writing the resignation of the former Class B Director who was nominated by the Triggering Party, then each of the Avenue Parties, SVP Parties and Other Lenders has agreed to take all necessary actions to cause such director to resign or otherwise be removed from office as a director.

Board Observer Rights. The following parties (each, an “Observer Shareholder”) each have the right to designate a board of directors observer until the first such time that it becomes known to the Company that an Observer Shareholder (together with its Permitted Transferees as defined in the agreement) ceases to hold beneficially or of record, and have the power to vote or direct the voting of, at least such Observer Shareholder’s Original Percentage Threshold: the Abrams Parties, the Avenue Parties, the Fidelity Parties, the Highbridge Parties, the SVP Parties and the Whitebox Parties. “Original Percentage Threshold” means, with respect to any Observer Shareholder, the lesser of (a) five percent (5%) of the issued and outstanding shares of the Company or (b) fifty percent (50%) of the shares of the Company such Observer Shareholder together with its Permitted Transferees collectively held, beneficially or of record, and had the power to vote or direct the voting of, at the close of business on the date of the Governance Agreement.

Additional Share Capital Authorization. Each of the Company, the Avenue Parties and the SVP Parties has agreed with one another that it will take all necessary actions to cause the Articles to be amended as promptly as practicable, following a request therefor by any of the Company, the Avenue Parties or the SVP Parties, to provide for the authority of the board of directors to increase the Company’s then current share capital once or more up to $1.0 million (represented by up to an aggregate of 100.0 million authorized shares) (such amount including the current share capital of the Company of $825,000) by the issue of new shares having the same rights as the existing shares, or without any such issue.

Waiver of Corporate Opportunity. The agreement contains a broad corporate opportunity waiver by the Company in favor of the shareholders party to the agreement and certain related persons as described in the agreement.

Confidential Information. The Class B Directors and Observers may, upon request of the party that designated them, share Company confidential information with the designating party, subject to the designating party entering into a confidentiality agreement with the Company.

The foregoing description of the Governance Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Governance Agreement, which is attached as an Exhibit to this registration statement of which this prospectus forms a part and incorporated herein by reference.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement, dated as of November 19, 2018 with Quantum Pacific (Gibraltar) Limited and the shareholders party to the Governance Agreement, with respect to the Registrable Securities (as defined in the Registration Rights Agreement). Pursuant to the agreement, the Company will prepare a shelf registration statement, and include in it the Registrable Securities of each holder who requests inclusion therein of some or all of such holder’s Registrable Securities no later than five business days after the date that the Company furnishes or files with the SEC interim financial statements for the third quarter of fiscal 2018. The Company agreed to file the shelf registration statement with the SEC on or prior to the tenth business day following the date that the Company furnishes or files with the SEC interim financial statements for the third quarter of fiscal 2018. The shelf registration statement may be amended, among other things, under the circumstances specified in the agreement, to register Registrable Securities that were not previously included in the shelf registration statement, and must be amended or replaced by an automatic shelf registration statement if and after the Company becomes eligible to use one. The Company will use its reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as practicable and to keep it continuously effective. The agreement also contains provisions permitting underwritten shelf resale transactions with an anticipated aggregate offering price to the public of at least $150.0 million.

In addition, the agreement grants certain demand registration rights to parties beneficially owning at least 10% of the Company’s shares, provided that the anticipated aggregate offering price to the public is at least $150.0 million or at least 20% of the then-outstanding Registrable Securities (for the party exercising the demand registration right along with other holders entitled to have their shares registered along with the initiating holder). The agreement also contains customary “piggyback” registration rights if the Company proposes to file a registration statement with respect to an offering of its shares.

The agreement contains customary conditions, restrictions, suspension periods, blackout periods and ancillary requirements and customary indemnification and contribution provisions. The Company will generally pay all registration expenses other than underwriting fees, discounts, commissions, transfer taxes or similar taxes or charges. Upon the Company becoming aware that it fails to qualify as a foreign private issuer on the last business day of a second fiscal quarter, the Company must so notify the holders no later than 10 business days thereafter. The agreement terminates with respect to any holder when the holder ceases to hold Registrable Securities (except with respect to certain indemnification and information rights).

The foregoing description of the Registration Rights Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Registration Rights Agreement, which is attached as an Exhibit to this registration statement of which this prospectus forms a part and incorporated herein by reference.

Reconciliation of Common Shares

Below is a reconciliation of the number of common shares outstanding from January 1, 2017 through December 31, 2017:

Actual
Common shares outstanding at January 1	21,183,852
Issuance of shares upon vesting of restricted share units	154,750

Common shares outstanding at December 31	21,338,602

History of Share Capital

On January 1, 2015, the Company’s outstanding share capital consisted of 215,783,524 common shares at $0.01 par value per share. The following changes have been made since January 2015 until December 14, 2018 when our outstanding share capital amounted to $750,000 and was represented by 75,000,000 common shares with a par value of $0.01:

In 2015, we repurchased 5,589,905 common shares.

During the year ended December 31, 2015, the outstanding share capital increased by $10,137 through the issuance of 1,013,701 shares under our share-based compensation plan.

On May 2, 2016, shareholders at our Extraordinary General Meeting approved the cancellation of 7,259,216 treasury shares that we repurchased under our share repurchase program. We reduced the statutory share capital of the cancelled shares by $72,592. Upon cancellation, the cancelled shares were returned to authorized but unissued shares.

On May 24, 2016, shareholders at our Extraordinary General Meeting approved a 1-for-10 reverse stock split of our common shares (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split became effective and our common shares began trading on a split-adjusted basis as of the commencement of trading on May 25, 2016. On the effective date of the 2016 Reverse Stock Split, our shareholders received one new common share for every 10 common shares they owned. No fractional shares were issued in connection with the 2016 Reverse Stock Split; instead holders of fractional shares were paid in cash for any fractional interests, which was not material in the aggregate. Upon the 2016 Reverse Stock Split, the outstanding share capital decreased by $1,906,416 through the reduction of 190,641,590 shares outstanding.

During the year ended December 31, 2016, the outstanding share capital increased by $6,181 through the issuance of 618,122 shares under our share-based compensation plan.

During the year ended December 31, 2017, the outstanding share capital increased by $1,548 through the issuance of 154,750 shares under our share-based compensation plan.

During the period from January 1, 2018 to December 14, 2018, the outstanding share capital increased by $291 through the issuance of 29,079 shares under our share-based compensation plan.

In accordance with the Plan, effective November 19, 2018, by shareholder approval at an Extraordinary General Meeting, the Company effectuated, among other things, the 1-for-10,000 Reverse Stock Split. In connection with the Reverse Stock Split, the Company’s common shares began trading on a split-adjusted basis as of the commencement of trading on November 19, 2018. On the effective date of the Reverse Stock Split, the Company’s shareholders received one new common share for every 10,000 common shares they owned. No fractional shares were issued in connection with the Reverse Stock Split; instead, holders of fractional shares were paid in cash, which amount was not material in the aggregate. Upon the Reverse Stock Split, the outstanding share capital decreased by $213,655 through the reduction of 21,365,544 shares outstanding.

In addition, at an Extraordinary General Meeting, the Company’s shareholders approved the increase in the Company’s share capital to $825,000, or 82.5 million shares, of which approximately 75.0 million shares were issued and are outstanding in connection with emergence and the remaining approximately 7.5 million authorized shares were issued to Pacific Drilling Administrators Limited to hold in connection with potential future issuances under the Company’s management incentive program. Subsequent to the above transaction, the outstanding share capital increased by $749,979 through the increase of 74,997,863 shares. Of the $749,979 increase, $244,164 was through a non-cash contribution of holders of the Term Loan B, 2017 Notes and 2020 Notes in exchange for their claims pursuant to the Plan; $441,742 was through a cash contribution by holders of the Term Loan B, 2017 Notes and 2020 Notes in the Company’s equity rights offering pursuant to the Plan; $38,412 was through a cash contribution in the QP Private Placement pursuant to the Plan; and $25,661 was through a non-cash contribution by members of the Ad Hoc Group for their commitment to backstop the equity rights offering pursuant to the Plan.

CERTAIN TAXATION CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common shares. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. There can be no assurance that the Internal Revenue Service (“IRS”) will take a similar view of such consequences, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the common shares. This discussion is limited to beneficial owners that hold our common shares as “capital assets” (generally, property held for investment).

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder based on its particular circumstances, and you are encouraged to consult your own independent tax advisor regarding your specific tax situation. For example, the discussion does not address the tax considerations that may be relevant to U.S. Holders (defined below) in special tax situations, such as:

•	dealers in securities or currencies;

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or currencies and traders in securities that elect to mark to market;

•	certain financial institutions;

•	partnerships or other pass-through entities and holders of interests therein;

•	holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	individual retirement accounts and other tax deferred accounts;

•	holders that acquired our common shares in compensatory transactions;

•	holders that hold our common shares as part of a hedge, straddle or conversion or other integrated transaction; or

•	holders that own, directly, indirectly, or constructively, 10% or more of the total combined voting power of the Company.

This discussion does not address the alternative minimum tax consequences of holding common shares. Moreover, this discussion does not address the state, local or non-U.S. tax consequences of holding our common shares, or any aspect of U.S. federal tax law other than U.S. federal income taxation.

You are a “U.S. Holder” if you are a beneficial owner of our common shares and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any State thereof, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of our common shares that is an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership considering the purchase of our common shares is encouraged to consult its own independent tax advisor.

You are encouraged to consult your own independent tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of purchasing, owning and disposing of our common shares in your particular circumstances.

U.S. Holders

Passive Foreign Investment Company Rules; Generally. A U.S. Holder generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described below if we are, at any time during the U.S. Holder’s holding period with respect to our common shares, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. A U.S. Holder of a PFIC is also subject to special reporting requirements.

In general, we will be a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is “passive income” or (ii) at least 50% of the average value of all our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

Based on our operations as of the date of this prospectus, we believe that we will not be a PFIC in the current taxable year and that we will not become a PFIC in any future taxable year. However, this involves a facts and circumstances analysis and it is possible that the IRS would not agree with this conclusion. Further, the determination of whether a corporation is a PFIC is made annually and thus may be subject to change. Therefore, we can give investors no assurance as to our PFIC status. U.S. Holders are encouraged to consult their own independent tax advisors about the PFIC rules, including the availability of certain elections and reporting requirements.

Our position that we will not be treated as a PFIC is premised on the conclusion that income from our drilling contracts should not constitute passive income for purposes of the relevant PFIC rules. However, this conclusion is not free from doubt. While there is legal authority supporting this conclusion, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), that income derived from certain timechartering activities should be treated as rental income rather than services income for purposes of a provision of the Code relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from our drilling contracts would be classified under such rules. If the reasoning of this case were extended to our drilling contracts in a

PFIC context, the gross income we derive or are deemed to derive from such drilling contracts may be treated as rental income, and we could potentially be treated as a PFIC. In published (but non-precedential) guidance, the IRS has stated that it disagreed with the holding in Tidewater and specified that time charters similar to those at issue in the case should be treated as service contracts.

There is no legal authority under the PFIC rules addressing our specific method of operation, and any determination as to whether our method of operation and the composition of our assets generates nonpassive services income must be based on all applicable facts and circumstances. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling operations. Thus, it is possible that the IRS or a court could disagree with this position.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different U.S. federal income taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder may be able to make a “mark-to-market” election with respect to our common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such U.S. Holder’s common shares.

Passive Foreign Investment Company Rules; Taxation of U.S. Holders Making and Maintaining a Timely QEF Election. If a U.S. Holder makes and maintains a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that have been previously taxed can result in a corresponding reduction in the adjusted tax basis in the common shares and would not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale or other taxable disposition of our common shares, computed as discussed above using such Electing Holder’s tax basis in our shares, as adjusted. A U.S. Holder can make a QEF election with respect to any taxable year during which we are a PFIC by filing a valid IRS Form 8621 in accordance with the relevant instructions and related U.S. Treasury Regulations with such U.S. Holder’s U.S. federal income tax return for the taxable year, which requires access to certain information from us. If we were aware that we or any of our subsidiaries were to be treated as a PFIC for any taxable year, we may or may not provide each U.S. Holder with all necessary information in order to make the QEF election described above. If we were to be treated as a PFIC, a U.S. Holder would be treated as owning his proportionate share of stock in each of our subsidiaries which is treated as a PFIC and a separate QEF election would be necessary with respect to each subsidiary. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.

Passive Foreign Investment Company Rules; Taxation of U.S. Holders Making a “Mark-to-Market” Election. Alternatively, if we were to be treated as a PFIC for any taxable year and our common shares are treated as “marketable stock” for purposes of these rules (i.e., because our common shares may be considered regularly traded on a national securities exchange registered with the SEC (including the NYSE) or other qualifying exchange or market in accordance with applicable U.S. Treasury Regulations), a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files a valid IRS Form 8621 in accordance with the relevant instructions and related U.S. Treasury Regulations. The “mark-to-market” election will not be available for any of our subsidiaries. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale or other taxable disposition of our common shares would be treated as ordinary income, and any loss realized on the sale or other taxable disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included as ordinary income by the U.S. Holder.

Passive Foreign Investment Company Rules; Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale or other taxable disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit-sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such common shares.

U.S. Holders should consult their own tax adviser about the potential application of the PFIC rules to an investment in the common shares. The remainder of this discussion assumes that we will not be a PFIC for the current taxable year or for any future taxable year.

Taxation of Dividends. Any distributions made with respect to our common shares (including amounts withheld on account of foreign taxes) will, to the extent made from current or accumulated earnings and profits as determined under U.S. federal income tax principles, constitute dividends for U.S. federal income tax purposes. To the extent that any distribution exceeds the amount of our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common shares, and thereafter as capital gain. Such dividends generally would be treated as foreign-source income for U.S. foreign tax credit purposes.

Dividends (including amounts withheld on account of foreign taxes) paid with respect to our common shares generally will be includible in the gross income of a U.S. Holder as ordinary income on the day on which the dividends are received by the U.S. Holder. A non-corporate U.S. Holder would be entitled to a preferential rate of U.S. federal income taxation (with the applicable rate based on the income and filing status of the U.S. Holder) with respect to any dividends paid on our common shares only if we are a “qualified foreign corporation.” We will be treated as a qualified foreign corporation if the common shares are readily tradable on an established securities market or if we are eligible for the benefits of a comprehensive income tax treaty with the U.S. If our common shares are traded on an established securities market (such as the NYSE) or Pacific Drilling S.A. is eligible for the benefits of a comprehensive income tax treaty with the U.S., we will be a qualified foreign corporation and therefore non-corporate U.S. Holders will be eligible for a preferential tax rate if the holders meet certain holding period and other requirements. The determination of whether we are a qualified foreign corporation will be made at the time of the dividend payment, and will be made based on the facts and circumstances at that time. There is no guarantee that we will be treated as a qualified foreign corporation at the time of paying dividends and that dividends will be subject to preferential tax rates for non-corporate U.S. Holders. A preferential tax rate will not apply to amounts that the U.S. Holder takes into account as “investment income,” which may be offset by investment expense. Dividends on our common shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. You are encouraged to consult your independent tax advisor regarding qualification for a preferential rate on dividend income and the rules related to investment income.

Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, a Luxembourg withholding tax imposed on dividends described below under “—Luxembourg Tax Considerations—Tax Regime Applicable to Distributions—Luxembourg Withholding Tax” generally would be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). The rules with respect to foreign tax credits are complex and U.S. Holders are encouraged to consult their independent tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Capital Gains. Gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized (including the gross amount of the proceeds before the deduction of any foreign tax) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the common shares. The capital gains of a U.S. Holder that is an individual, estate or trust currently will be subject to a reduced rate of U.S. federal income tax (with the applicable rate based on the income and filing status of the U.S. Holder) if the holder’s holding period for the common shares exceeded one year as of the time of the disposition. The deductibility of capital losses is subject to certain limitations. Capital gain or loss, if any, realized by a U.S. Holder on the sale, exchange or other taxable disposition of common shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, in the case of a disposition of shares that is subject to Luxembourg or other foreign income tax imposed on the gain, the U.S. Holder may not be able to benefit from the foreign tax credit for that foreign income tax (i.e., because gain on the disposition would be U.S. source). Alternatively, the U.S. Holder may take a deduction for the foreign income tax if such holder does not take a credit for any foreign income tax during the taxable year.

Reporting Requirements Regarding Foreign Financial Accounts. Certain U.S. Holders who are individuals and who hold “specified foreign financial assets” (as defined in section 6038D of the Code) with values in excess of certain dollar thresholds, as prescribed by applicable U.S. Treasury Regulations, are required to report such assets on IRS Form 8938 with their U.S. federal income tax returns. Specified foreign financial assets include stock of a non-U.S. corporation (such as our common shares) that is not held in an account maintained by a “financial institution” (as defined in section 1471(d)(5) of the Code). An individual who fails to timely furnish the required information may be subject to a penalty. Additionally, in the event a U.S. Holder does not file the required information, the statute of limitations may not close until three years after such information is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. Investors are urged to consult their tax advisor regarding these reporting requirements and any other reporting requirements that may be applicable to their particular circumstances.

Additional Medicare Tax on Net Investment Income. An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividends and certain net gain from the disposition of property, less certain deductions. Investors are encouraged to consult their independent tax advisors with respect to this additional tax.

Foreign Account Tax Compliance Act. Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax will be imposed on certain payments to U.S. Holders (or to certain foreign financial institutions, investment funds, and other non-U.S. persons receiving such payments on a U.S. Holder’s behalf) and certain non-U.S. financial institutions that fail to comply with certain information-reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. Amounts that a U.S. Holder receives could be subject to withholding under FATCA if such U.S. Holder holds the common shares through another person (e.g., a foreign bank or broker) that is subject to withholding under FATCA because it fails to comply with these requirements (even if such U.S. Holder would not otherwise have been subject to withholding).

To avoid becoming subject to FATCA withholding, we and other non-U.S. financial institutions may be required to report information to the IRS regarding the holders of our common shares and to withhold on a portion of payments under the common shares to certain holders that fail to comply with the relevant information reporting requirements (or the holders of the common shares directly or indirectly through certain non-compliant intermediaries).

Withholding under FATCA would not apply to payments made with respect to our common shares before January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential impact of FATCA, the Luxembourg Intergovernmental Agreement and any non-U.S. legislation implementing FATCA on the investment in our common shares.

Non-U.S. Holders

Dividends. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends received on our common shares, unless the dividends are effectively connected with the holder’s conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment maintained by the holder in the U.S. or unless the holder is subject to backup withholding, as discussed below. Except to the extent otherwise provided under an applicable income tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Holder’s conduct of a trade or business in the U.S. Effectively connected dividends received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Taxation of Capital Gains. In general, a Non-U.S. Holder of common shares will not be subject to U.S. federal income or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of such common shares unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and if required by an applicable income tax treaty, is also attributable to a permanent establishment that the Non-U.S. Holder maintains in the U.S.), in which case, the Non-U.S. Holder will generally be subject to regular graduated rates in the same manner as a U.S. Holder, and if the Non-U.S. Holder is a corporation, may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments;

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale, exchange or other taxable disposition and meets certain other requirements, in which case the gain generally will be subject to a flat 30% tax that may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the U.S.); or

•	the Non-U.S. Holder is subject to backup withholding, as discussed below.

Backup Withholding and Information Reporting. In general, dividends on common shares, and the proceeds of a sale, exchange or other disposition of common shares for cash, paid within the U.S. or through certain U.S. related financial intermediaries to a U.S. Holder or a Non-U.S. Holder are subject to information reporting to the

IRS and may be subject to backup withholding unless the holder is an exempt recipient, is an exempt foreign person or, in the case of backup withholding, provides an accurate taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person and is not subject to backup withholding.

Backup withholding is not an additional tax. Generally, a holder may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by timely filing a refund claim with the IRS. The amount of any backup withholding withheld from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders are encouraged to consult their independent tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedures for obtaining exemptions.

You are encouraged to consult with your own independent tax advisor regarding the application of the U.S. federal income tax laws to your particular circumstances, as well as any additional tax consequences resulting from an investment in our common shares, including the applicability and effect of the tax laws of any state, local or non-U.S. jurisdiction, including estate, gift and inheritance tax laws.

Luxembourg Tax Considerations

The following is a summary discussion of certain Luxembourg tax considerations that may be applicable to U.S. Holders (defined below) as a result of owning or disposing of our common shares. This does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any of our common shares, and does not purport to include tax considerations that arise from rules of general application or that are generally assumed to be known to holders. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules.

It is not intended to be, nor should it be construed to be, legal or tax advice. The summary is not exhaustive and we strongly encourage shareholders to consult their own tax advisors as to the Luxembourg tax consequences of the ownership and disposition of our common shares. The summary applies only to U.S. Holders who will own our common shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their common shares in the capital of our common shares by virtue of an office or employment.

This discussion is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Act of December 4, 1967, as amended, the Municipal Business Tax Act of December 1, 1936, as amended, and the Net Wealth Tax Act of October 16, 1934, as amended (Vermögenssteuergesetz), and the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz) (the “Valuation Law”), to which we jointly refer to as the laws of the Grand-Duchy of Luxembourg, including the regulations promulgated thereunder, and published judicial decisions and administrative pronouncements, each as in effect on the date of this prospectus or with a known future effective date and is subject to any change in law or regulations or changes in interpretation or application thereof (and which may possibly have a retroactive effect). However, there can be no assurance that the Luxembourg tax authorities will not challenge any of the Luxembourg tax considerations described below; in particular, changes in law and/or administrative practice, as well as changes in relevant facts and circumstances, may alter the tax considerations described below. Prospective investors are encouraged to consult their own professional advisors as to the effects of state, local or foreign laws and regulations, including Luxembourg tax law and regulations, to which they may be subject.

For purposes of this summary, a “U.S. Holder” means any investor in our common shares who is a United States (“U.S.”) resident within the meaning of Article 4 of the double tax treaty of 3 April 1996 concluded between Luxembourg and the United States (the “Treaty”) and the Company is a Luxembourg resident within the meaning of Article 4 of the Treaty and entitled to all the benefits of the Treaty pursuant to Article 24 of the Treaty.

Tax Regime Applicable to Realized Capital Gains

U.S. Holders will be subject to the following Luxembourg tax treatment in relation to capital gains in the cases described below (among others):

•

An individual who is a U.S. Holder of common shares (and who does not have a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which the common shares are attributable) will not be subject to Luxembourg taxation on capital gains arising upon disposal of such common shares pursuant to Article 14(5) of the Treaty.

•

A corporate U.S. Holder, which has a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which our common shares are attributable, will be required to recognize capital gains (or losses as the case may be) on the sale of such common shares, which will be subject to Luxembourg corporate income tax and municipal business tax. However, gains realized on the sale of the common shares may benefit under certain conditions from the exemption provided for by Article 166 of the Luxembourg Income Tax and the Grand-Ducal Decree of December 21, 2001 (as amended) provided that at the time of the disposal of the common shares, among other things, (a) the corporate U.S. Holder (acting through its permanent representative or fixed place of business in Luxembourg) of common shares holds a stake representing at least 10% of our total share capital or a cost price of at least 6.0 million Euros (“€”) and (b) such qualifying shareholding has been held for an uninterrupted period of at least 12 months or the corporate U.S. Holder (acting through its permanent representative or fixed place of business in Luxembourg) undertakes to continue to own such qualifying shareholding until such time as the corporate U.S. Holder (acting through its permanent representative or fixed place of business in Luxembourg) has held at least 10% our common shares for an uninterrupted period of at least 12 months. In certain circumstances, the exemption may not apply in part or in full; for example, the capital gains exemption (for gains arising on an alienation of the common shares) does not apply up to the aggregate amount of previously tax deducted expenses and write-offs related to these common shares.

•

A corporate U.S. Holder, which has no permanent establishment or a permanent representation in Luxembourg to which the common shares are attributable, will not be subject to Luxembourg taxation on capital gains arising upon disposal of such common shares pursuant to Article 14 (5) of the Treaty.

Tax Regime Applicable to Distributions

Luxembourg Withholding Tax. A Luxembourg withholding tax of 15% (17.65% if the dividend tax is not withheld from the shareholder) is due on dividends and similar distributions to U.S. Holders (subject to the exceptions discussed under “—Exemption from Luxembourg Withholding Tax” and “—Reduction of Luxembourg Withholding Tax” below). Absent an exception, we will be required to withhold at such rate from distributions to U.S. Holders and pay such withheld amounts to the Luxembourg tax authorities.

Exemption from Luxembourg Withholding Tax. Dividends and similar distributions paid to U.S. Holders may under certain conditions be exempt from Luxembourg dividend withholding tax including, among other things, if: (a) the U.S. Holder is a qualifying corporate entity holding a stake representing at least 10% of our total share capital or which acquired the common shares for at least €1.2 million (or its equivalent amount in a foreign currency); and (b) the U.S. Holder has either held this qualifying stake in our capital for an uninterrupted period of at least 12 months at the time of the payment of the dividend or undertakes to continue to own such qualifying shareholding until such time as it has held the common shares for an uninterrupted period of at least 12 months. Based on the above, the U.S. Holder will be a qualifying corporate entity for the exemption if it is a collective entity fully subject to a tax in the U.S. that corresponds to Luxembourg corporate income tax.

Under current Luxembourg tax law, payments to shareholders in relation to a reduction of share capital or share premium are not subject to Luxembourg dividend withholding tax if certain conditions are met, including, for example, the condition that we do not have distributable reserves or profits. If we have, at the time of the payment to U.S. Holders with respect to their common shares, distributable reserves or profits, a distribution of share capital or share premium will be recharacterized for Luxembourg tax purposes as a distribution of such reserves or earnings subject to withholding tax. Based on this treatment under Luxembourg law, if certain conditions are met, it can be expected that a substantial amount of potential future payments to be made by us to U.S. Holders may not be subject to Luxembourg withholding tax.

Reduction of Luxembourg Withholding Tax. Corporate U.S. Holders may claim application of a reduced Luxembourg dividend withholding tax at a rate of 5% under Article 10(2)(a)(i) of the Treaty, if such U.S. Holders beneficially own at least 10% of our voting stock without any minimum holding period.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a U.S. Holder with respect to the common shares unless the common shares are attributable to an enterprise or part thereof that is carried on through a permanent establishment, a fixed place of business or a permanent representative in Luxembourg, in which case an exemption may apply based on Paragraph 60 of the Valuation Law.

Registration Tax/Stamp Duty

No registration tax or stamp duty will be payable by a U.S. Holder of common shares in Luxembourg solely upon the disposal of common shares by sale or exchange.

Estate and Gift Taxes

No estate or inheritance tax is levied on the transfer of common shares upon the death of a U.S. Holder of common shares in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes, and no gift tax is levied upon a gift of common shares if the gift is not passed before a Luxembourg notary or recorded in a deed registered in Luxembourg.

The Luxembourg tax considerations summarized above are for general information only. Each Pacific Drilling S.A. shareholder is encouraged to consult his, her or its tax advisor as to the particular consequences that may apply to such shareholder.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our common shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our common shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the common shares, whether or not the options are listed on an options exchange;

•	through loans or pledges of the common shares to a broker-dealer or an affiliate thereof and sold by any pledge or assignee upon the foreclosure of such common shares;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common shares;

•	through the distribution by any selling shareholder to its partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified amount of our common shares at a stipulated price per share. If the broker-dealer is unable to sell the common shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire common shares as principals may thereafter resell the common shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also short sell common shares and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent available, the selling shareholders may also sell common shares pursuant to Rule 144 under the Securities Act.

We do not know of any arrangements by the selling shareholders for the sale of our common shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ common shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ common shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

Under the Registration Rights Agreement, we agreed to register the common shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. See “Description of Share Capital—Registration Rights Agreement” for additional information.

We will not receive any proceeds from sales of any common shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

SHARES ELIGIBLE FOR FUTURE SALE

Our common shares are listed on the NYSE. Previously, our common shares were listed on the NYSE from November 11, 2011 until September 12, 2017. Thereafter, they were traded on the over-the-counter market until, after the Plan Effective Date, we relisted our common shares on the NYSE and they began trading on the NYSE on December 18, 2018 under the symbol “PACD.” We cannot make any prediction as to the effect, if any, that sales of our common shares, or the availability of common shares for sale in the public market, will have on the market price of our common shares. The market price of our common shares could decline because of the sale of a large number of common shares or the perception that such sales could occur. These factors could also make it more difficult for you to sell your common shares at a time and price that you deem appropriate. We will have no input as to if and when any of the selling shareholders may, or may not, elect to sell their common shares or the prices at which any such sales may occur.

Approximately 73% of our issued and outstanding common shares are being registered for resale pursuant to the registration statement of which this prospectus forms a part. The number of our outstanding common shares will not change as a result of sales of our common shares pursuant to the registration statement of which this prospectus forms a part.

Securities Issued Upon Emergence from Chapter 11 Bankruptcy

On the Plan Effective Date, pursuant to the Plan, the Company issued an aggregate of approximately 82.5 million common shares, of which approximately 7.5 million shares were reserved for issuance under the 2018 Stock Plan. Accordingly, on the Plan Effective Date, the Company had issued and outstanding approximately 75.0 million common shares. More specifically, on the Plan Effective Date, the Company issued:

•

24,416,442 common shares (or, approximately 32.6% of the outstanding shares) to holders of the Company’s Term Loan B, 2017 Notes and 2020 Notes in exchange for their claims, pursuant to Section 1145(a)(1) of the Bankruptcy Code, which generally exempts from the registration requirements of the Securities Act the issuance of securities under a plan of reorganization principally in exchange for a claim against or an interest in the debtor;

•

44,174,136 common shares (or, approximately 58.9% of the outstanding shares) to holders of Term Loan B notes, 2017 Notes and 2020 Notes who subscribed in the Company’s $460.0 million equity rights offering, pursuant to Section 1145(a)(1) of the Bankruptcy Code, described above, or Section 4(a)(2) of the Securities Act, which exempts from the registration requirements of the Securities Act the offer and sale of securities by the issuer not involving any public offering;

•

3,841,229 common shares (or, approximately 5.1% of the outstanding shares) to its former majority shareholder Quantum Pacific (Gibraltar) Limited in a $40.0 million private placement, pursuant to Regulation S under the Securities Act, which exempts from the registration requirements of the Securities Act certain offshore transactions involving a sale of stock to non-U.S. persons outside of the United States; and

•

2,566,056 common shares (or approximately 3.4% of the outstanding shares) to members of the Ad Hoc Group in payment of their fee under the Equity Commitment Agreement, pursuant to Section 4(a)(2) of the Securities Act.

Shares Issued Pursuant to Our 2018 Stock Plan

On November 28, 2018, the board of directors approved our 2018 Stock Plan, pursuant to which we may issue up to an aggregate of 7.5 million common shares to 2018 Stock Plan participants pursuant to various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. On November 28, 2018, we registered the common shares issuable under the 2018 Stock Plan with the SEC on a Form S-8, and effective December 12, 2018, our board of directors approved the issuance of an aggregate of 39,614 common shares to 269 participants as stock bonus awards, of which 8,061 shares were withheld for the payment of taxes resulting in a net of 31,553 common shares to be issued. Common shares issued under our 2018 Stock Plan will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to our affiliates.

Resale of Restricted Securities

Other than as described below with respect to the shares issued pursuant to an exemption from registration under Section 1145(a)(1) of the Bankruptcy Code, pursuant to an exemption from registration under Regulation S and pursuant to our 2018 Stock Plan, substantially all of our remaining outstanding common shares are deemed “restricted securities” as such term is defined under Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.

Common Shares Issued Pursuant to Section 1145(a)(1) of the Bankruptcy Code

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if certain requirements are satisfied. Common shares issued pursuant to Section 1145(a)(1) of the Bankruptcy Code may be resold without registration unless the seller is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered or sold under the plan of reorganization for holders of those securities;

•

offers to buy securities offered or sold under the plan of reorganization from the holders of such securities, if the offer to buy is (i) with a view to the distribution of such securities and (ii) under an agreement made in connection with the plan of reorganization, with the consummation of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	is an “affiliate” of the issuer.

To the extent a person is deemed to be an “underwriter,” resales by such person would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our common shares without registration if they are able to comply with the provisions of Rule 144, as described further below.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to any applicable distribution compliance period under Regulation S, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates.

In addition, subject to certain limitations, holders of our restricted securities who are not our affiliates, or who are our affiliates solely by virtue of their status as an officer or director of our Company, may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted securities by an officer or director who is an affiliate of our Company solely by virtue of holding such position, no selling concession, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted securities who is an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Registration Rights Agreement

On November 19, 2018, we entered into a Registration Rights Agreement with the Abrams Parties, the Avenue Parties, the Fidelity Parties, the Highbridge Parties, the SVP Parties, the Whitebox Parties and Quantum Pacific (Gibraltar) Limited, pursuant to which we granted registration rights with respect to our common shares owned by them. For more information, see “Description of Share Capital—Registration Rights Agreement.”

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least six months would be entitled to sell their common shares provided that, at the time of a sale, such person is not, and has not been during the three months preceding the sale, our affiliate, subject to the availability of current public information about us. Rule 144 defines an affiliate of an issuer as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Persons who are our affiliates and have beneficially owned restricted shares for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the number of common shares then outstanding; or

•	the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling common shares on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common shares will be passed upon for us by Wildgen S.A. The description of certain Luxembourg tax considerations under the heading “Certain Taxation Considerations—Luxembourg Tax Considerations” will be passed upon for us by Wildgen S.A. and the description of certain U.S. federal income tax considerations under the heading “Certain Taxation Considerations—U.S. Federal Income Tax Considerations” will be passed upon for us by Jones Walker LLP.

EXPERTS

The consolidated financial statements of Pacific Drilling S.A. and its subsidiaries as of December 31, 2017 and 2016, and each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2017 consolidated financial statements contains an explanatory paragraph that states the Company has suffered recurring losses from operations, is in violation of its debt covenants, and is facing risks and uncertainties surrounding its Chapter 11 proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EXPENSES OF THE REGISTRATION

The following table sets forth all expenses payable by us in connection with this registration. All the amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$99,559
Legal fees and expenses	150,000
Accounting fees and expenses	10,000
Miscellaneous expenses	8,000

Total	$267,559

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited liability company organized under the laws of the Grand Duchy of Luxembourg, and as a result, it may be difficult for investors to effect service of process within the U.S. upon us or to enforce judgments against us obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the U.S. To the extent one or more members of our board of directors, our senior management or the experts named in this prospectus reside outside the U.S. and/or a substantial portion of the assets of those persons are or may be located outside the U.S., it may not be possible for you to effect service of process within the U.S. upon, or to enforce judgments obtained in U.S. courts against, these individuals in the U.S., including judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Awards of punitive damages in actions brought in the U.S. or elsewhere are generally not enforceable in Luxembourg. Penalty clauses and similar clauses on damages or liquidated damages may be allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

There is no treaty in force on the reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters, between the U.S. and the Grand Duchy of Luxembourg. There is uncertainty as to whether the courts of Luxembourg would automatically recognize and enforce final judgments of U.S. courts obtained against us predicated upon the civil liability provisions of the U.S. federal securities laws.

A party who received a favorable and valid judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment by the District Court (Tribunal d’Arrondissement) pursuant to the applicable provisions of the New Luxembourg Code of Civil Procedure. Prior to any enforcement in Luxembourg, the enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject to the procedural rules and conditions set forth in the New Luxembourg Code of Civil Procedure, as in effect from time to time, which rules and conditions may include as of the date of this prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude a la loi).

It cannot be excluded that awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages) would not be recognized by Luxembourg courts. Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered as a penalty.

In addition, actions brought in a Luxembourg court against us or the members of our board of directors, our other officers and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. Litigation in Luxembourg also is subject to rules of procedure that differ from U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg must be conducted in either French or German, and thus, all documents submitted to the court must be translated into either French or German.

There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party, and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims to another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is in our view likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.

A contractual provision allowing service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors, our senior management and the experts named in this prospectus. In addition, even if a judgment is obtained against the Company, the non-U.S. members of our board of directors, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, of which this prospectus forms a part, on Form F-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits filed with the registration statement. You should read the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement for a more complete description of the matter involved.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and accordingly we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Because we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, namely, the rules prescribing the furnishing and content of proxy statements to shareholders and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our SEC filings, including the registration statement of which this prospectus forms a part, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus. Our SEC filings are also available to the public on our website at http://www.pacificdrilling.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this registration statement or the documents incorporated by reference in this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or a prospectus supplement.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

•	Report on Form 6-K filed with the SEC on May 23, 2018 (quarterly report for the quarter ended March 31, 2018);

•	Report on Form 6-K filed with the SEC on August 14, 2018 (quarterly report for the quarter ended June 30, 2018);

•	Report on Form 6-K filed with the SEC on December 4, 2018 (quarterly report for the quarter ended September 30, 2018);

•	Report on Form 6-K filed with the SEC on May 2, 2018 (notice and proxy statement for the Company’s 2018 Annual General Meeting of Shareholders);

•	Report on Form 6-K filed with the SEC on May 23, 2018 (resolutions adopted at the Company’s 2018 Annual General Meeting of Shareholders);

•

Reports on Form 6-K filed with the SEC on September 6, 2018, September 12, 2018, September 13, 2018 and September 28, 2018 (furnishing certain information related to the issuance of the First Lien Notes and Second Lien PIK Notes);

•	Report on Form 6-K filed with the SEC on October 9, 2018 (notice and proxy statement for the Company’s Extraordinary General Meeting of Shareholders held October 25, 2018);

•

Report on Form 6-K filed with the SEC on October 26, 2018 (resolutions adopted at the Company’s Extraordinary General Meeting of Shareholders held October 25, 2018 and notice and proxy statement for the Company’s Extraordinary General Meeting of Shareholders held November 5, 2018);

•

Report on Form 6-K filed with the SEC on November 9, 2018 (resolutions adopted at the Company’s Extraordinary General Meeting of Shareholders held November 5, 2018, notice and proxy statement for the Company’s Extraordinary General Meeting of Shareholders held November 19, 2018 and furnishing certain information in connection with our Chapter 11 bankruptcy and the Plan); and

•

Reports on Form 6-K filed with the SEC on June 5, 2018, June 18, 2018, June 25, 2018, July 17, 2018, August 1, 2018, August 20, 2018, September 4, 2018, September 6, 2018, October 1, 2018, October 24, 2018, November 5, 2018 and November 20, 2018 (furnishing certain information in connection with our Chapter 11 bankruptcy and the Plan).

You may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to us at the following address: Pacific Drilling S.A., Attention: Investor Relations, 11700 Katy Freeway, Suite 175, Houston, Texas 77079; telephone (832) 255-0519.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Pacific Drilling S.A.

54,762,877 Common Shares

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Our Articles provide that our directors may not be held personally liable by reason of their mandate for any commitment validly made in the Company’s name, provided those commitments comply with our Articles and Luxembourg law.

Pursuant to our Articles, the Company must, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against any damages and/or compensation to be paid and any costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offense.

In case of settlement, the current or former director or officer will only be entitled to indemnification under our Articles, provided that (i) the Company’s board of directors shall have determined in good faith that the defendant’s actions did not constitute willful and deliberate violations of the law and shall have obtained relevant legal advice to that effect; and (ii) notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

We have indemnity agreements with each of the Company’s directors and senior management. The indemnity agreements supplement the indemnification rights for the directors and officers under our Articles, and provide, among other things, for mandatory indemnification against liabilities as well as mandatory advancement and reimbursement of all reasonable expenses that may be incurred by the indemnitees in various legal proceedings arising out of their service as directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and as permitted by Luxembourg law, including any amendments thereto. The indemnity agreements also set out the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for enforcement of indemnification rights, the limitations on indemnification and requirements relating to the notice and defense of claims for which indemnification is sought.

In addition, the terms of the Plan provide for the indemnification of the officers and directors of the Company for any claims arising out of any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any awards granted thereunder.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Articles, agreement, vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We currently have and expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Recent Sales of Unregistered Securities.

On September 26, 2018, pursuant to the Plan, Pacific Drilling First Lien Escrow Issuer Limited, a wholly-owned special purpose subsidiary of the Company, issued $750,000,000 in aggregate principal amount of its 8.375% First Lien Notes due 2023 (the “First Lien Notes”) pursuant to Section 4(a)(2) of the Securities Act, which exempts from the registration requirements of the Securities Act the offer and sale of securities by the issuer, not involving any public offering. The First Lien Notes were resold by the initial purchaser pursuant to Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.

On September 26, 2018, pursuant to the Plan, Pacific Drilling Second Lien Escrow Issuer Limited, a wholly-owned special purpose subsidiary of the Company, issued $273,600,000 in aggregate principal amount of its 11.000% / 12.000% Second Lien PIK Notes due 2024 (the “Second Lien PIK Notes”), pursuant to Section 4(a)(2) of the Securities Act. The Second Lien PIK Notes were resold by the initial purchaser pursuant to Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.

On the Plan Effective Date, pursuant to the Plan, the Company issued:

•

24,416,442 common shares (or, approximately 32.6% of the outstanding shares) to holders of the Company’s Term Loan B, 2017 Notes and 2020 Notes in exchange for their claims, pursuant to Section 1145(a)(1) of the Bankruptcy Code, which generally exempts from the registration requirements of the Securities Act the issuance of securities under a plan of reorganization principally in exchange for a claim against or an interest in the debtor;

•

44,174,136 common shares (or, approximately 58.9% of the outstanding shares) to holders of Term Loan B notes, 2017 Notes and 2020 Notes who subscribed in the Company’s $460.0 million equity rights offering, pursuant to Section 1145(a)(1) of the Bankruptcy Code, described above, or Section 4(a)(2) of the Securities Act, which exempts from the registration requirements of the Securities Act the offer and sale of securities by the issuer not involving any public offering;

•

3,841,229 common shares (or, approximately 5.1% of the outstanding shares) to its former majority shareholder Quantum Pacific (Gibraltar) Limited in a $40.0 million private placement, pursuant to Regulation S under the Securities Act, which exempts from the registration requirements of the Securities Act certain offshore transactions involving a sale of stock to non-U.S. persons outside of the United States; and

•

2,566,056 common shares (or approximately 3.4% of the outstanding shares) to members of an ad hoc group of holders of the Term Loan B notes, 2017 Notes and 2020 Notes in payment of their fee under the Equity Commitment Agreement, pursuant to Section 4(a)(2) of the Securities Act.

The Company used the net proceeds from the issuance of the First Lien Notes, Second Lien PIK Notes, and common shares to repay all of its pre-petition indebtedness that was not equitized pursuant to the Plan, to repay post-petition indebtedness incurred under its debtor-in-possession financing, to pay certain fees and expenses, and to provide funds for general corporate purposes.

Item 8. Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit No.	Description
2.1	Modified Fourth Amended Joint Plan of Reorganization for Pacific Drilling S.A. and Certain of Its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 746], dated October 31, 2018 (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed on November 5, 2018, File No. 001-35345)

3.1	Coordinated Articles of Association of Pacific Drilling S.A., dated November 19, 2018 (incorporated by reference to Exhibit 1.1 of the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.1	Governance Agreement by and among Pacific Drilling S.A. and certain shareholders party thereto dated as of November 19, 2018 (incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 6-K filed November 20, 2018, File No. 001-35345)

4.2	Registration Rights Agreement dated as of November 19, 2018 by and among the Company and the shareholders party thereto (incorporated by reference to Exhibit 2.2 to the Company’s Report on Form 6-K filed November 20, 2018, File No. 001-35345)

4.3	Indenture, dated September 26, 2018, between Pacific Drilling First Lien Escrow Issuer Limited and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.4	Form of 8.375% First Lien Note due 2023 (incorporated by reference to Exhibit 1 to Appendix of Exhibit 99.1 of the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.5	First Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A. and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 2.3 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.6	Second Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A., the Guarantors named therein and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 2.4 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.7	Indenture, dated September 26, 2018, between Pacific Drilling Second Lien Escrow Issuer Limited and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.8	Form of 11.000% / 12.000% Second Lien PIK Note due 2024 (incorporated by reference to Exhibit 1 to Appendix of Exhibit 99.3 of the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.9	First Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A. and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 2.5 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

Exhibit No.	Description

4.10	Second Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A., the Guarantors named therein and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 2.6 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.11	Intercreditor Agreement, dated as of November 19, 2018, between Wilmington Trust, National Association, in its capacity as First Lien Collateral Agent, and Wilmington Trust, National Association, in its capacity as Junior Lien Collateral Agent, and acknowledged and agreed to by the Company and the Grantors named therein (incorporated by reference to Exhibit 2.7 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

5.1*	Opinion of Wildgen S.A., as to the legality of the securities being registered

8.1*	Opinion of Jones Walker LLP, regarding certain U.S. federal income tax considerations

8.2*	Opinion of Wildgen S.A., regarding certain Luxembourg tax considerations

10.1	Commitment Agreement (Equity), dated as of September 27, 2018, among Pacific Drilling S.A., the Commitment Parties party thereto, the Reserve Parties party thereto, and Quantum Pacific (Gibraltar) Limited (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K filed on October 1, 2018, File No. 001-35345)

10.2	Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on November 28, 2018, File No. 333-228582)

21.1	Subsidiaries of Pacific Drilling S.A. (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report for the fiscal year ended December 31, 2017 on Form 20-F filed on April 2, 2018, File No. 001-35345)

23.1*	Consent of KPMG LLP

23.2*	Consent of Wildgen S.A. (included in Exhibit 5.1)

23.3*	Consent of Jones Walker LLP (included in Exhibit 8.1)

23.4*	Consent of Wildgen S.A. (included in Exhibit 8.2)

24.1*	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement)

99.1	Order Confirming the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, as entered by the Bankruptcy Court on November 2, 2018 [Docket No. 746] (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed on November 5, 2018, File No. 001-35345)

*	Filed with this registration statement.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 18, 2018.

PACIFIC DRILLING S.A.

By:	/s/ Bernie G. Wolford Jr.
Name:	Bernie G. Wolford Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernie G. Wolford Jr. or Johannes P. Boots, or either one of them (with full power in each to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bernie G. Wolford Jr. Bernie G. Wolford Jr.	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2018

/s/ Johannes P. Boots Johannes P. Boots	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 18, 2018

/s/ Richard E. Tatum Richard E. Tatum	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 18, 2018

/s/ W. Matt Ralls W. Matt Ralls	Chairman of the Board of Directors	December 18, 2018

/s/ Daniel Han Daniel Han	Director	December 18, 2018

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Signature	Title	Date

/s/ Donald Platner Donald Platner	Director	December 18, 2018

/s/ Kiran Ramineni Kiran Ramineni	Director	December 18, 2018

/s/ David Weinstein David Weinstein	Director	December 18, 2018

/s/ John V. Simon John V. Simon	Director	December 18, 2018

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of Pacific Drilling S.A. in the United States, has signed the Registration Statement in the City of Houston, State of Texas on December 18, 2018.

By:	/s/ Lisa Manget Buchanan
Name:	Lisa Manget Buchanan
Title:	SVP, General Counsel and Secretary

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